Filed Pursuant to Rule 424(b)(3)
Registration No. 333-236339

CIM INCOME NAV, INC.
SUPPLEMENT NO. 6 DATED NOVEMBER 30, 2020
TO THE PROSPECTUS DATED AUGUST 7, 2020
This document supplements, and should be read in conjunction with, the prospectus of CIM Income NAV, Inc. dated August 7, 2020. This Supplement No. 6 supersedes and replaces all previous supplements to the prospectus. On November 13, 2020, we filed with the United States Securities and Exchange Commission (the “SEC”) our Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2020 (the “10-Q”). The 10-Q (excluding the exhibits thereto) is attached as Annex A to this Supplement No. 6. Unless otherwise defined in this supplement, capitalized terms used in this supplement shall have the same meanings as set forth in the prospectus, as supplemented.
The purpose of this supplement is to describe the following:

(1)	the status of the offering of shares of CIM Income NAV, Inc.;
(2)	the transaction price for each class of our common stock as of December 1, 2020;
(3)	the calculation of the net asset value (“NAV”) per share as of October 31, 2020;
(4)	recent real property acquisitions, dispositions and debt;
(5)	updates to the “Risk Factors” section of our prospectus;
(6)	selected financial data;
(7)	updates to our valuation policies;
(8)	information regarding our calculation of total operating expenses;
(9)	compensation, fees, and reimbursements paid or payable to our advisor and its affiliates as of and for the nine months ended September 30, 2020 and the year ended December 31, 2019;
(10)	updates to our distributions and share redemptions disclosure as of September 30, 2020; and
(11)	our updated financial statements and Management’s Discussion and Analysis of Financial Condition and Results of Operations, as disclosed in the 10-Q, attached hereto as Annex A.
OPERATING INFORMATION
Status of Our Public Offering
The registration statement for our initial public offering of $4,000,000,000 in shares of common stock was declared effective by the U.S. Securities and Exchange Commission on December 6, 2011 and was subsequently superseded by registration statements declared effective on August 26, 2013, February 10, 2017 and August 7, 2020. We are offering up to $3,500,000,000 in shares of common stock pursuant to our primary offering, consisting of four classes of shares of common stock: D Shares, T Shares, S Shares and I Shares. We are also offering $500,000,000 in shares pursuant to our distribution reinvestment plan. We are offering to sell any combination of D Shares, T Shares, S Shares and I Shares with a dollar value up to the maximum offering amount. As of the date of this supplement, we had accepted investors’ subscriptions for, and issued, approximately 48.7 million shares of our common stock since the commencement of our initial offering (including shares issued pursuant to our distribution reinvestment plan), resulting in gross proceeds to us of approximately $876.8 million.
We are structured as a perpetual-life, non-exchange traded REIT. This means that, subject to ongoing regulatory approval of our filing for additional offerings, we will be selling shares of our common stock on a continuous basis and for an indefinite period of time. We will endeavor to take all reasonable actions to avoid interruptions in the continuous offering of our shares of common stock. There can be no assurance, however, that we will not need to suspend our continuous offering. The offering must be registered in every state in which we offer or sell shares. Generally, such registrations are for a period of one year. Thus, we may have to stop selling shares in any state in which our registration is not renewed or otherwise extended annually. We reserve the right to terminate this offering as well as to renew, extend or terminate our registration at any time.

Transaction Price
The transaction price for each share class of our common stock for subscriptions accepted, and distribution reinvestment plan issuances, as of December 1, 2020, and redemptions as of November 30, 2020, is as follows:

Share Class	Transaction Price (per share)
D Shares	$16.83
T Shares	$16.40
S Shares	$16.38
I Shares	$17.11
The transaction price for each of our share classes is equal to such class’s NAV per share as of October 31, 2020. The purchase price of our common stock for each share class in our primary offering equals the transaction price of such class, plus applicable upfront selling commissions and dealer manager fees.
NAV Per Share as of October 31, 2020
We calculate NAV per share in accordance with the valuation policies approved by our board of directors. Our NAV per share, which is updated as of the last business day of each month, is posted on our website at www.cimgroup.com/investment-strategies/individual/inav#summary and is made available on our toll-free, automated information line at 866-907-2653. The December 1, 2020 transaction price is being determined based on our NAV as of October 31, 2020. Please refer to the “Valuation Policies” section in our prospectus, as supplemented, for a more detailed description of our valuation procedures, including important disclosure regarding real property valuations provided by the independent valuation expert. All parties engaged by us in the calculation of our NAV, including our advisor, are subject to the oversight of our board of directors. Generally, all of our real properties are appraised once each calendar year by the independent valuation expert and our real estate related liabilities are valued quarterly. The following table sets forth the components of total NAV as of October 31, 2020 and September 30, 2020:

	As of
Components of NAV	October 31, 2020	September 30, 2020
Investments in real estate	$887,330,000	$887,330,000
Investment in CIM UII Onshore	46,454,835	46,454,835
Acquisition expenses and deferred financing costs	1,434,743	1,954,577
Cash, marketable securities and other assets	34,622,109	53,686,322
Outstanding debt	(455,199,948)	(473,260,886)
Accrued performance fee	—	—
Accrued stockholder servicing fee	(219,073)	(213,170)
Subscriptions received in advance	(3,922,205)	(2,326,461)
Accrued liabilities	(6,617,304)	(6,984,576)
Net asset value	$503,883,157	$506,640,641
Number of outstanding shares	30,277,721	30,385,309

The following table provides a breakdown of our total NAV and NAV per share by share class as of October 31, 2020 and September 30, 2020:

	D Shares	T Shares	S Shares	I Shares	Total
Net asset value as of October 31, 2020	$259,938,235	$227,041,530	$120,097	$16,783,295	$503,883,157
Number of outstanding shares as of October 31, 2020	15,446,788	13,842,627	7,330	980,976	30,277,721
NAV per share as of October 31, 2020	$16.83	$16.40	$16.38	$17.11

Net asset value as of September 30, 2020	$261,898,747	$228,251,521	$119,792	$16,370,581	$506,640,641
Number of outstanding shares as of September 30, 2020	15,536,095	13,886,467	7,296	955,451	30,385,309
NAV per share as of September 30, 2020	$16.86	$16.44	$16.42	$17.13
2

For single-tenant properties with fewer than eight years of remaining lease term and anchored shopping centers, and certain other properties, our independent valuation expert calculated estimated market values by using a discounted cash flow analysis, which may have been the sole valuation approach or used in combination with a direct capitalization methodology. Set forth below are the weighted averages of the key assumptions in the discounted cash flow methodology used in the October 31, 2020 valuations, based on property type.

Property Type	Discount Rate	Exit Capitalization Rate
Anchored Shopping Center	8.32%	7.69%
Retail	8.15%	7.66%
Industrial	7.76%	7.23%
Office	7.88%	7.15%
For single-tenant properties with greater than eight years of remaining lease term, and certain other properties, our independent valuation expert calculated estimated market values by using a direct capitalization cash flow analysis, which may have been the sole valuation approach or used in combination with the discounted cash flow methodology.

Set forth below are the weighted averages of the implied capitalization rate, using net operating income over the direct capitalization value, used in the October 31, 2020 valuations, based on property type.

Property Type	Implied Overall Capitalization Rate
Anchored Shopping Center	7.59%
Retail	6.90%
Industrial	6.75%
Office	6.79%

As previously disclosed, we are continuing to monitor and assess the impacts that the outbreak of the current novel coronavirus (“COVID-19”) may have on our business, tenants and operating partners. The impact of the COVID-19 outbreak and the associated “shelter-in-place” or “stay-at-home” orders or other quarantine mandates or public health guidance issued by local, state or federal authorities has adversely affected a number of our tenants’ businesses. The extent to which the COVID-19 pandemic continues to impact our operations and those of our tenants will depend on future developments, which are highly uncertain and cannot be predicted with confidence, including the scope, severity and duration of the pandemic, the actions taken to contain the pandemic or mitigate its impact, and the direct and indirect economic effects of the pandemic and containment measures, among others.

As of November 18, 2020, we have collected approximately 99% of rental payments billed to tenants during the month of October 2020. Additionally, as of November 18, 2020, we have collected 99% of rental payments billed to tenants during the month of November 2020.
PROSPECTUS UPDATES
Recent Real Property Acquisitions, Dispositions and Debt
The following information supplements, and should be read in conjunction with, the sections of our prospectus captioned “Prospectus Summary — Description of Real Estate Assets” beginning on page 23 of the prospectus and “Investment Objectives, Strategy and Policies — Real Property Acquisitions” beginning on page 86 of the prospectus, and describes our real estate holdings as of November 5, 2020, and the activity that occurred subsequent to the activity as of June 30, 2020 previously disclosed in our prospectus.
Description of Real Estate Assets
As of November 5, 2020, we, through separate wholly-owned limited liability companies and limited partnerships, owned 125 properties, acquired for an aggregate purchase price of $884.6 million, located in 34 states, consisting of four anchored shopping centers, 99 retail, 11 industrial and distribution, and 11 office properties, comprising approximately 5.3 million gross rentable square feet of commercial space, including the square feet of buildings that are on land subject to ground leases. We disposed of one anchored shopping center for an aggregate sales price of $8.1 million, resulting in net proceeds of $7.7 million after closing costs and a net gain of $398,000, and did not acquire any properties, between July 1, 2020 and November 5, 2020.

3

The following information supersedes and replaces the section of our prospectus captioned “Investment Objectives, Strategy and Policies — Tenant Lease Expirations” on page 97 of the prospectus.
Tenant Lease Expirations
The following table sets forth the aggregate lease expirations for our properties acquired as of October 31, 2020, for each of the next 10 years and thereafter, assuming no renewal options are exercised. For purposes of the table, the Total Annual Base Rent Expiring column represents annualized rental revenue, on a straight-line basis, for the leases that expire during the respective year.

	Number of Leases Expiring	Square Feet Expiring	Total Annual Base Rent Expiring	% of Total Annual Base Rent
Remainder of 2020	—	—	$—	—%
2021	—	—	—	—%
2022	3	16,110	249,161	*
2023	10	132,185	1,360,929	2%
2024	15	263,156	3,611,669	6%
2025	9	220,445	3,276,228	5%
2026	16	425,562	4,654,032	7%
2027	12	519,157	7,656,677	12%
2028	10	262,292	4,240,525	7%
2029	8	548,274	4,552,243	7%
Thereafter	58	2,788,042	34,068,104	54%
	141	5,175,223	$63,669,568	100%
________________
* Represents less than 1% of the total annual base rent.
Debt
The following information supersedes and replaces the section of our prospectus captioned “Investment Objectives, Strategy and Policies — Placement of Debt on Certain Real Property Acquisitions — Net Debt Leverage Ratio” on page 97 of the prospectus.
Net Debt Leverage Ratio
As of September 30, 2020, our ratio of debt to total gross assets net of gross intangible lease liabilities was 51.9%, and our ratio of debt to the fair market value of our gross assets net of gross intangible lease liabilities was 53.3%. Fair market value is based on the estimated market value of our real estate assets as of September 30, 2020 used to determine our estimated NAV per share.
Our management reviews net debt as part of its management of our overall liquidity, financial flexibility, capital structure and leverage, and we therefore believe that the presentation of net debt provides useful information to stockholders. Net debt is a non-GAAP measure used to show our outstanding principal debt balance, excluding certain GAAP adjustments, such as financing and issuance costs and related accumulated amortization, less all cash and cash equivalents. As of September 30, 2020, our net debt leverage ratio, which is the ratio of net debt to total gross real estate assets net of gross intangible lease liabilities, was 48.2%.
The following table provides a reconciliation of the credit facility and notes payable, net balance, as reported on our condensed consolidated balance sheet, to net debt as of September 30, 2020 (dollar amounts in thousands):

Balance as of September 30, 2020
Credit facility and notes payable, net	$471,457
Deferred costs, net (1)	1,502
Less: Cash and cash equivalents	(33,449)
Net debt	$439,510
Gross real estate assets, net (2) and investment in CIM UII Onshore	$911,225
Net debt leverage ratio	48.2%
———————————
(1)    Deferred costs relate to mortgage notes payable and the term portion of the credit facility.
(2)    Net of gross intangible lease liabilities.
4

Risk Factors
The following information supersedes and replaces the section of our prospectus captioned “Risk Factors — Risks Related to an Investment in CIM Income NAV, Inc. — We have paid, and may continue to pay, some or all of our distributions, and fund some or all redemptions, from sources other than cash flows from operations, including borrowings, proceeds from asset sales or the sale of securities, which may reduce the amount of capital we ultimately deploy in our real estate operations and may negatively impact the value of our common stock” on page 38 of the prospectus.
We have paid, and may continue to pay, some or all of our distributions, and fund some or all redemptions, from sources other than cash flows from operations, including borrowings, proceeds from asset sales or the sale of securities, which may reduce the amount of capital we ultimately deploy in our real estate operations and may negatively impact the value of our common stock.
To the extent that cash flows from operations are insufficient to pay our distributions or fund redemptions, we may pay all or some of our distributions and fund all or some of our redemptions from borrowings by the REIT, proceeds from asset sales or the sale of our securities. We have no limits on the amounts we may use to pay distributions from sources other than cash flows from operations. The payment of distributions and redemptions from sources other than cash flows from operations may reduce the amount of proceeds available for acquisitions, negatively impact the value of our common stock and reduce the overall return. We expect that, from time to time, we may declare distributions and/or fund redemptions that exceed our cash flows from operations and in anticipation of future cash flows.
As of September 30, 2020, cumulative since inception, we have declared $133.2 million of distributions and we have paid $130.8 million, of which $68.4 million was paid in cash and $62.4 million was reinvested in shares of our common stock pursuant to the distribution reinvestment plan. Our net loss for the nine months ended September 30, 2020 was $13.1 million and our net income for the year ended December 31, 2019, and as of September 30, 2020, cumulative since inception, was $14.8 million and $12.5 million, respectively. The following table presents distributions and the source of distributions for the periods indicated below (dollars in thousands):

	Nine Months Ended September 30, 2020		Year Ended December 31, 2019			As of September 30, 2020, Cumulative Since Inception
	Amount	Percent	Amount		Percent	Amount	Percent
Distributions paid in cash	$10,760	52%	$16,816		51%	$68,353	52%
Distributions reinvested	9,890	48%	16,201		49%	62,434	48%
Total distributions	$20,650	100%	$33,017		100%	$130,787	100%

Source of distributions:
Net cash provided by operating activities (1)	$20,650	100%	$33,017	(2)	100%	$130,787	100%
Total sources	$20,650	100%	$33,017		100%	$130,787	100%
———————————
(1)Net cash provided by operating activities for the nine months ended September 30, 2020 and the year ended December 31, 2019, and as of September 30, 2020, cumulative since inception, was $23.6 million, $32.5 million and $133.7 million, respectively.
(2)Our distributions for the year ended December 31, 2019 were fully covered by cash flows from operating activities, including cash flows from prior periods of $471,000.
The following information supersedes and replaces the section of our prospectus captioned “Risk Factors – Risks Related to Conflicts of Interest – The termination or replacement of our advisor could trigger an event under our mortgage loans for some of our properties and the credit agreement governing for any line of credit we obtain” on page 43 of the prospectus.

The termination or replacement of our advisor could trigger an event under our mortgage loans for some of our properties and the credit agreement governing for any line of credit we obtain.
Lenders may request provisions in the loan documentation that would make the termination or replacement of our advisor, without first obtaining the prior consent of the lender, an event of default. Notwithstanding the foregoing, our board of directors has adopted a resolution stating that we shall be permitted to enter into a mortgage or other loan that contains provisions making the termination or replacement of our advisor, without first obtaining the prior consent of the lender, an event of default only if such mortgage or other loan is approved by a majority of our independent directors. If an event of default occurs with respect to any of our financings, our ability to achieve our investment objectives could be adversely affected.

5

The following information supplements, and should be read in conjunction with, the section of our prospectus captioned “Risk Factors – Risks Related to an Investment in CIM Income NAV, Inc.” beginning on page 35 of the prospectus.
An inability to restore selected dealer agreements with key broker-dealers would impact our ability to raise capital in the near term.
In the wake of the economic disruption caused by the COVID-19 pandemic, our dealer manager was advised by several of the broker-dealers participating in our offering that they would suspend their selected dealer agreements with our dealer manager with respect to our offering until such time as the impacts from the COVID-19 pandemic on our real estate values and liquidity, including our ability to redeem shares, are better known. These suspensions were implemented by certain broker-dealers across all non-traded REIT and interval fund programs, and we are actively working to respond to their concerns, including by announcing a plan to maintain our liquidity position and redeem our shares in accordance with the limits set forth in our share redemption plan by selling assets in addition to raising capital. The suspension of selected dealer agreements by broker-dealers participating in our offering has had a negative impact on our ability to raise capital. If our efforts are not successful and broker-dealers do not reinstate their selected dealer agreements with our dealer manager, we may not be able to raise a substantial amount of additional capital. If we are not able to raise a substantial amount of capital, we may have difficulty in identifying and purchasing additional suitable properties on attractive terms in order to meet our investment objectives and may be unable to reduce our leverage profile. Additionally, this could impact our ability to obtain financing. This could also adversely affect our ability to pay regular distributions from cash flow from operations to investors, and could impact our ability to redeem shares pursuant to our share redemption plan.
Selected Financial Data
The following data supersedes and replaces the section of our prospectus captioned “Selected Financial Data” on page 101 of the prospectus.
The following data should be read in conjunction with our consolidated unaudited financial statements and the notes thereto and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained in our Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2020, which is attached as Annex A to this Supplement No. 6, and our consolidated audited financial statements and the notes thereto and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained in our Annual Report on Form 10-K for the fiscal year ended December 31, 2019, which is incorporated by reference into the prospectus. The selected financial data (in thousands, except share and per share amounts) presented below has been derived from our condensed consolidated unaudited financial statements as of and for the nine months ended September 30, 2020 and our audited financial statements as of and for the years ended December 31, 2019, 2018, 2017, 2016 and 2015, respectively.

	As of and for the nine months ended September 30, 2020	As of and for the year ended December 31,
		2019	2018	2017	2016	2015
Balance Sheet Data:
Total real estate assets, net	$786,277	$833,361	$861,423	$671,426	$436,774	$257,583
Cash and cash equivalents	$33,449	$5,111	$3,644	$2,923	$4,671	$14,840
Total assets	$899,675	$869,137	$885,857	$699,463	$453,572	$281,502
Credit facility and notes payable, net	$471,457	$348,939	$354,254	$274,830	$159,143	$117,730
Total liabilities	$520,198	$393,108	$396,865	$316,993	$185,486	$133,558
Redeemable common stock	$10,163	$59,263	$58,902	$47,024	$32,076	$17,967
Stockholders’ equity	$368,604	$416,027	$429,324	$334,674	$235,224	$129,977
Operating Data:
Total revenues	$54,789	$77,812	$70,912	$48,146	$27,311	$19,109
Total operating expenses	$52,418	$58,897	$52,230	$37,508	$23,233	$13,444
Gain on disposition of real estate, net	$411	$10,213	$1,019	$—	$—	$5,642
Operating income	$2,782	$29,128	$19,701	$10,638	$4,078	$5,665
Net (loss) income attributable to the Company	$(13,094)	$14,750	$5,158	$312	$(1,292)	$7,327
Cash Flow Data:
Cash flows provided by operating activities	$23,555	$32,546	$32,836	$19,311	$8,293	$8,234
Cash flows used in investing activities	$(38,230)	$(3,469)	$(206,856)	$(253,937)	$(187,140)	$(36,009)
Cash flows provided by (used in) financing activities	$42,893	$(27,809)	$175,546	$232,279	$169,160	$38,219
Per Common Share Data:
Class D Common Stock:
Net (loss) income attributable to the Company	$(6,711)	$8,304	$3,165	$242	$(952)	$6,025
Basic and diluted weighted average number of common shares outstanding	16,583,077	18,763,418	17,606,217	14,374,833	9,986,524	6,506,020
6

	As of and for the nine months ended September 30, 2020	As of and for the year ended December 31,
		2019	2018	2017	2016	2015
Basic and diluted net (loss) income per common share	$(0.40)	$0.44	$0.18	$0.02	$(0.10)	$0.93
Distributions declared per common share	$0.63	$0.98	$0.98	$0.98	$0.98	$0.98
Class T Common Stock:
Net (loss) income attributable to the Company	$(5,994)	$5,933	$1,794	$45	$(276)	$911
Basic and diluted weighted average number of common shares outstanding	14,249,101	13,983,267	10,769,145	6,590,846	2,713,815	986,216
Basic and diluted net (loss) income per common share	$(0.42)	$0.42	$0.17	$0.01	$(0.10)	$0.92
Distributions declared per common share	$0.63	$0.98	$0.98	$0.98	$0.98	$0.98
Class S Common Stock:
Net (loss) income attributable to the Company(1)	$(4)	$1	$—	$—	$—	$—
Basic and diluted weighted average number of common shares outstanding(1)	7,178	1,444	—	—	—	—
Basic and diluted net (loss) income per common share(1)	$(0.49)	$0.84	$—	$—	$—	$—
Distributions declared per common share(1)	$0.63	$0.22	$—	$—	$—	$—
Class I Common Stock:
Net (loss) income attributable to the Company	$(385)	$512	$199	$25	$(64)	$391
Basic and diluted weighted average number of common shares outstanding	983,352	1,122,442	1,040,969	936,555	718,206	420,662
Basic and diluted net (loss) income per common share	$(0.39)	$0.46	$0.19	$0.03	$(0.09)	$0.93
Distributions declared per common share	$0.63	$0.98	$0.98	$0.98	$0.98	$0.98
———————————
(1)We did not issue any Class S Shares prior to October 10, 2019.
Valuation Policies
The following information supersedes and replaces the fifth paragraph in the section of our prospectus captioned “Valuation Policies — Our Independent Valuation Expert” beginning on page 102 of the prospectus.
Additional Information Regarding the Engagement for Valuation Services. We have contracted to receive valuation services from CBRE pursuant to that certain master agreement for real estate valuation services between CBRE and us dated September 1, 2011, as amended on November 27, 2018. We further engaged CBRE, pursuant to an agreement dated May 14, 2020, to provide valuation services on a monthly, instead of a rolling annual, basis, until such time that we had greater visibility into the impact of the COVID-19 pandemic on our properties’ valuations. Given the relative stability of the month-over-month valuation of our real estate assets, our liabilities and our rent collections, our board of directors determined that it is in the best interests of us and our stockholders to cease incurring the additional costs associated with the monthly valuations and return to valuing our real estate portfolio on a rolling annual basis in accordance with our valuation policies, effective September 30, 2020.
Calculation of Total Operating Expenses

The following information supersedes and replaces the fourteenth paragraph in the section of our prospectus captioned “Management – The Advisory Agreement” beginning on page 122 of our prospectus.

Our advisor must reimburse us at least annually for fees paid to the advisor in any year to the extent that such fees to the advisor cause our total operating expenses to exceed the greater of (1) 2% of our average invested assets, or (2) 25% of our net income, which is defined as our total revenues less total expenses for any given period excluding reserves for depreciation and bad debt. “Average invested assets” means the average monthly book value of our assets invested directly or indirectly in equity interests and loans secured by real estate during the 12-month period before deducting depreciation, reserves for bad debts, or other non-cash reserves. “Total operating expenses” means all expenses paid or incurred by us, as determined under GAAP, that are in any way related to our operation, including advisory fees and any amounts we may pay to intermediaries for record keeping, account maintenance services and other administrative services provided to our stockholders, but excluding: (a) the expenses of raising capital such as organizational and offering expenses, legal, audit, accounting, underwriting, brokerage, registration and other fees, printing and other such expenses and taxes incurred in connection with the issuance, distribution, transfer and registration of shares of our common stock; (b) interest payments; (c) taxes; (d) non-cash expenditures such as depreciation, amortization and bad debt reserves; (e) reasonable incentive fees; and (f) acquisition expenses (including expenses relating to potential acquisitions that we do not close), real estate commissions on the resale of real property and other expenses connected with the acquisition, disposition, management (at the individual investment level, not the company level)
7

and ownership of real estate interests, mortgage loans or other real property (including the costs of foreclosure, insurance premiums, legal services, maintenance, repair and improvement of real property). Our board of directors has adopted a resolution stating that “total operating expenses” and the exclusions therefrom included in our charter shall not be interpreted in a manner inconsistent with Section I.B.29.f of the NASAA REIT Guidelines, and the calculation of our “total operating expenses” shall include any management fees incurred at the company level (as opposed to fees and expenses which constitute operating expenses related to management of an individual property, which are excluded from the definition of “total operating expenses” pursuant to Section I.B.29.f of the NASAA REIT Guidelines).

The following information supersedes and replaces footnote (6) to the first table in the section of our prospectus captioned “Compensation” beginning on page 127 of our prospectus.

(6) Our advisor must reimburse us at least annually for reimbursements paid to our advisor in any year to the extent that such reimbursements to our advisor cause our operating expenses to exceed the greater of (1) 2% of our average invested assets, which generally consists of the average book value of our real properties before reserves for depreciation or bad debts and the average book value of securities or (2) 25% of our net income, which is defined as our total revenues less total expenses for any given period excluding reserves for depreciation and bad debt, unless the independent directors have determined that such excess expenses were justified based on unusual and non-recurring factors. “Average invested assets” means the average monthly book value of our assets invested directly or indirectly in equity interests and loans secured by real estate during the 12-month period before deducting depreciation, reserves for bad debts, or other non-cash reserves. “Total operating expenses” means all expenses paid or incurred by us, as determined under GAAP, that are in any way related to our operation, including management fees and any amounts we may pay to intermediaries for expenses related to record keeping, account maintenance services and other administrative services provided to our stockholders, but excluding: (a) the expenses of raising capital such as organizational and offering expenses, legal, audit, accounting, underwriting, brokerage, registration and other fees, printing and other such expenses and taxes incurred in connection with the issuance, distribution, transfer and registration of shares of our common stock; (b) interest payments; (c) taxes; (d) non-cash expenditures such as depreciation, amortization and bad debt reserves; (e) reasonable incentive fees paid in compliance with the NASAA REIT Guidelines; and (f) acquisition fees, acquisition expenses (including expenses relating to potential acquisitions that we do not close), real estate commissions on the resale of real property and other expenses connected with the acquisition, disposition, management (at the individual investment level, not the company level) and ownership of real estate interests, mortgage loans or other real property (including the costs of foreclosure, insurance premiums, legal services, maintenance, repair and improvement of real property). Our board of directors has adopted a resolution stating that “total operating expenses” and the exclusions therefrom included in our charter shall not be interpreted in a manner inconsistent with Section I.B.29.f of the NASAA REIT Guidelines, and the calculation of our “total operating expenses” shall include any management fees incurred at the company level (as opposed to fees and expenses which constitute operating expenses related to management of an individual property, which are excluded from the definition of “total operating expenses” pursuant to Section I.B.29.f of the NASAA REIT Guidelines).

Compensation, Fees and Reimbursements Paid or Payable to Our Advisor and Its Affiliates as of September 30, 2020 and December 31, 2019
The following data supplements, and should be read in conjunction with, the section of our prospectus captioned “Compensation” beginning on page 127 of the prospectus.
We incurred commissions, fees and expense reimbursements as shown in the table below for services provided by our advisor and its affiliates during the periods indicated (in thousands):

	Nine Months Ended	Year Ended
	September 30, 2020	December 31, 2019
Upfront selling commissions	$380	$1,488
Stockholder servicing fees (1)	$1,944	$2,910
Dealer manager fees (1)	$66	$267
Organization and offering expense reimbursement	$217	$830
Acquisition expense reimbursement	$532	$1,217
Advisory fee	$5,018	$7,902
Operating expense reimbursement	$552	$2,388
____________________________________
(1) Amounts are calculated for the respective period in accordance with the dealer manager agreement and exclude the estimated liability for the future fees payable to CCO Capital of $12.0 million and $13.9 million as of September 30, 2020 and December 31, 2019, respectively.
8

As of September 30, 2020 and December 31, 2019, $14.2 million and $16.6 million, respectively, was due to CIM Income NAV Management or its affiliates primarily related to the estimated liability for current and future stockholder servicing fees, the reimbursement of organization and offering expenses, and advisory fees.
Distributions and Share Redemptions
The following information supersedes and replaces the fifth and sixth paragraphs in the section of our prospectus captioned “Description of Capital Stock — Distributions” beginning on page 151 of the prospectus.
Subsequent to March 31, 2020, our board of directors has authorized the following monthly distribution amounts per share for the periods indicated below:

Record Date	Distribution Amount (1)
April 30, 2020	$0.0400
May 31, 2020	$0.0400
June 30, 2020	$0.0777
July 30, 2020	$0.0777
August 28, 2020	$0.0777
September 29, 2020	$0.0777
October 29, 2020	$0.0777
November 27, 2020	$0.0777
______________________
(1)The distribution amount for each class of outstanding common stock is adjusted based on the relative NAV of the various classes so that distributions constitute a uniform percentage of the NAV per share of all classes for stockholders of record as of the last business day of the month for which the distribution rate applies.
As of September 30, 2020, we had distributions payable of $2.4 million.
The following information supersedes and replaces the eighth paragraph in the section of our prospectus captioned “Description of Capital Stock — Distributions” beginning on page 151 of the prospectus.
As of September 30, 2020, cumulative since inception, we have declared $133.2 million of distributions and we have paid $130.8 million, of which $68.4 million was paid in cash and $62.4 million was reinvested in shares of our common stock pursuant to the distribution reinvestment plan. Our net loss for the nine months ended September 30, 2020 was $13.1 million and our net income for the year ended December 31, 2019, and as of September 30, 2020, cumulative since inception, was $14.8 million and $12.5 million, respectively. The following table presents distributions and the source of distributions for the periods indicated below (dollars in thousands):

	Nine Months Ended September 30, 2020		Year Ended December 31, 2019			As of September 30, 2020, Cumulative Since Inception
	Amount	Percent	Amount		Percent	Amount	Percent
Distributions paid in cash	$10,760	52%	$16,816		51%	$68,353	52%
Distributions reinvested	9,890	48%	16,201		49%	62,434	48%
Total distributions	$20,650	100%	$33,017		100%	$130,787	100%

Sources of distributions:
Net cash provided by operating activities (1)	$20,650	100%	$33,017	(2)	100%	$130,787	100%
Total sources	$20,650	100%	$33,017		100%	$130,787	100%
———————————
(1)Net cash provided by operating activities for the nine months ended September 30, 2020 and the year ended December 31, 2019, and as of September 30, 2020, cumulative since inception, was $23.6 million, $32.5 million and $133.7 million, respectively.
(2)Our distributions for the year ended December 31, 2019 were fully covered by cash flows from operating activities, including cash flows from prior periods of $471,000.
9

The following information supplements, and should be read in conjunction with, the section of our prospectus captioned “Share Purchases and Redemptions — Redemption Plan” beginning on page 189 of the prospectus.
Under our share redemption plan, to the extent we choose to redeem shares in any particular month, we will only redeem shares as of the opening of the last calendar day of that month. To have your shares redeemed, your redemption request and required documentation must be received in good order by 4:00 p.m. (Eastern Time) on the second to last business day of the applicable month. As of 4:00 p.m. (Eastern Time) on October 29, 2020, the deadline for receipt of redemption requests for the October 2020 redemption period, redemption requests representing approximately $27.0 million were received in good order by the transfer agent, which was in excess of $4.1 million, which represents the temporarily reduced monthly redemption limit of 0.8% of aggregate NAV as of the last calendar day of the previous calendar month. The remaining redemption requests received went unfulfilled.
We received redemption requests of approximately 7.3 million shares for $121.9 million in excess of our redemption limit during the nine months ended September 30, 2020. During the nine months ended September 30, 2020, we received valid redemption requests under our share redemption plan totaling approximately 12.2 million shares, of which we redeemed approximately 4.8 million shares as of September 30, 2020 for $83.2 million at an average redemption price of $17.39 per share and 139,000 shares subsequent to September 30, 2020 for $2.3 million at an average redemption price of $16.74 per share. The remaining redemption requests relating to approximately 7.3 million shares went unfulfilled.
Inclusion of Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2020 as Annex A
On November 13, 2020, we filed with the SEC the 10-Q, which is attached (excluding the exhibits thereto) as Annex A to this Supplement No. 6.
10

ANNEX A

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
__________________________________________
Form 10-Q
_________________________________________

☒	QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934
For the quarterly period ended September 30, 2020
OR

☐	TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934
For the transition period from             to
Commission file number 000-55187
__________________________________________
CIM INCOME NAV, INC.
(Exact name of registrant as specified in its charter)
__________________________________________

Maryland		27-3147801
(State or other jurisdiction of incorporation or organization)		(I.R.S. Employer Identification Number)
2398 East Camelback Road, 4th Floor
Phoenix,	Arizona	85016
(Address of principal executive offices)		(Zip Code)
	(602)	778-8700
(Registrant’s telephone number, including area code)
Not Applicable
(Former name, former address and former fiscal year, if changed since last report)
 ________________________________________________________________________
Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol	Name of Each Exchange on Which Registered
None	None	None

Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.     Yes  ☒    No  ☐
Indicate by check mark whether the registrant has submitted electronically every Interactive Data File required to be submitted pursuant to Rule 405 of Regulation S-T (§ 232.405 of this chapter) during the preceding 12 months (or for such shorter period that the registrant was required to submit such files).    Yes  ☒    No  ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐	Non-accelerated filer	☒

Smaller reporting company	☐	Emerging growth company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐
Indicate by check mark whether the registrant is a shell company (as defined in Rule 12b-2 of the Exchange Act).    Yes  ☐    No  ☒
As of November 5, 2020, there were approximately 15.5 million shares of Class D common stock, approximately 13.9 million shares of Class T common stock, approximately 7,400 shares of Class S common stock, and approximately 997,000 shares of Class I common stock, par value $0.01 each, of CIM Income NAV, Inc. outstanding.

CIM INCOME NAV, INC.

PART I - FINANCIAL INFORMATION
Item 1.    Financial Statements
CIM INCOME NAV, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, except share and per share amounts) (Unaudited)

	September 30, 2020	December 31, 2019
ASSETS
Real estate assets:
Land	$140,288	$145,373
Buildings and improvements	634,225	656,208
Intangible lease assets	107,031	112,718
Total real estate assets, at cost	881,544	914,299
Less: accumulated depreciation and amortization	(95,267)	(80,938)
Total real estate assets, net	786,277	833,361
Investment in CIM UII Onshore, net	46,455	—
Investment in marketable securities	15,943	15,002
Total real estate assets, equity investments and marketable securities, net	848,675	848,363
Cash and cash equivalents	33,449	5,111
Restricted cash	487	607
Rents and tenant receivables, net	15,690	13,599
Prepaid expenses and other assets	987	777
Deferred costs, net	377	672
Due from affiliates	10	8
Total assets	$899,675	$869,137
LIABILITIES AND EQUITY
Credit facility and notes payable, net	$471,457	$348,939
Accrued expenses and accounts payable	5,088	3,444
Escrowed stockholder proceeds	—	50
Due to affiliates	14,163	16,567
Intangible lease liabilities, net	12,386	13,618
Distributions and redemptions payable	4,698	2,814
Derivative liabilities, deferred rental income and other liabilities	12,406	7,676
Total liabilities	520,198	393,108
Commitments and contingencies
Redeemable common stock	10,163	59,263
STOCKHOLDERS’ EQUITY
Preferred stock, $0.01 par value per share; 10,000,000 shares authorized, none issued and outstanding	—	—
D Shares common stock, $0.01 par value per share; 122,500,000 shares authorized, 15,536,095 and 18,143,147 shares issued and outstanding as of September 30, 2020 and December 31, 2019, respectively	155	181
T Shares common stock, $0.01 par value per share; 122,500,000 shares authorized, 13,886,467 and 14,499,636 shares issued and outstanding as of September 30, 2020 and December 31, 2019, respectively	139	145
S Shares common stock, $0.01 par value per share; 122,500,000 shares authorized, 7,296 and 7,031 shares issued and outstanding as of September 30, 2020 and December 31, 2019, respectively	—	—
I Shares common stock, $0.01 par value per share; 122,500,000 shares authorized, 955,451 and 1,097,896 shares issued and outstanding as of September 30, 2020 and December 31, 2019, respectively	10	11
Capital in excess of par value	498,379	507,913
Accumulated distributions in excess of earnings	(120,815)	(87,513)
Accumulated other comprehensive loss	(9,264)	(4,710)
Total stockholders’ equity	368,604	416,027
Non-controlling interests	710	739
Total equity	$369,314	$416,766
Total liabilities, redeemable common stock, and equity	$899,675	$869,137
The accompanying notes are an integral part of these condensed consolidated financial statements.

CIM INCOME NAV, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except share and per share amounts) (Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019
Revenues:
Rental and other property income	$18,788	$19,311	$54,524	$58,064
Interest income on marketable securities	87	39	265	115
Total revenues	18,875	19,350	54,789	58,179
Operating expenses:
General and administrative	1,504	1,470	4,158	5,199
Property operating	1,411	1,578	3,838	3,797
Real estate tax	1,413	1,263	4,189	3,843
Advisory fees and expenses	1,634	1,982	5,018	5,862
Transaction-related	201	220	544	933
Depreciation and amortization	6,832	7,230	20,820	22,065
Impairment	107	142	13,851	142
Total operating expenses	13,102	13,885	52,418	41,841
Gain on disposition of real estate, net	397	5,657	411	9,232
Operating income	6,170	11,122	2,782	25,570
Other expense:
Gain (loss) on investment in CIM UII Onshore	70	—	(3,232)	—
Interest expense and other, net	(4,511)	(3,444)	(12,623)	(10,803)
Net income (loss)	1,729	7,678	(13,073)	14,767
Net income allocated to noncontrolling interest	8	9	21	26
Net income (loss) attributable to the Company	$1,721	$7,669	$(13,094)	$14,741

Class D Common Stock:
Net income (loss) attributable to the Company	$923	$4,281	$(6,711)	$8,317
Basic and diluted weighted average number of common shares outstanding	15,734,084	18,742,873	16,583,077	18,870,820
Basic and diluted net income (loss) per common share	$0.06	$0.23	$(0.40)	$0.44

Class T Common Stock:
Net income (loss) attributable to the Company	$738	$3,125	$(5,994)	$5,913
Basic and diluted weighted average number of common shares outstanding	13,971,929	14,243,059	14,249,101	13,827,058
Basic and diluted net income (loss) per common share	$0.05	$0.22	$(0.42)	$0.43

Class S Common Stock:
Net income (loss) attributable to the Company	$1	$—	$(4)	$—
Basic and diluted weighted average number of common shares outstanding	7,261	—	7,178	—
Basic and diluted net income (loss) per common share	$0.10	$—	$(0.49)	$—

Class I Common Stock:
Net income (loss) attributable to the Company	$59	$263	$(385)	$511
Basic and diluted weighted average number of common shares outstanding	946,893	1,146,981	983,352	1,133,288
Basic and diluted net income (loss) per common share	$0.06	$0.23	$(0.39)	$0.45
The accompanying notes are an integral part of these condensed consolidated financial statements.

CIM INCOME NAV, INC.
CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)
(in thousands) (Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019
Net income (loss)	$1,729	$7,678	$(13,073)	$14,767
Other comprehensive income (loss)
Unrealized holding (loss) gain on marketable securities	(2)	38	566	261
Reclassification adjustment for realized loss included in income as other expense	7	—	18	8
Unrealized gain (loss) on interest rate swaps	59	(914)	(8,284)	(6,409)
Amount of loss (gain) reclassified from other comprehensive loss into income as interest expense and other, net	1,513	(19)	3,146	(435)
Total other comprehensive income (loss)	1,577	(895)	(4,554)	(6,575)

Comprehensive income (loss)	3,306	6,783	(17,627)	8,192
Comprehensive income allocated to noncontrolling interest	8	9	21	26
Comprehensive income (loss) attributable to the Company	$3,298	$6,774	$(17,648)	$8,166

The accompanying notes are an integral part of these condensed consolidated financial statements.

CIM INCOME NAV, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN EQUITY
(in thousands, except share amounts) (Unaudited)

	Common Stock		Capital in Excess of Par Value	Accumulated Distributions in Excess of Earnings	Accumulated Other Comprehensive (Loss) Income	Total Stockholders’ Equity	Non- Controlling Interests	Total Equity
	Number of Shares	Par Value
Balance as of January 1, 2020	33,747,710	$337	$507,913	$(87,513)	$(4,710)	$416,027	$739	$416,766
Issuance of common stock	1,131,064	11	20,124	—	—	20,135	—	20,135
Distributions declared on common stock — $0.24 per common share	—	—	—	(8,096)	—	(8,096)	—	(8,096)
Commissions, dealer manager and ongoing stockholder servicing fees	—	—	(415)	—	—	(415)	—	(415)
Other offering costs	—	—	(149)	—	—	(149)	—	(149)
Redemptions of common stock	(2,653,586)	(26)	(46,658)	—	—	(46,684)	—	(46,684)
Equity-based compensation	—	—	33	—	—	33	—	33
Changes in redeemable common stock	—	—	2,650	—	—	2,650	—	2,650
Distributions to non-controlling interests	—	—	—	—	—	—	(14)	(14)
Comprehensive (loss) income	—	—	—	(3,514)	(7,047)	(10,561)	4	(10,557)
Balance as of March 31, 2020	32,225,188	$322	$483,498	$(99,123)	$(11,757)	$372,940	$729	$373,669
Issuance of common stock	213,374	2	3,725	—	—	3,727	—	3,727
Distributions declared on common stock — $0.16 per common share	—	—	—	(4,965)	—	(4,965)	—	(4,965)
Commissions, dealer manager and ongoing stockholder servicing fees	—	—	289	—	—	289	—	289
Other offering costs	—	—	(28)	—	—	(28)	—	(28)
Redemptions of common stock	(1,746,691)	(17)	(30,103)	—	—	(30,120)	—	(30,120)
Equity-based compensation	—	—	33	—	—	33	—	33
Changes in redeemable common stock	—	—	30,348	—	—	30,348	—	30,348
Distributions to non-controlling interests	—	—	—	—	—	—	(15)	(15)
Comprehensive (loss) income	—	—	—	(11,301)	916	(10,385)	9	(10,376)
Balance as of June 30, 2020	30,691,871	$307	$487,762	$(115,389)	$(10,841)	$361,839	$723	$362,562
Issuance of common stock	317,639	3	5,374	—	—	5,377	—	5,377
Distributions declared on common stock — $0.23 per common share	—	—	—	(7,147)	—	(7,147)	—	(7,147)
Commissions, dealer manager and ongoing stockholder servicing fees	—	—	(389)	—	—	(389)	—	(389)
Other offering costs	—	—	(40)	—	—	(40)	—	(40)
Redemptions of common stock	(624,201)	(6)	(10,462)	—	—	(10,468)	—	(10,468)
Equity-based compensation	—	—	32	—	—	32	—	32
Changes in redeemable common stock	—	—	16,102	—	—	16,102	—	16,102
Distributions to non-controlling interests	—	—	—	—	—	—	(21)	(21)
Comprehensive income	—		—	1,721	1,577	3,298	8	3,306
Balance as of September 30, 2020	30,385,309	$304	$498,379	$(120,815)	$(9,264)	$368,604	$710	$369,314

CIM INCOME NAV, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN EQUITY
(in thousands, except share amounts) (Unaudited) - (Continued)

	Common Stock		Capital in Excess of Par Value	Accumulated Distributions in Excess of Earnings	Accumulated Other Comprehensive Income (Loss)	Total Stockholders’ Equity	Non- Controlling Interests	Total Equity
	Number of Shares	Par Value
Balance as of January 1, 2019	32,879,581	$329	$497,581	$(69,151)	$565	$429,324	$766	$430,090
Issuance of common stock	2,132,534	22	38,500	—	—	38,522	—	38,522
Distributions declared on common stock — $0.24 per common share	—	—	—	(8,070)	—	(8,070)	—	(8,070)
Commissions, dealer manager and ongoing stockholder servicing fees	—	—	(1,788)	—	—	(1,788)	—	(1,788)
Other offering costs	—	—	(285)	—	—	(285)	—	(285)
Redemptions of common stock	(1,177,580)	(13)	(21,033)	—	—	(21,046)	—	(21,046)
Equity-based compensation	—	—	33	—	—	33	—	33
Changes in redeemable common stock	—	—	(1,011)	—	—	(1,011)	—	(1,011)
Distributions to non-controlling interests	—	—	—	—	—	—	(15)	(15)
Comprehensive income (loss)	—	—	—	1,627	(2,008)	(381)	9	(372)
Balance as of March 31, 2019	33,834,535	$338	$511,997	$(75,594)	$(1,443)	$435,298	$760	$436,058
Issuance of common stock	1,530,101	15	27,370	—	—	27,385	—	27,385
Distributions declared on common stock — $0.24 per common share	—	—	—	(8,257)	—	(8,257)	—	(8,257)
Commissions, dealer manager and ongoing stockholder servicing fees	—	—	(1,307)	—	—	(1,307)	—	(1,307)
Other offering costs	—	—	(203)	—	—	(203)	—	(203)
Redemptions of common stock	(1,449,992)	(14)	(25,629)	—	—	(25,643)	—	(25,643)
Equity-based compensation	—	—	32	—	—	32	—	32
Changes in redeemable common stock	—	—	21	—	—	21	—	21
Distributions to non-controlling interests	—	—	—	—	—	—	(24)	(24)
Comprehensive income (loss)	—	—	—	5,445	(3,672)	1,773	8	1,781
Balance as of June 30, 2019	33,914,644	$339	$512,281	$(78,406)	$(5,115)	$429,099	$744	$429,843
Issuance of common stock	1,500,874	15	26,758	—	—	26,773	—	26,773
Distributions declared on common stock — $0.25 per common share	—	—	—	(8,410)	—	(8,410)	—	(8,410)
Commissions, dealer manager and ongoing stockholder servicing fees	—	—	(1,192)	—	—	(1,192)	—	(1,192)
Other offering costs	—	—	(198)	—	—	(198)	—	(198)
Redemptions of common stock	(1,332,812)	(13)	(23,425)	—	—	(23,438)	—	(23,438)
Equity-based compensation	—	—	33	—	—	33	—	33
Changes in redeemable common stock	—	—	117	—	—	117	—	117
Distributions to non-controlling interests	—	—	—	—	—	—	(14)	(14)
Comprehensive income (loss)	—	—	—	7,669	(895)	6,774	9	6,783
Balance as of September 30, 2019	34,082,706	$341	$514,374	$(79,147)	$(6,010)	$429,558	$739	$430,297
The accompanying notes are an integral part of these condensed consolidated financial statements.
CIM INCOME NAV, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands) (Unaudited)

	Nine Months Ended September 30,
	2020	2019
Cash flows from operating activities:
Net (loss) income	$(13,073)	$14,767
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Depreciation and amortization, net	20,635	21,773
Straight-line rental income	(1,683)	(2,616)
Write-off of uncollectible lease-related receivables	1,676	23
Amortization of deferred financing costs	813	810
Amortization on marketable securities	47	5
Equity-based compensation	98	98
Loss on sale of marketable securities	18	8
Loss on investment in CIM UII Onshore	3,232	—
Gain on disposition of real estate assets, net	(411)	(9,232)
Impairment of real estate assets	13,851	142
Changes in assets and liabilities:
Rents and tenant receivables	(1,982)	(596)
Prepaid expenses and other assets	(448)	(510)
Accrued expenses and accounts payable	1,643	655
Deferred rental income and other liabilities	(374)	(836)
Due from affiliates	(2)	112
Due to affiliates	(485)	(469)
Net cash provided by operating activities	23,555	24,134
Cash flows from investing activities:
Investment in real estate assets and capital expenditures	(1,786)	(80,691)
Investment in marketable securities	(3,943)	(837)
Proceeds from sale and maturities of marketable securities	3,521	645
Investment in CIM UII Onshore	(50,000)	—
Distributions of capital from investment in CIM UII Onshore	313	—
Net proceeds from disposition of real estate assets	13,461	79,801
Payment of property escrow deposits	—	(1,700)
Refund of property escrow deposits	—	1,700
Proceeds from the settlement of insurance claims	204	253
Net cash used in investing activities	(38,230)	(829)
Cash flows from financing activities:
Proceeds from issuance of common stock	19,349	80,578
Offering costs on issuance of common stock	(2,651)	(4,292)
Redemptions of common stock	(84,946)	(70,127)
Distributions to stockholders	(10,760)	(12,608)
Proceeds from credit facility	122,000	63,000
Repayments of credit facility	—	(56,000)
Deferred financing costs paid	1	(37)
Change in escrowed stockholder proceeds liability	(50)	—
Distributions to noncontrolling interests	(50)	(53)
Net cash provided by financing activities	42,893	461
Net increase in cash and cash equivalents and restricted cash	28,218	23,766
Cash and cash equivalents and restricted cash, beginning of period	5,718	4,450
Cash and cash equivalents and restricted cash, end of period	$33,936	$28,216
Reconciliation of cash and cash equivalents and restricted cash to the condensed consolidated balance sheets:
Cash and cash equivalents	$33,449	$27,672
Restricted cash	487	544
Total cash and cash equivalents and restricted cash	$33,936	$28,216

The accompanying notes are an integral part of these condensed consolidated financial statements.

CIM INCOME NAV, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
September 30, 2020 (Unaudited)
NOTE 1 — ORGANIZATION AND BUSINESS
CIM Income NAV, Inc. (the “Company”) is a monthly priced perpetual life non-exchange traded real estate investment trust (“REIT”) formed as a Maryland corporation on July 27, 2010, that qualified as a REIT for U.S. federal income tax purposes beginning with its taxable year ended December 31, 2012.
Substantially all of the Company’s business is conducted through CIM Income NAV Operating Partnership, LP, a Delaware limited partnership (“CIM Income NAV OP”), of which the Company is the sole general partner, and owns, directly or indirectly, 100% of the partnership interests.
The Company is externally managed by CIM Income NAV Management, LLC, a Delaware limited liability company (“CIM Income NAV Management”), which is an affiliate of CIM Group, LLC (“CIM”). CIM is a community-focused real estate and infrastructure owner, operator, developer and lender with multi-disciplinary expertise, including in acquisitions, management, development, leasing, research and capital markets. CIM is headquartered in Los Angeles, California and has offices in Oakland, California; Bethesda, Maryland; Dallas, Texas; New York, New York; Chicago, Illinois; Phoenix, Arizona; Orlando, Florida; Tokyo, Japan; and Atlanta, Georgia.
CCO Group, LLC owns and controls CIM Income NAV Management, the Company’s advisor, and is the indirect owner of CCO Capital, LLC (“CCO Capital”), the Company’s dealer manager, and CREI Advisors, LLC (“CREI Advisors”), the Company’s property manager. CCO Group, LLC and its subsidiaries (collectively, “CCO Group”) serve as the Company’s sponsor and as a sponsor to CIM Real Estate Finance Trust, Inc. (“CMFT”), Cole Credit Property Trust V, Inc. (“CCPT V”), Cole Office & Industrial REIT (CCIT II), Inc. (“CCIT II”) and Cole Office & Industrial REIT (CCIT III), Inc. (“CCIT III”).
On December 6, 2011, the Company commenced its initial public offering (the “Initial Offering”) on a “best efforts” basis of $4.0 billion in shares of common stock, consisting of $3.5 billion in shares in the primary offering (the “Primary Offering”) and $500.0 million in shares pursuant to a distribution reinvestment plan (the “DRIP”). On August 26, 2013, the Company commenced its first follow-on offering (the “First Follow-on Offering”), pursuant to which the Company offered up to $4.0 billion in shares of common stock, consisting of $3.5 billion in shares in the Primary Offering and $500.0 million in shares pursuant to the DRIP. As part of the First Follow-on Offering, the Company designated the existing shares of the Company’s common stock that were sold prior to such date to be Wrap Class shares (“W Shares”) of common stock and registered two new classes of the Company’s common stock, Advisor Class shares (“A Shares”) and Institutional Class shares (“I Shares”). On February 10, 2017, the Company commenced its second follow-on offering (the “Second Follow-on Offering”), pursuant to which the Company offered up to $4.0 billion in shares of common stock, consisting of $3.5 billion in shares in the Primary Offering and $500.0 million in shares pursuant to the DRIP. On August 7, 2020, the Company commenced its third follow-on offering, pursuant to which the Company is offering up to $4.0 billion in shares of common stock (the “Third Follow-on Offering” and collectively with the Initial Offering, the First Follow-on Offering and the Second Follow-on offering, the “Offering”), consisting of $3.5 billion in shares in the Primary Offering and $500.0 million in shares pursuant to the DRIP.
On November 27, 2018, the Company amended its charter to, among other things, change the name and designation of its W Shares to Class D Common Stock (the “D Shares”), and its A Shares to Class T Common Stock (the “T Shares”), respectively, and reclassified a portion of its common stock as Class S Common Stock (the “S Shares”), to be offered alongside its D Shares, T Shares and I Shares in its continuous public offering (the “Share Modifications”). The Company is offering to sell any combination of D Shares, T Shares, S Shares and I Shares with a dollar value up to the maximum offering amount. As of September 30, 2020, the Company had issued approximately 48.5 million shares of common stock in the Offering, including 3.5 million in shares issued in the DRIP, for gross offering proceeds of $873.3 million before $25.5 million in upfront selling commissions, dealer manager fees and the current portion of stockholder servicing fees and $6.5 million in organization and offering costs.
The per share purchase price for each class of common stock varies from month-to-month and, each month, is generally equal to, for each class of common stock, the Company’s net asset value (“NAV”) for such class, divided by the number of shares of that class outstanding, as of the prior month, plus, for T Shares and S Shares sold in the Primary Offering, applicable upfront selling commissions and dealer manager fees. The Company’s NAV per share is calculated monthly as of the last calendar day of each month by an independent fund accountant using a process that incorporates (1) the periodic valuations of each of the Company’s real estate assets and related liabilities by the Company’s independent valuation expert, (2) ongoing assessment by the valuation expert of the estimated impact of any events that require adjustment to the most recent valuations determined by the valuation expert, (3) updates in the price of liquid assets for which third-party market quotes are available, (4) valuations of any securities or other assets for which market quotes are not available, (5) valuation of the Company’s other assets and liabilities, (6) accruals of the Company’s distributions for each share class, and (7) estimates of monthly accruals, on a net basis, of operating revenues, expenses, debt service costs and fees. As of September 30, 2020, the NAV per share for D

CIM INCOME NAV, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
September 30, 2020 (Unaudited) - (Continued)
Shares, T Shares, S Shares and I Shares was $16.86, $16.44, $16.42 and $17.13, respectively. The Company’s NAV is not audited or reviewed by its independent registered public accounting firm. The Company had previously engaged its independent valuation expert to provide on a monthly, instead of a rolling annual, basis, valuations of each of its commercial real estate assets and real estate related liabilities, until such time that the Company had greater visibility into the impact of the current novel coronavirus (“COVID-19”) pandemic on the Company’s property valuations. Given the relative stability of the month-over-month valuation of the Company’s real estate assets, liabilities and rent collections, the Company’s board of directors (the “Board”) determined that it is in the best interest of the Company and its stockholders to cease incurring additional costs associated with the monthly valuations and return to valuing the Company’s real estate portfolio on a rolling annual basis in accordance with the Company’s valuation policies effective September 30, 2020.
The Company has used substantially all of the net proceeds from the Offering to acquire and operate a diversified portfolio primarily consisting of retail, office and industrial properties that are leased to creditworthy tenants under long-term net leases, and are strategically located throughout the United States. As of September 30, 2020, the Company owned 125 commercial properties, including two properties owned through a consolidated joint venture arrangement (the “Consolidated Joint Venture”), comprised of 5.3 million rentable square feet of commercial space located in 34 states, and which was 95.8% leased, including month-to-month agreements, if any. As of September 30, 2020, the Company also owned limited partnership interests with CIM UII Onshore, L.P. (“CIM UII Onshore”), the sole purpose of which is to invest all of its assets in CIM Urban Income Investments, L.P. (“CIM Urban Income”), which is a private institutional fund that acquires, owns and operates substantially stabilized, diversified real estate and real estate-related assets in urban markets primarily located throughout North America.
As a perpetual-life, non-exchange traded REIT, the Company will be selling shares of common stock on a continuous basis and for an indefinite period of time, subject to ongoing regulatory approval of the Company’s filings for additional offerings. The Company will endeavor to take all reasonable actions to avoid interruptions in the continuous offering of shares of common stock. The Company reserves the right to terminate the Offering at any time.
NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
The summary of significant accounting policies presented below is designed to assist in understanding the Company’s condensed consolidated financial statements. These accounting policies conform to accounting principles generally accepted in the United States of America (“GAAP”) in all material respects, and have been consistently applied in preparing the accompanying condensed consolidated financial statements.
Principles of Consolidation and Basis of Presentation
The condensed consolidated financial statements of the Company have been prepared in accordance with the rules and regulations of the U.S. Securities and Exchange Commission regarding interim financial reporting, including the instructions to Form 10-Q and Article 10 of Regulation S-X, and do not include all of the information and footnotes required by GAAP for complete financial statements. In the opinion of management, the statements for the interim periods presented include all adjustments, which are of a normal and recurring nature, necessary for a fair presentation of the results for such periods. Results for these interim periods are not necessarily indicative of full year results. The information included in this Quarterly Report on Form 10-Q should be read in conjunction with the Company’s audited consolidated financial statements as of and for the year ended December 31, 2019, and related notes thereto set forth in the Company’s Annual Report on Form 10-K for the year ended December 31, 2019. The condensed consolidated financial statements should also be read in conjunction with Management’s Discussion and Analysis of Financial Condition and Results of Operations contained in this Quarterly Report on Form 10-Q.
The condensed consolidated financial statements include the accounts of the Company, its wholly-owned subsidiaries and the Consolidated Joint Venture in which the Company has a controlling financial interest. All intercompany balances and transactions have been eliminated in consolidation.
The Company evaluates its relationships and investments to determine if it has variable interests. A variable interest is an investment or other interest that will absorb portions of an entity’s expected losses or receive portions of the entity’s expected residual returns. If the Company determines that it has a variable interest in an entity, it evaluates whether such interest is in a variable interest entity (“VIE”). VIEs are entities where investors lack sufficient equity at risk for the entity to finance its activities without additional subordinated financial support or where equity investors, as a group, lack one of the following characteristics: (a) the power to direct the activities that most significantly impact the entity’s economic performance, (b) the obligation to absorb the expected losses of the entity, or (c) the right to receive the expected returns of the entity. The Company consolidates any VIEs when it is determined to be the primary beneficiary of the VIE’s operations.

CIM INCOME NAV, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
September 30, 2020 (Unaudited) - (Continued)
For legal entities being evaluated for consolidation, the Company must first determine whether the interests that it holds and fees it receives qualify as variable interests in the entity. A variable interest is an investment or other interest that will absorb portions of an entity’s expected losses or receive portions of the entity’s expected residual returns. The Company’s evaluation includes consideration of fees paid to the Company where the Company acts as a decision maker or service provider to the entity being evaluated. If the Company determines that it holds a variable interest in an entity, it evaluates whether that entity is a VIE.
A VIE must be consolidated by its primary beneficiary, which is generally defined as the party who has a controlling financial interest in the VIE. The Company qualitatively assesses whether it is (or is not) the primary beneficiary of a VIE. Consideration of various factors include, but are not limited to, the Company’s ability to direct the activities that most significantly impact the entity’s economic performance and its obligation to absorb losses from or right to receive benefits of the VIE that could potentially be significant to the VIE. The Company consolidates any VIEs when the Company is determined to be the primary beneficiary of the VIE, and the difference between consolidating the VIE and accounting for it using the equity method could be material to the Company’s condensed consolidated financial statements. The Company continually evaluates the need to consolidate any VIEs based on standards set forth in GAAP as described above.
As of September 30, 2020 and December 31, 2019, the Company determined that it had a controlling interest in the Consolidated Joint Venture and therefore met the requirements for consolidation.
Reclassifications
The Company is separately presenting the write-off of uncollectable lease-related receivables of $23,000 for the nine months ended September 30, 2019, which was previously included in straight-line rental income, net in the condensed consolidated statements of cash flows. This reclassification had no effect on previously reported totals or subtotals.
Use of Estimates
The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the condensed consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.
Real Estate Assets
Real estate assets are stated at cost, less accumulated depreciation and amortization. The Company considers the period of future benefit of each respective asset to determine the appropriate useful life. The estimated useful lives of the Company’s real estate assets by class are generally as follows:

Buildings	40 years
Site improvements	15 years
Tenant improvements	Lesser of useful life or lease term
Intangible lease assets	Lease term
Recoverability of Real Estate Assets
The Company continually monitors events and changes in circumstances that could indicate that the carrying amounts of its real estate assets may not be recoverable. Impairment indicators that the Company considers include, but are not limited to: bankruptcy or other credit concerns of a property’s major tenant, such as a history of late payments, lease concessions and other factors; a significant decrease in a property’s revenues due to lease terminations; vacancies; co-tenancy clauses; reduced lease rates; changes in anticipated holding periods; or other circumstances. When indicators of potential impairment are present, the Company assesses the recoverability of the assets by determining whether the carrying amount of the assets will be recovered through the undiscounted future cash flows expected from the use of the assets and their eventual disposition. In the event that such expected undiscounted future cash flows do not exceed the carrying amount, the Company will adjust the real estate assets to their respective fair values and recognize an impairment loss. Generally, fair value is determined using a discounted cash flow analysis and recent comparable sales transactions. During the nine months ended September 30, 2020, as part of the Company’s quarterly impairment review procedures, the Company recorded impairment charges of $13.9 million related to one anchored shopping center and one retail property due to the carrying value being greater than the estimated fair value of the property, net of selling costs, and one anchored shopping center and three retail properties, due to tenant bankruptcy. The Company’s impairment assessment as of September 30, 2020 was based on the most current information available to the

CIM INCOME NAV, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
September 30, 2020 (Unaudited) - (Continued)
Company, including expected holding periods. If the Company’s expected holding periods for assets change, subsequent tests for impairment could result in additional impairment charges in the future. The Company cannot provide any assurance that additional material impairment charges with respect to the Company’s real estate assets will not occur during 2020 or in future periods, particularly with respect to any negative impacts to the Company that may result from the economic disruption caused by the COVID-19 pandemic. If the effects of the COVID-19 pandemic cause economic and market conditions to continue to deteriorate or if the Company’s expected holding periods for assets change, subsequent tests for impairment could result in additional impairment charges in the future. As of September 30, 2020, the Company has not identified any further impairments resulting from COVID-19 related impacts, including as a result of tenant requests for rent relief. The Company generally intends to hold its assets for the long-term; therefore, a temporary change in cash flows due to COVID-19 related impacts alone would not be an impairment indicator. However, the Company has yet to see the long-term effects of the COVID-19 pandemic on the economy and the extent to which it may impact the Company’s tenants in the future. Indications of a tenant’s inability to continue as a going concern, changes in the Company’s view or strategy relative to a tenant’s business or industry as a result of the economic impacts of the COVID-19 pandemic, or changes in the Company’s long-term hold strategies, could be indicative of an impairment indicator. Accordingly, the Company will continue to monitor circumstances and events in future periods to determine whether the carrying value of the Company’s real estate assets are recoverable. The assumptions and uncertainties utilized in the evaluation of the impairment of real estate assets are discussed in detail in Note 3 — Fair Value Measurements. See also Note 4 — Real Estate Assets for further discussion regarding real estate acquisition and disposition activity. During the nine months ended September 30, 2019, the Company recorded impairment charges of $142,000 related to one retail property, due to the carrying value being greater than the estimated fair value of the property.
Assets Held for Sale
When a real estate asset is identified by the Company as held for sale, the Company will cease recording depreciation and amortization of the assets related to the property and estimate its fair value, net of selling costs. If, in management’s opinion, the fair value, net of selling costs, of the asset is less than the carrying amount of the asset, an adjustment to the carrying amount is then recorded to reflect the estimated fair value of the property, net of selling costs. There were no assets identified as held for sale as of September 30, 2020 and December 31, 2019.
Disposition of Real Estate Assets
Gains and losses from dispositions are recognized once the various criteria relating to the terms of sale and any subsequent involvement by the Company with the asset sold are met. A discontinued operation includes only the disposal of a component of an entity and represents a strategic shift that has (or will have) a major effect on an entity’s financial results. The Company’s property dispositions during the nine months ended September 30, 2020 and 2019 did not qualify for discontinued operations presentation, and thus, the results of the properties that have been sold remain in operating income, and any associated gains or losses from the disposition are included in gain on disposition of real estate, net.
Allocation of Purchase Price of Real Estate Assets
Upon the acquisition of real properties, the Company allocates the purchase price to acquired tangible assets, consisting of land, buildings and improvements, and to identified intangible assets and liabilities, consisting of the value of above- and below-market leases and the value of in-place leases and other intangibles, based in each case on their respective fair values. The Company utilizes independent appraisals to assist in the determination of the fair values of the tangible assets of an acquired property (which includes land and buildings). The information in the appraisal, along with any additional information available to the Company’s management, is used in estimating the amount of the purchase price that is allocated to land. Other information in the appraisal, such as building value and market rents, may be used by the Company’s management in estimating the allocation of purchase price to the building and to intangible lease assets and liabilities. The appraisal firm has no involvement in management’s allocation decisions other than providing this market information.
The determination of the fair values of the real estate assets and liabilities acquired requires the use of significant assumptions with regard to the current market rental rates, rental growth rates, capitalization and discount rates, interest rates and other variables. The use of alternative estimates may result in a different allocation of the Company’s purchase price, which could materially impact the Company’s results of operations.
All real estate acquisitions qualified as asset acquisitions and, as such, acquisition-related fees and certain acquisition-related expenses related to these asset acquisitions are capitalized and allocated to tangible and intangible assets and liabilities, as described above.

CIM INCOME NAV, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
September 30, 2020 (Unaudited) - (Continued)
Investment in Marketable Securities
Investment in marketable securities consists primarily of the Company’s investment in corporate and government debt securities. The Company determines the appropriate classification for debt securities at the time of purchase and reevaluates such designation as of each balance sheet date. As of September 30, 2020, the Company classified its investments as available-for-sale as the Company is not actively trading the securities; however, the Company may sell them prior to their maturity. These investments are carried at their estimated fair value with unrealized gains and losses reported in other comprehensive income (loss).
The Company adopted Accounting Standards Update (“ASU”) No. 2016-13, Financial Instruments - Credit Losses (Topic 326) (“ASU 2016-13”), as further described in “Recent Accounting Pronouncements,” on January 1, 2020. The Company monitors its available-for-sale securities for impairments. A loss is recognized when the Company determines that a decline in the estimated fair value of a security below its amortized cost has resulted from a credit loss or other factors. The Company records impairments related to credit losses through an allowance for credit losses. However, the allowance is limited by the amount that the fair value is less than the amortized cost basis. The Company considers many factors in determining whether a credit loss exists, including, but not limited to, the extent to which the fair value is less than the amortized cost basis, recent events specific to the security, industry or geographic area, the payment structure of the security, the failure of the issuer of the security to make scheduled interest or principal payments, and external credit ratings and recent changes in such ratings. The analysis of determining whether a credit loss exists requires significant judgments and assumptions. The use of alternative judgments and assumptions could result in a different conclusion.
The amortized cost of debt securities is adjusted for amortization of premiums and accretion of discounts to maturity computed under the effective interest method and is recorded in the accompanying condensed consolidated statements of operations in interest and other expense, net. Upon the sale of a security, the realized net gain or loss is computed on the specific identification method.
Investment in CIM UII Onshore
As of September 30, 2020, the Company had invested capital of $49.7 million in CIM UII Onshore with a carrying value of $46.5 million, which represents a less than 5% ownership of CIM UII Onshore. The Company accounts for its investment under the equity method. The equity method of accounting requires the investment to be initially recorded at cost, including transaction costs incurred to finalize the investment, and subsequently adjusted for the Company’s share of equity in CIM UII Onshore’s earnings and distributions. The Company records its share of CIM UII Onshore’s profits or losses on a quarterly basis as an adjustment to the carrying value of the investment on the Company’s condensed consolidated balance sheet and is recognized as a profit or loss on the condensed consolidated statements of operations. As of September 30, 2020, the Company received $313,000 in dividends, which reduced the invested capital and the carrying amount of the Company’s investment as the dividends are not recognized as dividend income.
Noncontrolling Interest in Consolidated Joint Venture
The Company has a controlling interest in a Consolidated Joint Venture and, therefore, meets the requirements for consolidation. The Company recorded net income of $21,000 and paid distributions of $50,000 to the noncontrolling interest during the nine months ended September 30, 2020. The Company recorded the noncontrolling interest of $710,000 and $739,000 as of September 30, 2020 and December 31, 2019, respectively, on the condensed consolidated balance sheets.
Restricted Cash
The Company had $487,000 and $607,000 in restricted cash as of September 30, 2020 and December 31, 2019, respectively. Included in restricted cash was $138,000 and $136,000 held by lenders in lockbox accounts as of September 30, 2020 and December 31, 2019, respectively. As part of certain debt agreements, rent from certain of the Company’s tenants is deposited directly into a lockbox account, from which funds in excess of the required minimum balance are disbursed on a weekly basis to the Company. Restricted cash also included $349,000 and $421,000 held in escrow for tenant improvements at a certain property in accordance with the associated lease agreement as of September 30, 2020 and December 31, 2019, respectively. In addition, restricted cash included $50,000 of escrowed investor proceeds for which shares of common stock had not been issued as of December 31, 2019. There were no such proceeds as of September 30, 2020.

CIM INCOME NAV, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
September 30, 2020 (Unaudited) - (Continued)
Stockholder Servicing Fees
The Company pays CCO Capital stockholder servicing fees, which are calculated on a daily basis in the amount of 1/365th of 0.25%, 0.85% and 0.85% of the NAV per share for each class of common stock outstanding for D Shares, T Shares and S Shares, respectively. The Company does not pay a stockholder servicing fee with respect to I Shares.
The stockholder servicing fees are paid monthly in arrears. An estimated liability for future stockholder servicing fees payable to CCO Capital is recognized at the time each share is sold and included in due to affiliates in the condensed consolidated balance sheets with a corresponding decrease to capital in excess of par value. The Company recognized a liability for future fees payable to CCO Capital of $12.0 million and $13.9 million as of September 30, 2020 and December 31, 2019, respectively.
Leases
The Company has lease agreements with lease and non-lease components. The Company has elected to not separate non-lease components from lease components for all classes of underlying assets (primarily real estate assets) and will account for the combined components as rental and other property income. Non-lease components included in rental and other property income include certain tenant reimbursements for maintenance services (including common-area maintenance services or “CAM”), real estate taxes, insurance and utilities paid for by the lessor but consumed by the lessee. As a lessor, the Company has further determined that this policy will be effective only on a lease that has been classified as an operating lease and the revenue recognition pattern and timing is the same for both types of components. The Company is not party to any material leases where it is the lessee.
Significant judgments and assumptions are inherent in not only determining if a contract contains a lease, but also the lease classification, terms, payments, and, if needed, discount rates. Judgments include the nature of any options, including if they will be exercised, evaluation of implicit discount rates and the assessment and consideration of “fixed” payments for straight-line rent revenue calculations.
Lease costs represent the initial direct costs incurred in the origination, negotiation and processing of a lease agreement. Such costs include outside broker commissions and other independent third-party costs and are amortized over the life of the lease on a straight-line basis. Costs related to salaries and benefits, supervision, administration, unsuccessful origination efforts and other activities not directly related to completed lease agreements are expensed as incurred. Upon successful lease execution, leasing commissions are capitalized.
Revenue Recognition
Rental and other property income is primarily derived from fixed contractual payments from operating leases, and therefore, is generally recognized on a straight-line basis over the term of the lease, which typically begins the date the tenant takes control of the space. When the Company acquires a property, the terms of existing leases are considered to commence as of the acquisition date for the purpose of this calculation. Variable rental and other property income consists primarily of tenant reimbursements for recoverable real estate taxes and operating expenses which are included in rental and other property income in the period when such costs are incurred, with offsetting expenses in real estate taxes and property operating expenses, respectively, within the condensed consolidated statements of operations. The Company defers the recognition of variable rental and other property income, such as percentage rents, until the specific target that triggers the contingent rental income is achieved.
The Company continually reviews whether collection of lease-related receivables, including any straight-line rent, and current and future operating expense reimbursements from tenants are probable. The determination of whether collectability is probable takes into consideration the tenant’s payment history, the financial condition of the tenant, business conditions in the industry in which the tenant operates and economic conditions in the area in which the property is located. Upon the determination that the collectability of a receivable is not probable, the Company will record a reduction to rental and other property income for amounts previously recorded and a decrease in the outstanding receivable. Revenue from leases where collection is deemed to be not probable is recorded on a cash basis until collectability becomes probable. Management’s estimate of the collectability of lease-related receivables is based on the best information available at the time of estimate. The Company does not use a general reserve approach and lease-related receivables are adjusted and taken against rental and other property income only when collectability becomes not probable.
During the three and nine months ended September 30, 2020, the Company identified certain tenants where collection was no longer considered probable. For these tenants, the Company made the determination to record revenue on a cash basis and wrote off total outstanding receivables of $372,000 and $1.7 million for the three and nine months ended September 30, 2020.

CIM INCOME NAV, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
September 30, 2020 (Unaudited) - (Continued)
The nine months ended included $20,000 of straight-line rental income and $73,000 related to certain tenant reimbursements. These write offs reduced rental and other property income during the three and nine months ended September 30, 2020.
Earnings (Loss) and Distributions Per Share
The Company has four classes of common stock with nonforfeitable dividend rights that are determined based on a different NAV for each class. Accordingly, the Company utilizes the two-class method to determine its earnings per share, which can result in different earnings per share for each of the classes. Under the two-class method, earnings per share of each class of common stock are computed by dividing the sum of the distributed earnings to common stockholders and undistributed earnings allocated to common stockholders by the weighted average number of shares for each class of common stock for the respective period. Diluted income per share, when applicable, considers the effect of any potentially dilutive share equivalents, of which the Company had none for each of the three and nine months ended September 30, 2020 or 2019. Distributions per share are calculated based on the authorized monthly distribution rate. Prior to April 1, 2020, distributions were calculated based on the authorized daily distribution rate.
Recent Accounting Pronouncements
From time to time, new accounting pronouncements are issued by various standard setting bodies that may have an impact on the Company’s accounting and reporting. Except as otherwise stated below, the Company is currently evaluating the effect that certain new accounting requirements may have on the Company’s accounting and related reporting and disclosures in the Company’s condensed consolidated financial statements.
In June 2016, the Financial Accounting Standards Board (the “FASB”) issued ASU 2016-13, which was subsequently amended by ASU No. 2018-19, Codification Improvements to Topic 326, Financial Instruments - Credit Losses (“ASU 2018-19”), in November 2018. Subsequently, the FASB issued ASU No. 2019-04, ASU No. 2019-05, ASU No. 2019-10, ASU No. 2019-11 and ASU No. 2020-02 to provide additional guidance on the credit losses standard. ASU 2016-13 and the related updates are intended to improve financial reporting requiring more timely recognition of credit losses on loans and other financial instruments that are not accounted for at fair value through net income, including loans held-for-investment, held-to-maturity debt securities, trade and other receivables, net investment in leases and other such commitments. ASU 2016-13 requires that financial assets measured at amortized cost be presented at the net amount expected to be collected, through an allowance for credit losses that is deducted from the amortized cost basis. The amendments in ASU 2016-13 require the Company to measure all expected credit losses based upon historical experience, current conditions, and reasonable and supportable forecasts that affect the collectability of the financial assets and eliminates the “incurred loss” methodology under current GAAP. ASU 2018-19 clarified that receivables arising from operating leases are not within the scope of Topic 326. Instead, impairment of receivables arising from operating leases should be accounted for in accordance with ASU No. 2016-02, Leases (Topic 842) (“ASC 842”). ASU 2016-13 and ASU 2018-19 are effective for fiscal years, and interim periods within those years, beginning after December 15, 2019. The Company adopted ASU 2016-13 during the first quarter of fiscal year 2020, and has concluded that there is no material impact on its condensed consolidated financial statements.
In August 2018, the FASB issued ASU No. 2018-13, Changes to the Disclosure Requirements for Fair Value Measurement (“ASU 2018-13”). This ASU amends and removes several disclosure requirements including the valuation processes for Level 3 fair value measurements. ASU 2018-13 also modifies some disclosure requirements and requires additional disclosures for changes in unrealized gains and losses included in other comprehensive income for recurring Level 3 fair value measurements and requires the range and weighted average of significant unobservable inputs used to develop Level 3 fair value measurements. The provisions of ASU 2018-13 are effective January 1, 2020 using a prospective transition method for amendments effecting changes in unrealized gains and losses, significant unobservable inputs used to develop Level 3 fair value measurements and narrative description on uncertainty of measurements. The remaining provisions of ASU 2018-13 are to be applied retrospectively, and early adoption is permitted. The Company adopted ASU 2018-13 during the first quarter of fiscal year 2020, and has concluded that there is no material impact on its condensed consolidated financial statements.
In October 2018, the FASB issued ASU No. 2018-16, Inclusion of the Secured Overnight Financing Rate (“SOFR”) Overnight Index Swap (“OIS”) Rate as a Benchmark Interest Rate for Hedge Accounting Purposes (“ASU 2018-16”). The amendments in this ASU permit the use of the OIS rate based on SOFR as a U.S. benchmark interest rate for hedge accounting purposes or another acceptable benchmark interest rate. The SOFR is a volume-weighted median interest rate that is calculated daily based on overnight transactions from the prior day’s activity in specified segments of the U.S. Treasury repo market. It has been selected as the preferred replacement for the U.S. dollar London Interbank Offered Rate (“LIBOR”), which will be phased out by the end of 2021. ASU 2018-16 is effective for public entities for fiscal years beginning after December 15, 2018, including interim periods within those fiscal years. ASU 2018-16 is required to be adopted on a prospective basis for qualifying new or redesignated hedging relationships entered into on or after the date of adoption. The Company currently uses LIBOR as

CIM INCOME NAV, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
September 30, 2020 (Unaudited) - (Continued)
its benchmark interest rate in the Company’s interest rate swaps associated with the Company’s LIBOR-based variable rate borrowings, including one interest rate swap agreement entered into since the date of adoption of ASU 2018-16. The Company has evaluated the effect of this new benchmark interest rate option, and does not believe this ASU will have a material impact on its condensed consolidated financial statements.
In October 2018, the FASB issued ASU 2018-17, Consolidation (Topic 810): Targeted Improvements to Related Party Guidance for Variable Interest Entities (“ASU 2018-17”). The guidance changes the guidance for determining whether a decision-making fee is a variable interest. Under the new ASU, indirect interests held through related parties under common control will now be considered on a proportional basis when determining whether fees paid to decision makers and service providers are variable interests. Such indirect interests were previously treated the same as direct interests. ASU 2018-17 is effective for fiscal years beginning after December 15, 2019 and interim periods within those fiscal years. The Company adopted ASU 2018-17 during the first quarter of fiscal year 2020, and has concluded that there is no material impact on its condensed consolidated financial statements.
In April 2020, the FASB issued a question and answer document (the “Lease Modification Q&A”) focused on the application of lease accounting guidance to lease concessions provided as a result of the COVID-19 pandemic. Due to the business disruptions and challenges severely affecting the global economy caused by the COVID-19 pandemic, many lessors may be required to provide rent deferrals and other lease concessions to lessees. While the lease modification guidance in ASC 842 addresses routine changes to lease terms resulting from negotiations between the lessee and the lessor, this guidance did not contemplate concessions being so rapidly executed to address the sudden liquidity constraints of some lessees arising from COVID-19 related impacts. Under existing lease guidance, the Company would have to determine, on a lease by lease basis, if a lease concession was the result of a new arrangement reached with the tenant (treated within the lease modification accounting framework) or if a lease concession was under the enforceable rights and obligations within the existing lease agreement (precluded from applying the lease modification accounting framework). The Lease Modification Q&A allows the Company, if certain criteria have been met, to bypass the lease by lease analysis, and instead elect to either apply the lease modification accounting framework or not, with such election applied consistently to leases with similar characteristics and similar circumstances.
The Company has elected to apply this guidance to avoid performing a lease by lease analysis for the lease concessions that (1) were granted as relief due to COVID-19 related impacts and (2) result in the cash flows remaining substantially the same or less than the original contract and will account for these lease concessions as if no changes were made to the leases. During the three and nine months ended September 30, 2020, the Company provided lease concessions, in the form of rent deferrals or rent abatements, to certain tenants in response to the impact of the COVID-19 pandemic on those tenants. As of September 30, 2020, the Company had granted rent deferrals with an aggregate deferral amount of $526,000. The deferral of rental payments affects the timing, but not the amount, of the lease payments and resulted in an increase of $526,000 to the Company’s lease related receivables balance as of September 30, 2020. Additionally, as of September 30, 2020, the Company had granted rental abatements of $34,000.
As of November 5, 2020, the Company has collected approximately 94% of rental payments billed to tenants during the three months ended September 30, 2020.
NOTE 3 — FAIR VALUE MEASUREMENTS
GAAP defines fair value, establishes a framework for measuring fair value and requires disclosures about fair value measurements. GAAP emphasizes that fair value is intended to be a market-based measurement, as opposed to a transaction-specific measurement.
Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date under current market conditions. Depending on the nature of the asset or liability, various techniques and assumptions can be used to estimate the fair value. Assets and liabilities are measured using inputs from three levels of the fair value hierarchy, as follows:
Level 1 — Inputs are quoted prices (unadjusted) in active markets for identical assets or liabilities that the Company has the ability to access at the measurement date. An active market is defined as a market in which transactions for the assets or liabilities occur with sufficient frequency and volume to provide pricing information on an ongoing basis.
Level 2 — Inputs include quoted prices for similar assets and liabilities in active markets, quoted prices for identical or similar assets or liabilities in markets that are not active (markets with few transactions), inputs other than quoted prices that are

CIM INCOME NAV, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
September 30, 2020 (Unaudited) - (Continued)
observable for the asset or liability (i.e., interest rates, yield curves, etc.), and inputs that are derived principally from or corroborated by observable market data correlation or other means (market corroborated inputs).
Level 3 — Unobservable inputs, which are only used to the extent that observable inputs are not available, reflect the Company’s assumptions about the pricing of an asset or liability.
The following describes the methods the Company uses to estimate the fair value of the Company’s financial assets and liabilities:
Credit facility and notes payable — The fair value is estimated by discounting the expected cash flows based on estimated borrowing rates available to the Company as of the measurement date. Current and prior period liabilities’ carrying and fair values exclude net deferred financing costs. These financial instruments are valued using Level 2 inputs. As of September 30, 2020, the estimated fair value of the Company’s debt was $473.3 million, compared to a carrying value of $473.0 million. As of December 31, 2019, the estimated fair value of the Company’s debt was $351.2 million, compared to a carrying value of $351.0 million.
Marketable securities — The Company’s marketable securities are carried at fair value and are valued using Level 1 inputs. The estimated fair value of the Company’s marketable securities are based on quoted market prices that are readily and regularly available in an active market.
Derivative instruments — The Company’s derivative instruments are comprised of interest rate swaps. All derivative instruments are carried at fair value and are valued using Level 2 inputs. The fair value of these instruments is determined using interest rate market pricing models. In addition, credit valuation adjustments are incorporated into the fair values to account for the Company’s potential nonperformance risk and the performance risk of the respective counterparties.
Although the Company has determined that the majority of the inputs used to value its derivatives fall within Level 2 of the fair value hierarchy, the credit valuation adjustments associated with those derivatives utilize Level 3 inputs, such as estimates of current credit spreads, to evaluate the likelihood of default by the Company and its counterparties. However, as of September 30, 2020 and December 31, 2019, the Company assessed the significance of the impact of the credit valuation adjustments on the overall valuation of its derivative positions and determined that the credit valuation adjustments are not significant to the overall valuation of the Company’s derivatives. As a result, the Company has determined that its derivative valuations in their entirety are classified in Level 2 of the fair value hierarchy.
Other financial instruments — The Company considers the carrying values of its cash and cash equivalents, restricted cash, tenant receivables, accrued expenses and accounts payable, other liabilities, due to affiliates and distributions payable to approximate their fair values because of the short period of time between their origination and their expected realization as well as their highly-liquid nature. Due to the short-term maturities of these instruments, Level 1 inputs are utilized to estimate the fair value of these financial instruments.
Considerable judgment is necessary to develop estimated fair values of financial assets and liabilities. Accordingly, the estimates presented herein are not necessarily indicative of the amounts the Company could realize, or be liable for, upon disposition of the financial assets and liabilities. As of September 30, 2020 and December 31, 2019, there have been no transfers of financial assets or liabilities between fair value hierarchy levels.

CIM INCOME NAV, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
September 30, 2020 (Unaudited) - (Continued)
Items Measured at Fair Value on a Recurring Basis
In accordance with the fair value hierarchy described above, the following tables show the fair value of the Company’s financial assets and liabilities that are required to be measured at fair value on a recurring basis as of September 30, 2020 and December 31, 2019 (in thousands):

	Balance as of	Quoted Prices in Active Markets for Identical Assets	Significant Other Observable Inputs	Significant Unobservable Inputs
	September 30, 2020	(Level 1)	(Level 2)	(Level 3)
Financial asset:
Marketable securities	$15,943	$15,943	$—	$—
Financial liabilities:
Interest rate swaps	$(10,021)	$—	$(10,021)	$—

	Balance as of	Quoted Prices in Active Markets for Identical Assets	Significant Other Observable Inputs	Significant Unobservable Inputs
	December 31, 2019	(Level 1)	(Level 2)	(Level 3)
Financial assets:
Interest rate swaps	$34	$—	$34	$—
Marketable securities	15,002	15,002	—	—
Total financial assets	$15,036	$15,002	$34	$—
Financial liabilities:
Interest rate swaps	$(4,917)	$—	$(4,917)	$—
Items Measured at Fair Value on a Non-Recurring Basis (Including Impairment Charges)
Certain financial and nonfinancial assets and liabilities are measured at fair value on a nonrecurring basis and are subject to fair value adjustments in certain circumstances, such as when there is evidence of impairment. The Company’s process for identifying and recording impairment related to real estate assets and intangible assets is discussed in Note 2 — Summary of Significant Accounting Policies.
As discussed in Note 4 — Real Estate Assets, during the nine months ended September 30, 2020, real estate assets related to one anchored shopping center and three retail properties were impaired due to tenant bankruptcy. Additionally, real estate assets related to one anchored shopping center and one retail property were deemed to be impaired, due to the carrying value being greater than the estimated fair value of the property, net of selling costs. The carrying value of these properties was reduced to an estimated fair value of $40.1 million, resulting in impairment charges of $13.9 million. During the nine months ended September 30, 2019, real estate assets related to one retail property totaling approximately 21,000 square feet was deemed to be impaired, due to the carrying value being greater than the estimated fair value of the property. The carrying value was reduced to an estimated fair value of $6.3 million, resulting in impairment charges of $142,000. The Company estimates fair values using Level 3 inputs and using a combined income and market approach, specifically using discounted cash flow analysis and recent comparable sales transactions. The evaluation of real estate assets for potential impairment requires the Company’s management to exercise significant judgment and to make certain key assumptions, including, but not limited to, the following: (1) terminal capitalization rates; (2) discount rates; (3) the number of years the property will be held; (4) property operating expenses; and (5) re-leasing assumptions, including the number of months to re-lease, market rental income and required tenant improvements. There are inherent uncertainties in making these estimates such as market conditions and the future performance and sustainability of the Company’s tenants. For the Company’s impairment test for the real estate assets during the nine months ended September 30, 2020, the Company used a range of discount rates from 7.9% to 9.7% and terminal capitalization rates from 7.4% to 9.2%. The Company determined that the selling price used to determine the fair values was a Level 2 input.

CIM INCOME NAV, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
September 30, 2020 (Unaudited) - (Continued)
The following table presents the impairment charges by asset class recorded during the nine months ended September 30, 2020 and 2019 (in thousands):

	Nine Months Ended September 30,
	2020	2019
Asset class impaired:
Land	$2,601	$33
Buildings and improvements	8,788	105
Intangible lease assets	2,358	17
Intangible lease liabilities	(3)	(13)
Total impairment loss	$13,744	$142

NOTE 4 — REAL ESTATE ASSETS
2020 Property Acquisitions
During the nine months ended September 30, 2020, the Company did not acquire any properties.
2020 Property Dispositions
During the nine months ended September 30, 2020, the Company disposed of two anchored shopping centers and one retail property for an aggregate gross sales price of $14.2 million, resulting in net proceeds of $13.5 million after closing costs and a net gain of $411,000. The Company has no continuing involvement with these properties. The gain on sale of real estate is included in gain on disposition of real estate, net in the condensed consolidated statements of operations. The disposition of these properties did not qualify to be reported as discontinued operations since the dispositions did not represent a strategic shift that had a major effect on the Company’s operations and financial results. Accordingly, the operating results of these disposed properties are reflected in the Company’s results from continuing operations for all periods presented through the respective dates of disposition.
2020 Impairment
The Company performs quarterly impairment review procedures, primarily through continuous monitoring of events and changes in circumstances that could indicate that the carrying value of certain of its real estate assets may not be recoverable. See Note 2 — Summary of Significant Accounting Policies for a discussion on the Company’s accounting policies regarding impairment of real estate assets.
During the nine months ended September 30, 2020, six properties totaling approximately 329,000 square feet with a carrying value of $54.0 million were deemed to be impaired and their carrying values were reduced to a combined estimated fair value of $40.1 million, resulting in impairment charges of $13.9 million which were recorded in the condensed consolidated statements of operations. See Note 3 — Fair Value Measurements for a further discussion on these impairment charges.
2019 Property Acquisitions
During the nine months ended September 30, 2019, the Company acquired a 100% interest in four commercial properties for an aggregate purchase price of $78.6 million (the “2019 Asset Acquisitions”), which included $287,000 of acquisition-related expenses that were capitalized. The Company funded the 2019 Asset Acquisitions with net proceeds from the Offering, real estate dispositions and available borrowings.

CIM INCOME NAV, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
September 30, 2020 (Unaudited) - (Continued)
The following table summarizes the purchase price allocation for the 2019 Asset Acquisitions purchased during the nine months ended September 30, 2019 (in thousands):

2019 Asset Acquisitions
Land	$18,345
Building and improvements	55,416
Acquired in-place leases and other intangibles (1)	5,185
Intangible lease liabilities (2)	(313)
Total purchase price	$78,633
______________________
(1)The weighted average amortization period for acquired in-place leases and other intangibles was 14.1 years.
(2)The weighted average amortization period for acquired intangible lease liabilities was 15.0 years.
2019 Property Dispositions
During the nine months ended September 30, 2019, the Company disposed of 22 retail properties and two industrial properties for an aggregate gross sales price of $82.4 million, resulting in net proceeds of $79.8 million after closing costs and a net gain of $9.2 million. The Company has no continuing involvement with these properties. The gain on sale of real estate is included in gain on disposition of real estate, net in the condensed consolidated statements of operations. The disposition of these properties did not qualify to be reported as discontinued operations since the disposition did not represent a strategic shift that had a major effect on the Company’s operations and financial results. Accordingly, the operating results of these disposed properties are reflected in the Company’s results from continuing operations for all periods presented through their respective date of disposition.
2019 Impairment
During the nine months ended September 30, 2019, one property with a carrying value of $6.5 million was deemed to be impaired and its carrying value was reduced to an estimated fair value of $6.3 million, resulting in impairment charges of $142,000, which were recorded in the condensed consolidated statements of operations. See Note 3 — Fair Value Measurements for a further discussion on these impairment charges.

Consolidated Joint Venture
As of September 30, 2020, the Company had an interest in a Consolidated Joint Venture that owns and manages two properties, with total assets of $7.0 million, which included $7.2 million of land, building and improvements and $641,000 of intangible assets, net of accumulated depreciation and amortization of $867,000, and total liabilities of $139,000. The Consolidated Joint Venture did not have any debt outstanding as of September 30, 2020. The Company has the ability to control operating and financial policies of the Consolidated Joint Venture. There are restrictions on the use of these assets as the Company would generally be required to obtain the approval of the partner (the “Consolidated Joint Venture Partner”) in accordance with the joint venture agreement for any major transactions. The Company and the Consolidated Joint Venture Partner are subject to the provisions of the joint venture agreement, which includes provisions for when additional contributions may be required to fund certain cash shortfalls.

CIM INCOME NAV, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
September 30, 2020 (Unaudited) - (Continued)
NOTE 5 — INTANGIBLE LEASE ASSETS AND LIABILITIES
Intangible lease assets and liabilities consisted of the following as of September 30, 2020 and December 31, 2019 (in thousands, except weighted average life remaining):

	September 30, 2020	December 31, 2019
Intangible lease assets:
In-place leases and other intangibles, net of accumulated amortization of $26,172 and $23,026, respectively (with a weighted average life remaining of 9.7 years and 14.6 years, respectively)
	$67,081	$75,754
Acquired above-market leases, net of accumulated amortization of $3,784 and $3,118, respectively (with a weighted average life remaining of 11.0 years and 12.7 years, respectively)
	9,994	10,820
Total intangible lease assets, net	$77,075	$86,574
Intangible lease liabilities:
Acquired below-market leases, net of accumulated amortization of $4,388 and $4,111, respectively (with a weighted average life remaining of 10.4 years and 20.9 years, respectively)
	$12,386	$13,618
Amortization of the above-market leases is recorded as a reduction to rental and other property income, and amortization expense for the in-place leases and other intangibles is included in depreciation and amortization in the accompanying condensed consolidated statements of operations. Amortization of below-market leases is recorded as an increase to rental and other property income in the accompanying condensed consolidated statements of operations.
The following table summarizes the amortization related to the intangible lease assets and liabilities for the three and nine months ended September 30, 2020 and 2019 (in thousands):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019
In-place lease and other intangible amortization	$1,900	$2,203	$5,872	$6,977
Above-market lease amortization	$255	$273	$766	$841
Below-market lease amortization	$343	$389	$1,047	$1,184
As of September 30, 2020, the estimated amortization relating to the intangible lease assets and liabilities is as follows (in thousands):

	Amortization
	In-Place Leases and Other Intangibles	Above-Market Leases	Below-Market Leases
Remainder of 2020	$1,872	$255	$347
2021	7,410	1,020	1,239
2022	7,366	1,020	1,214
2023	7,211	1,019	1,204
2024	6,849	957	1,140
Thereafter	36,373	5,723	7,242
Total	$67,081	$9,994	$12,386

CIM INCOME NAV, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
September 30, 2020 (Unaudited) - (Continued)
NOTE 6 — INVESTMENT IN CIM UII ONSHORE
On September 27, 2019, the Company executed a subscription agreement (the “Subscription Agreement”) to purchase $50.0 million of limited partnership interests in CIM UII Onshore. CIM UII Onshore’s sole purpose is to invest all of its assets in CIM Urban Income, which is a private institutional fund that acquires, owns and operates substantially stabilized, diversified real estate and real estate-related assets in urban markets primarily located throughout North America. The investment was made by the Company to gain exposure to the urban real assets invested in by CIM Urban Income. The Company’s subscription agreement was accepted by the general partner of CIM UII Onshore on September 30, 2019, and the entire $50.0 million of capital was called and funded on March 31, 2020. The Company accounts for its investment using the equity method.
During the three and nine months ended September 30, 2020, the Company recognized an equity method net gain (loss) of $70,000 and $3.2 million, respectively, related to its investment. The Company received dividends totaling $313,000 related to its investment during the three and nine months ended September 30, 2020, which was recognized as a return of capital. As of September 30, 2020, the carrying value of the Company’s investment was $46.5 million, which represents a less than 5% ownership of CIM UII Onshore, and approximates fair value.
NOTE 7 — MARKETABLE SECURITIES
The Company owned marketable securities with an estimated fair value of $15.9 million and $15.0 million as of September 30, 2020 and December 31, 2019, respectively. The following is a summary of the Company’s available-for-sale securities as of September 30, 2020 (in thousands):

	Available-for-sale securities
	Amortized Cost Basis	Unrealized Gain (Loss)	Fair Value
U.S. Treasury Bonds	$6,426	$316	$6,742
U.S. Agency Bonds	2,086	37	2,123
Corporate Bonds	6,674	404	7,078
Total available-for-sale securities	$15,186	$757	$15,943
The following table provides the activity for the marketable securities during the nine months ended September 30, 2020 (in thousands):

	Amortized Cost Basis	Unrealized Gain (Loss)	Fair Value
Marketable securities as of January 1, 2020	$14,829	$173	$15,002
Face value of marketable securities acquired	3,700	—	3,700
Premiums and discounts on purchase of marketable securities, net of acquisition costs	243	—	243
Amortization on marketable securities	(47)	—	(47)
Sales and maturities of securities	(3,539)	18	(3,521)
Unrealized gain on marketable securities	—	566	566
Marketable securities as of September 30, 2020	$15,186	$757	$15,943
During the nine months ended September 30, 2020, the Company sold 25 marketable securities for aggregate proceeds of $3.5 million resulting in a loss of $18,000. The Company recorded an unrealized gain of $566,000 on its investments, which is included in accumulated other comprehensive loss attributable to the Company in the accompanying condensed consolidated statement of changes in equity for the nine months ended September 30, 2020 and the condensed consolidated balance sheet as of September 30, 2020. The total unrealized holding gain on marketable securities of $757,000 and $173,000 as of September 30, 2020 and December 31, 2019, respectively, is included in accumulated other comprehensive loss attributable to the Company in the accompanying condensed consolidated statement of changes in equity.

CIM INCOME NAV, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
September 30, 2020 (Unaudited) - (Continued)
The scheduled maturities of the Company’s marketable securities as of September 30, 2020 are as follows (in thousands):

	Available-for-sale securities
	Amortized Cost	Estimated Fair Value
Due within one year	$1,898	$1,913
Due after one year through five years	5,646	5,951
Due after five years through ten years	5,602	6,005
Due after ten years	2,040	2,074
Total	$15,186	$15,943
Actual maturities of marketable securities can differ from contractual maturities because borrowers on certain debt securities may have the right to prepay their respective debt obligations at any time. In addition, factors such as prepayments and interest rates may affect the yields on such securities.
In estimating credit losses, management considers a variety of factors, including (1) whether the Company will be required to sell the impaired security before the recovery of its amortized cost basis, (2) whether the Company expects to hold the investment for a period of time sufficient to allow for anticipated recovery in fair value, and (3) whether the Company expects to recover the entire amortized cost basis of the security. The Company believes that none of the unrealized losses on investment securities are credit losses as management expects the Company will fully recover the entire amortized cost basis of all securities. As of September 30, 2020, the Company had no credit losses.
NOTE 8 — DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES
In the normal course of business, the Company uses certain types of derivative instruments for the purpose of managing or hedging its interest rate risk. As of September 30, 2020, the Company had nine interest rate swap agreements. The following table summarizes the terms of the Company’s executed interest rate swap agreements designated as hedging instruments as of September 30, 2020 and December 31, 2019 (dollar amounts in thousands):

			Outstanding Notional Amount as of	Interest	Effective	Maturity	Fair Value of Liabilities as of
		Balance Sheet Location	September 30, 2020	Rate (1)	Date	Date	September 30, 2020	December 31, 2019
Interest Rate Swaps	(2)	Derivative liabilities, deferred rental income and other liabilities	$290,705	3.31% to 4.84%	12/1/2015 to 9/30/2019	12/1/2020 to 9/6/2022	$(10,021)	$(4,917)
______________________
(1)The interest rates consist of the underlying index swapped to a fixed rate and the applicable interest rate spread as of September 30, 2020.
(2)As of December 31, 2019, interest rate swaps with an aggregate outstanding notional amount of $49.2 million were in an asset position with an aggregate fair value balance of $34,000 and were included in prepaid expenses and other assets in the accompanying condensed consolidated balance sheets.
Additional disclosures related to the fair value of the Company’s derivative instruments are included in Note 3 — Fair Value Measurements. The notional amount under the interest rate swap agreements is an indication of the extent of the Company’s involvement in each instrument, but does not represent exposure to credit, interest rate or market risks.
Accounting for changes in the fair value of a derivative instrument depends on the intended use and designation of the derivative instrument. The Company designated the interest rate swaps as cash flow hedges in order to hedge the variability of the anticipated cash flows on its variable rate debt. The change in fair value of the derivative instruments that are designated as hedges is recorded in other comprehensive income (loss), with a portion of the amount subsequently reclassified to interest expense as interest payments are made on the Company’s variable rate debt. For the three and nine months ended September 30, 2020, the amount of losses reclassified from other comprehensive income (loss) as an increase to interest expense was $1.5 million and $3.1 million, respectively. For the three and nine months ended September 30, 2019, the amount of gains reclassified from other comprehensive income (loss) as a decrease to interest expense was $19,000 and $435,000, respectively. The total unrealized holding loss on interest rate swaps of $10.0 million and $4.9 million as of September 30, 2020 and December 31, 2019, respectively, is included in accumulated other comprehensive (loss) income attributable to the Company in the accompanying condensed consolidated statement of changes in equity. During the next 12 months, the Company estimates that $5.9 million will be reclassified from other comprehensive income (loss) as an increase to interest expense. The Company includes cash flows from interest rate swap agreements in cash flows provided by operating activities on the condensed consolidated statements of cash flows, as the Company’s accounting policy is to present cash flows from hedging instruments

CIM INCOME NAV, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
September 30, 2020 (Unaudited) - (Continued)
in the same category in the condensed consolidated statements of cash flows as the category for cash flows from the hedged items.
The Company has agreements with each of its derivative counterparties that contain provisions whereby, if the Company defaults on certain of its unsecured indebtedness, the Company could also be declared in default on its derivative obligations, resulting in an acceleration of payment. If the Company had breached any of these provisions, it could have been required to settle its obligations, under the agreements at an aggregate termination value, inclusive of interest payments of $10.2 million, which includes accrued interest, at September 30, 2020. In addition, the Company is exposed to credit risk in the event of non-performance by its derivative counterparties. The Company believes it mitigates its credit risk by entering into agreements with creditworthy counterparties. The Company records credit risk valuation adjustments on its interest rate swaps based on the credit quality of the Company and the respective counterparty. There were no termination events or events of default related to the interest rate swaps as of September 30, 2020.
NOTE 9 — CREDIT FACILITY AND NOTES PAYABLE
As of September 30, 2020, the Company had $471.5 million of debt outstanding, including net deferred financing costs, with a weighted average years to maturity of 1.6 years and a weighted average interest rate of 3.52%. The weighted average years to maturity is computed using the scheduled repayment date as specified in each loan agreement where applicable. The weighted average interest rate is computed using the interest rate in effect until the scheduled repayment date. Should a loan not be repaid by its scheduled repayment date, the applicable interest rate will increase as specified in the respective loan agreement until the extended maturity date. The following table summarizes the debt balances as of September 30, 2020 and December 31, 2019, and the debt activity for the nine months ended September 30, 2020 (in thousands):

		During the Nine Months Ended September 30, 2020
	Balance as of December 31, 2019	Debt Issuance, Net (1)	Repayments	Amortization	Balance as of September 30, 2020
Credit facility	$212,500	$122,000	$—	$—	$334,500
Fixed rate debt	138,459	—	—	—	138,459
Total debt	350,959	122,000	—	—	472,959
Deferred costs – credit facility (2)	(1,023)	—	—	283	(740)
Deferred costs – fixed rate debt	(997)	—	—	235	(762)
Total debt, net	$348,939	$122,000	$—	$518	$471,457
______________________
(1)Includes deferred financing costs incurred during the period.
(2)Deferred costs related to the term portion of the credit facility.
Notes Payable
As of September 30, 2020, the Company had fixed rate debt outstanding of $138.5 million, including $78.2 million of variable rate debt that is fixed through interest rate swap agreements, which has the effect of fixing the variable interest rate per annum through the maturity date of the variable rate debt. The fixed rate debt has interest rates ranging from 3.56% to 4.17% per annum and as of September 30, 2020, the fixed rate debt had a weighted average interest rate of 3.91%. The fixed rate debt outstanding matures on various dates from December 2020 to February 2025. The aggregate balance of gross real estate assets, net of gross intangible lease liabilities, securing the fixed rate debt outstanding was $243.8 million as of September 30, 2020. Each of the mortgage notes payable comprising the fixed rate debt is secured by the respective properties on which the debt was placed.
Credit Facility
The Company is party to a second amended and restated credit agreement (the “Second Amended Credit Agreement”) with JPMorgan Chase Bank, N.A. as administrative agent (“JPMorgan Chase”), that provides for borrowings up to $425.0 million, which is comprised of up to $212.5 million in unsecured revolving loans (the “Revolving Loans”) and up to $212.5 million in unsecured term loans (the “Term Loans”) (collectively, with the Revolving Loans, the “Credit Facility”). The Term Loans mature on September 6, 2022 and the Revolving Loans mature on September 6, 2021; however, the Company may elect to extend the maturity date for the Revolving Loans for up to two six-month periods, but no later than September 6, 2022, subject to satisfying certain conditions contained in the Second Amended Credit Agreement.

CIM INCOME NAV, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
September 30, 2020 (Unaudited) - (Continued)
Depending upon the type of loan specified and overall leverage ratio, the Credit Facility bears interest at (i) the one-month, two-month, three-month or six-month LIBOR multiplied by the statutory reserve rate (the “Eurodollar Rate”) plus an interest rate spread ranging from 1.70% to 2.20% for Revolving Loans and 1.60% to 2.10% for Term Loans; or (ii) a base rate ranging from 0.70% to 1.20% for Revolving Loans and 0.60% to 1.10% for Term Loans, plus the greater of: (a) JPMorgan Chase’s Prime Rate (as defined in the Second Amended Credit Agreement); (b) the Federal Funds Effective Rate (as defined in the Second Amended Credit Agreement) plus 0.50%; or (c) the one-month LIBOR multiplied by the statutory reserve rate plus 1.0%. As of September 30, 2020, the Revolving Loans outstanding totaled $122.0 million at an interest rate of 2.06%. As of September 30, 2020, the Term Loans outstanding totaled $212.5 million, all of which are subject to interest rate swap agreements (the “Swapped Term Loans”). The interest rate swap agreements have the effect of fixing the Eurodollar Rate per annum of the Swapped Term Loan at an all-in rate of 4.10%. As of September 30, 2020, the Company had $334.5 million outstanding under the Credit Facility at a weighted average interest rate of 3.36% and $90.5 million in unused capacity, subject to borrowing availability. The Company had no available borrowings as of September 30, 2020.
The Second Amended Credit Agreement contains provisions with respect to covenants, events of default and remedies customary for facilities of this nature. In particular, the Second Amended Credit Agreement requires the Company to maintain a minimum consolidated net worth greater than or equal to the sum of (i) $367.1 million plus (ii) 75% of the equity issued (iii) minus the aggregate amount of any redemptions or similar transaction from the date of the Second Amended Credit Agreement, a leverage ratio less than or equal to 60%, a fixed charge coverage ratio equal to or greater than 1.50, an unsecured debt to unencumbered asset value ratio equal to or less than 60%, an unsecured debt service coverage ratio greater than 1.75, a secured debt ratio equal to or less than 40%, and the amount of secured debt that is recourse debt at no greater than 15% of total asset value. As of September 30, 2020, the Company believes it was in compliance with the financial covenants under the Company’s various fixed and variable rate debt agreements. As of September 30, 2020, the unsecured debt to unencumbered asset value ratio was 60.8%, which exceeded the 60% maximum permitted under the Second Amended Credit Agreement. Since September 30, 2020, the Company has taken action so that the unsecured debt to unencumbered asset value ratio was within the requirements of the Second Amended Credit Agreement. The Company has requested the applicable lenders to waive compliance with the affected financial covenant for the period ending September 30, 2020. While the Company has historically been successful in renegotiating with its lenders, there can be no assurance that the Company will be able to do so successfully in the future. The Company has not received a notice of default from the lenders.

Maturities
As of September 30, 2020, the Company had $122.0 million of debt outstanding under the Credit Facility maturing on September 6, 2021 and $29.7 million of fixed rate debt maturing on various dates from December 2020 to October 2021. For the debt outstanding under the Credit Facility, the Company expects to extend the maturity date for the Revolving Loans for up to two six-month periods, subject to satisfying certain conditions contained in the Second Amended Credit Agreement. For the fixed rate debt, the Company expects to use cash on hand or entering into new financing arrangements in order to meet its debt obligations, which management believes is probable based on the current loan-to-value ratios, the occupancy of the Company’s properties and assessment of the lending environment. The Company believes cash on hand, net cash provided by operations and the entry into new financing arrangements will be sufficient to meet its obligations as they become due in the ordinary course of business for at least 12 months following the date these financial statements are issued.
The following table summarizes the scheduled aggregate principal repayments for the Company’s outstanding debt subsequent to September 30, 2020 (in thousands):

Principal Repayments
Remainder of 2020	$9,240
2021	142,442
2022	304,327
2023	—
2024	—
Thereafter	16,950
Total	$472,959

CIM INCOME NAV, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
September 30, 2020 (Unaudited) - (Continued)
NOTE 10 — SUPPLEMENTAL CASH FLOW DISCLOSURES
Supplemental cash flow disclosures for the nine months ended September 30, 2020 and 2019 are as follows (in thousands):

	Nine Months Ended September 30,
	2020	2019
Supplemental Disclosures of Non-Cash Investing and Financing Activities:
Change in accrued dealer manager fee, ongoing stockholder servicing fees, and other offering costs	$135	$3,070
Distributions to stockholders declared and unpaid	$2,372	$2,746
Common stock issued through distribution reinvestment plan	$9,890	$12,102
Redemptions to stockholders declared and unpaid	$2,326	$—
Change in fair value of marketable securities	$584	$269
Change in fair value of interest rate swaps	$(5,138)	$(6,844)
Accrued capital expenditures	$—	$23
Accrued deferred financing costs	$1	$2
Supplemental Cash Flow Disclosures:
Interest paid	$11,712	$10,615
Cash paid for taxes	$236	$178

NOTE 11 — COMMITMENTS AND CONTINGENCIES
Litigation
In the ordinary course of business, the Company may become subject to litigation and claims. The Company is not aware of any material pending legal proceedings, other than ordinary routine litigation incidental to the Company’s business, to which the Company is a party or of which the Company’s properties are the subject.
Environmental Matters
In connection with the ownership and operation of real estate, the Company may potentially be liable for costs and damages related to environmental matters. In addition, the Company may own or acquire certain properties that are subject to environmental remediation. Generally, the seller of the property, the tenant of the property and/or another third party is responsible for environmental remediation costs related to a property. Additionally, in connection with the purchase of certain properties, the respective sellers and/or tenants may agree to indemnify the Company against future remediation costs. The Company also carries environmental liability insurance on its properties that provides limited coverage for any remediation liability and/or pollution liability for third-party bodily injury and/or property damage claims for which the Company may be liable. The Company is not aware of any environmental matters which it believes are reasonably likely to have a material effect on its results of operations, financial condition or liquidity.

CIM INCOME NAV, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
September 30, 2020 (Unaudited) - (Continued)
NOTE 12 — RELATED-PARTY TRANSACTIONS AND ARRANGEMENTS
The Company has incurred, and will continue to incur, commissions, fees and expenses payable to CIM Income NAV Management and certain of its affiliates in connection with the Offering, and the acquisition, management and performance of the Company’s assets.
Upfront selling commissions, dealer manager and ongoing stockholder servicing fees
In connection with the Offering, CCO Capital, the Company’s dealer manager, will receive upfront selling commissions and dealer manager fees, and/or an asset-based stockholder servicing fees, as summarized in the table below for each class of common stock:

	Upfront Selling Commissions	Dealer Manager Fees	Ongoing Stockholder Servicing Fees (2)
D Shares (1)	—%	—%	0.25%
T Shares (1)	3.00%	0.50%	0.85%
S Shares (1)	3.50%	—%	0.85%
I Shares	—%	—%	—%
______________________
(1)The upfront selling commissions are based on a percentage of the transaction price, which is exclusive of the upfront selling commission for T Shares and S Shares. Prior to February 28, 2020, there was a 1.50% upfront selling commission payable on D Shares. Effective February 28, 2020, there are no upfront selling commissions or dealer manager fees payable on D Shares. The dealer manager fee is based on a percentage of the transaction price for T Shares. Upfront selling commissions and dealer manager fees are deducted directly from the offering price for T Shares and S Shares and paid to CCO Capital. The Company has been advised that CCO Capital intends to reallow 100% of the upfront selling commissions on T Shares and S Shares to participating broker-dealers and may reallow a portion of the dealer manager fee.
(2)The stockholder servicing fees are calculated as a percentage of the NAV per D Share, T Share or S Share, as applicable, and are paid monthly in arrears. CCO Capital, in its sole discretion, may reallow a portion of the stockholder servicing fees to participating broker-dealers. The Company will cease paying the stockholder servicing fees with respect to any D Shares, T Shares or S Shares held in a stockholder’s account when the total upfront selling commissions, dealer manager fees and stockholder servicing fees would exceed, in the aggregate, 8.75% (or, in the case of shares sold through certain participating broker-dealers, a lower limit as set forth in any applicable agreement between the Company’s dealer manager and a participating broker-dealer) of the gross proceeds from the sale of such shares.
Other organization and offering expenses
All other organization and offering expenses associated with the sale of the Company’s common stock (excluding upfront selling commissions, dealer manager fees and the ongoing stockholder servicing fees) are paid for by CIM Income NAV Management or its affiliates and can be reimbursed by the Company up to 0.75% of the aggregate gross offering proceeds, excluding upfront selling commissions and dealer manager fees charged on T Shares and S Shares sold in the Primary Offering. Prior to February 28, 2020, there was a 1.50% upfront selling commission on D Shares. Effective February 28, 2020, there are no upfront selling commissions on D Shares. As of September 30, 2020, CIM Income NAV Management or its affiliates had paid organization and offering expenses in excess of 0.75% of the gross proceeds from the Offering. These excess amounts were not included in the financial statements of the Company because such amounts were not a liability of the Company as they exceeded 0.75% of gross proceeds from the Offering. As the Company raises additional proceeds from the Offering, these excess amounts may become payable to CIM Income NAV Management or its affiliates.
Advisory fees and expenses
The Company pays CIM Income NAV Management an asset-based advisory fee that is payable in arrears on a monthly basis and accrues daily in an amount equal to 1/365th of 1.10% of the Company’s NAV for each class of common stock. At the request of the Board, CIM Income NAV Management agreed to take 50% of the monthly advisory fee payment from August 2020 through March 31, 2021 in I Shares based on the then current NAV per share of such shares at the time of issuance.
Operating expenses
The Company reimburses CIM Income NAV Management for the operating expenses it paid or incurred in connection with the services provided to the Company, subject to the limitation that the Company will not reimburse for any amount by which its operating expenses (including the advisory fee) at the end of the four preceding fiscal quarters exceeds the greater of (1) 2%

CIM INCOME NAV, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
September 30, 2020 (Unaudited) - (Continued)
of average invested assets, or (2) 25% of net income other than any additions to reserves for depreciation, bad debts or other similar non-cash reserves and excluding any gain from the sale of assets for that period.
Acquisition expenses
In addition, the Company reimburses CIM Income NAV Management for all out-of-pocket expenses incurred in connection with the acquisition of the Company’s investments. While most of the acquisition expenses are expected to be paid to third parties, a portion of the out-of-pocket acquisition expenses may be reimbursed to CIM Income NAV Management or its affiliates. Acquisition expenses, together with any acquisition fees paid to third parties for a particular real estate-related asset, will in no event exceed 6% of the gross purchase price of such asset. Other acquisition-related expenses, such as advisor reimbursements, are expensed as incurred and are included in transaction-related expenses in the accompanying condensed consolidated statements of operations.
Performance Fee
As compensation for services provided pursuant to the Second Amended and Restated Advisory Agreement with CIM Income NAV Management (the “Advisory Agreement”), the Company will also pay CIM Income NAV Management a performance-based fee calculated based on the Company’s annual total return to stockholders for each class of common stock (defined below), payable annually in arrears. The total return to stockholders is defined, for each class of the Company’s common stock, as the change in NAV per share plus distributions per share for such class. For each respective class, the NAV per share calculated on the last trading day of a calendar year shall be the amount against which changes in NAV per share for such class are measured during the subsequent calendar year. Under the terms of the advisory agreement, in the event that performance fees are earned for any particular period, CIM Income NAV Management will not be obligated to return any portion of such fees previously paid based on the Company’s subsequent performance.
The performance-based fee is equal to 12.5% of the Total Return for each class of common stock, subject to a 5% Hurdle Amount, a High Water Mark and a Catch-Up (each term as defined in the Advisory Agreement). The Company did not reach the 5% Hurdle Amount during the nine months ended September 30, 2020 or 2019, and therefore, no performance-based fees were paid during those periods.
The Company incurred commissions, fees and expense reimbursements as shown in the table below for services provided by CIM Income NAV Management and its affiliates related to the services described above during the periods indicated (in thousands):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019
Upfront selling commissions	$29	$338	$380	$1,217
Stockholder servicing fees(1)	$641	$741	$1,944	$2,168
Dealer manager fees(1)	$5	$62	$66	$220
Organization and offering expense reimbursement	$40	$198	$217	$686
Acquisition expense reimbursement	$195	$219	$532	$921
Advisory fee	$1,634	$1,982	$5,018	$5,862
Operating expense reimbursement	$311	$329	$552	$1,809
______________________
(1)Amounts are calculated for the respective period in accordance with the dealer manager agreement and exclude the estimated liability for the future fees payable to CCO Capital of $12.0 million and $13.9 million as of September 30, 2020 and 2019, respectively, which are included in due to affiliates in the condensed consolidated balance sheets, with a corresponding decrease to capital in excess of par value, as described in Note 2 — Summary of Significant Accounting Policies.
Due to/from Affiliates
As of September 30, 2020 and December 31, 2019, $14.2 million and $16.6 million, respectively, were due to CIM Income NAV Management or its affiliates, primarily related to the estimated liability for current and future stockholder servicing fees, the reimbursement of organization and offering expenses and advisory fees, which were included in amounts due to affiliates on the condensed consolidated balance sheets.

CIM INCOME NAV, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
September 30, 2020 (Unaudited) - (Continued)
As of September 30, 2020 and December 31, 2019, $10,000 and $8,000, respectively, was due from CIM Income NAV Management or its affiliates related to amounts received by affiliates of the advisor which were due to the Company.
CIM UII Onshore Investment
On September 27, 2019, the Company executed a Subscription Agreement to purchase $50.0 million of limited partnership interests of CIM UII Onshore, which was accepted by the general partner of CIM UII Onshore on September 30, 2019. As of September 30, 2020, the limited partnership interest in CIM UII Onshore had a carrying value of $46.5 million. Both CIM UII Onshore and CIM Urban Income were formed by CIM, and CIM controls the general partner of both CIM UII Onshore and CIM Urban Income.
NOTE 13 — ECONOMIC DEPENDENCY
Under various agreements, the Company has engaged and may in the future engage CIM Income NAV Management or its affiliates to provide certain services that are essential to the Company, including asset management services, supervision of the management and leasing of properties owned by the Company, asset acquisition and disposition decisions, the sale of shares of the Company’s common stock available for issuance, as well as other administrative responsibilities for the Company including accounting services and stockholder relations. As a result of these relationships, the Company is dependent upon CIM Income NAV Management or its affiliates. In the event that these companies are unable to provide the Company with these services, the Company would be required to find alternative providers of these services.
NOTE 14 — STOCKHOLDERS’ EQUITY
The table below provides information regarding the issuances and redemptions of each class of the Company’s common stock during the three and nine months ended September 30, 2020 and 2019 (dollar amounts in thousands):

	D Shares		T Shares		S Shares		I Shares		Total
	Shares	Par Value	Shares	Par Value	Shares	Par Value	Shares	Par Value	Shares	Par Value
Balance as of January 1, 2020	18,143,147	$181	14,499,636	$145	7,031	$—	1,097,896	$11	33,747,710	$337
Issuance of common stock	356,188	4	752,814	7	98	—	21,964	—	1,131,064	11
Redemptions of common stock	(1,657,375)	(17)	(830,138)	(8)	—	—	(166,073)	(1)	(2,653,586)	(26)
Balance as of March 31, 2020	16,841,960	$168	14,422,312	$144	7,129	$—	953,787	$10	32,225,188	$322
Issuance of common stock	83,933	1	125,984	1	67	—	3,390	—	213,374	2
Redemptions of common stock	(1,137,587)	(11)	(594,197)	(6)	—	—	(14,907)	—	(1,746,691)	(17)
Balance as of June 30, 2020	15,788,306	$158	13,954,099	$139	7,196	$—	942,270	$10	30,691,871	$307
Issuance of common stock	145,795	1	155,519	2	100	—	16,225	—	317,639	3
Redemptions of common stock	(398,006)	(4)	(223,151)	(2)	—	—	(3,044)	—	(624,201)	(6)
Balance as of September 30, 2020	15,536,095	$155	13,886,467	$139	7,296	$—	955,451	$10	30,385,309	$304

CIM INCOME NAV, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
September 30, 2020 (Unaudited) - (Continued)

	D Shares		T Shares		S Shares		I Shares		Total
	Shares	Par Value	Shares	Par Value	Shares	Par Value	Shares	Par Value	Shares	Par Value
Balance as of January 1, 2019	18,942,529	$189	12,777,322	$128	—	$—	1,159,730	$12	32,879,581	$329
Issuance of common stock	971,303	10	1,152,999	12	—	—	8,232	—	2,132,534	22
Redemptions of common stock	(870,578)	(9)	(249,886)	(3)	—	—	(57,116)	(1)	(1,177,580)	(13)
Balance as of March 31, 2019	19,043,254	$190	13,680,435	$137	—	$—	1,110,846	$11	33,834,535	$338
Issuance of common stock	670,464	7	844,457	8	—	—	15,180	—	1,530,101	15
Redemptions of common stock	(1,010,203)	(10)	(439,789)	(4)	—	—	—	—	(1,449,992)	(14)
Balance as of June 30, 2019	18,703,515	$187	14,085,103	$141	—	$—	1,126,026	$11	33,914,644	$339
Issuance of common stock	605,454	6	828,494	8	—	—	66,926	1	1,500,874	15
Redemptions of common stock	(631,055)	(6)	(587,361)	(6)	—	—	(114,396)	(1)	(1,332,812)	(13)
Balance as of September 30, 2019	18,677,914	$187	14,326,236	$143	—	$—	1,078,556	$11	34,082,706	$341
Distributions Payable and Distribution Policy
On July 23, 2020, the Board authorized a year-end distribution (the “Year-End Distribution”) of $0.0839 per share of our D Shares, T Shares, S Shares and I Shares, which amount will be adjusted based on the relative NAV of our D Shares, T Shares, S Shares and I Shares so that distributions constitute a uniform percentage of the NAV per share of all classes. The Year-End Distribution is payable to stockholders of record as of the close of business on December 30, 2020 and will be paid in January 2021 upon a determination by the Company’s chief financial officer that as of the payment date of the Year-End Distribution, the Company will be able to pay its debts as they become due in the usual course of business and its assets will not be less than the sum of its total liabilities. The Year-End Distribution will be paid in cash or reinvested in shares of the Company’s common stock for stockholders participating in the distribution reinvestment plan. The Year-End Distribution is expected to be paid in addition to any distribution to be considered for authorization by the Board for the month of December 2020.
Equity-Based Compensation
On August 9, 2018, the Board approved the adoption of the Company’s 2018 Equity Incentive Plan (the “Plan”), under which 400,000 of the Company’s shares of common stock were reserved for issuance and awards of 385,000 shares of common stock are available for future grant as of September 30, 2020.
As of September 30, 2020, the Company has granted awards of approximately 3,650 restricted D Shares to each of the independent members of the Board (approximately 14,600 restricted shares in aggregate) under the Plan. As of September 30, 2020, 7,200 of the restricted D Shares had vested based on one year of continuous service. The remaining 7,400 shares issued had not been forfeited as of September 30, 2020. The fair value of the Company’s share awards is determined using the Company’s NAV per share on the date of grant. Compensation expense related to these restricted D Shares is recognized over the vesting period. The Company recorded compensation expense of $32,000 and $98,000 for the three and nine months ended September 30, 2020, respectively, and $33,000 and $98,000 for the three and nine months ended September 30, 2019, respectively, related to these restricted D Shares, which is included in general and administrative expenses in the accompanying condensed consolidated statements of operations. All compensation expense related to these restricted D Shares was recognized ratably over the period of service prior to October 1, 2020.
The Board determined 50% of the Company’s independent directors’ quarterly compensation payments for the third     quarter of 2020 through the first quarter of 2021 will be paid in D Shares based on the then current NAV per share at the time of issuance.
NOTE 15 — LEASES
The Company’s real estate assets are leased to tenants under operating leases for which the terms, expirations and extension options vary. The Company’s operating leases do not convey to the lessee the right to purchase the underlying asset upon expiration of the lease period. To determine whether a contract contains a lease, the Company reviews contracts to determine if the agreement conveys the right to control the use of an asset. The Company accounts for lease and non-lease components as a single, combined operating lease component. Non-lease components primarily consist of maintenance services, including CAM, real estate taxes, insurance and utilities paid for by the lessor but consumed by the lessee. Non-lease components are considered to be variable rental and other property income and are recognized in the period incurred.

CIM INCOME NAV, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
September 30, 2020 (Unaudited) - (Continued)
As of September 30, 2020, the leases had a weighted-average remaining term of 9.9 years. Certain leases include provisions to extend the lease agreements, options for early termination after paying a specified penalty, rights of first refusal to purchase the property at competitive market rates, and other negotiated terms and conditions. The Company retains substantially all of the risks and benefits of ownership of the real estate assets leased to tenants. The Company’s lease agreements do not contain any material residual value guarantees or material restrictive covenants.
As of September 30, 2020, the future minimum rental income from the Company’s real estate assets under non-cancelable operating leases, assuming no exercise of renewal options for the succeeding five fiscal years and thereafter, was as follows (in thousands):

Future Minimum Rental Income
Remainder of 2020	$16,760
2021	61,928
2022	62,679
2023	62,692
2024	61,300
Thereafter	385,425
Total	$650,784

A certain amount of the Company’s rental and other property income is from tenants with leases which are subject to contingent rent provisions. These contingent rents are subject to the tenant achieving periodic revenues in excess of specified levels. For the three and nine months ended September 30, 2020 and 2019, the amount of the contingent rent earned by the Company was not significant.

Rental and other property income during the three and nine months ended September 30, 2020 and 2019 consisted of the following (in thousands):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019
Fixed rental and other property income (1)	$16,037	$17,116	$47,253	$51,755
Variable rental and other property income (2)	2,751	2,195	7,271	6,309
Total rental and other property income	$18,788	$19,311	$54,524	$58,064
______________________
(1)Consists primarily of fixed contractual payments from operating leases with tenants recognized on a straight-line basis over the lease term, including amortization of acquired above- and below-market leases, and is net of uncollectible lease-related receivables.
(2)Consists primarily of tenant reimbursements for recoverable real estate taxes and property operating expenses, and percentage rent.
NOTE 16 — SUBSEQUENT EVENTS
The Company evaluated events subsequent to September 30, 2020, and concluded that no subsequent events have occurred that would require recognition or disclosure in the condensed consolidated unaudited financial statements.

Item 2.Management’s Discussion and Analysis of Financial Condition and Results of Operations
The following discussion and analysis should be read in conjunction with the accompanying condensed consolidated financial statements and notes thereto appearing elsewhere in this Quarterly Report on Form 10-Q. We make statements in this section that are forward-looking statements within the meaning of the federal securities laws. Certain risks may cause our actual results, performance or achievements to differ materially from those expressed or implied by the following discussion. For a complete discussion of such risk factors, see Item 1A — Risk Factors of this Quarterly Report on Form 10-Q and the Company’s Annual Report on Form 10-K for the year ended December 31, 2019. Capitalized terms used herein, but not otherwise defined, shall have the meaning ascribed to those terms in “Part I — Financial Information” of this Quarterly Report on Form 10-Q, including the notes to the condensed consolidated financial statements contained therein. The terms “we,” “us,” “our” and the “Company” refer to CIM Income NAV, Inc.
Forward-Looking Statements
This Quarterly Report on Form 10-Q includes “forward-looking statements” (within the meaning of the federal securities laws, Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) that reflect our expectations and projections about our future results, performance, prospects and opportunities. We have attempted to identify these forward-looking statements by the use of words such as “may,” “will,” “seek,” “expects,” “anticipates,” “believes,” “targets,” “intends,” “should,” “estimates,” “could,” “continue,” “assume,” “projects,” “plans” or similar expressions. These forward-looking statements are based on information currently available to us and are subject to a number of known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by these forward-looking statements. These factors include, among other things, those discussed below. In addition, these risks and uncertainties include those associated with (i) the scope, severity and duration of the current pandemic of COVID-19 and actions taken to contain the pandemic or mitigate its impact, (ii) the potential adverse effect of the COVID-19 pandemic on the financial condition, results of operations, cash flows and performance of the Company and its tenants, the real estate market and the global economy and financial markets, among others, and (iii) general economic, market and other conditions. We intend for all such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in Section 27A of the Securities Act and Section 21E of the Exchange Act, as applicable by law. We do not undertake to publicly update or revise any forward-looking statements, whether as a result of changes in underlying assumptions or new information, future events or otherwise, except as may be required to satisfy our obligations under federal securities law. The forward-looking statements should be read in light of the risk factors identified in Item 1A. Risk Factors of this Quarterly Report on Form 10-Q and our Annual Report on Form 10-K for the year ended December 31, 2019.
The following are some, but not all, of the assumptions, risks, uncertainties and other factors that could cause our actual results to differ materially from those presented in our forward-looking statements:
•We may be unable to renew leases, lease vacant space or re-lease space as leases expire on favorable terms or at all.
•We are subject to risks associated with tenant, geographic and industry concentrations with respect to our properties.
•Our properties, intangible assets and other assets may be subject to impairment charges.
•We could be subject to unexpected costs or unexpected liabilities that may arise from dispositions.
•We are subject to competition in the acquisition and disposition of properties and in the leasing of our properties and we may suffer delays or be unable to acquire, dispose of, or lease properties on advantageous terms.
•We are subject to risks associated with bankruptcies or insolvencies of tenants or from tenant defaults generally.
•We have substantial indebtedness, which may affect our ability to pay distributions, and expose us to interest rate fluctuation risk and the risk of default under our debt obligations.
•We are affected by the incurrence of additional secured or unsecured debt.
•We may not generate cash flows sufficient to pay our distributions to stockholders or meet our debt service obligations.
•Our continued compliance with debt covenants depends on many factors and could be impacted by current or future economic conditions associated with the COVID-19 pandemic.
•We may be affected by risks resulting from losses in excess of insured limits.
•We may not be able to maintain profitability.
•We may fail to remain qualified as a REIT for U.S. federal income tax purposes.
•We are subject to market and regulatory risks that may affect capital raising volume.
•Our advisor has the right to terminate the Advisory Agreement upon 60 days’ written notice without cause or penalty.

Definitions
We use certain defined terms throughout this Quarterly Report on Form 10-Q that have the following meanings:
The phrase “annualized rental income” refers to the straight-line rental revenue under our leases on operating properties owned as of the respective reporting date, which includes the effect of rent escalations and any tenant concessions, such as free rent, and excludes any contingent rent, such as percentage rent. Management uses annualized rental income as a basis for tenant, industry and geographic concentrations and other metrics within the portfolio. Annualized rental income is not indicative of future performance.
Under a “net lease,” the tenant occupying the leased property (usually as a single tenant) does so in much the same manner as if the tenant were the owner of the property. The tenant generally agrees that it will either have no ability or only limited ability to terminate the lease or abate rent prior to the expiration of the term of the lease as a result of real estate driven events such as casualty, condemnation or failure by the landlord to fulfill its obligations under the lease. There are various forms of net leases, most typically classified as either triple-net or double-net. Triple-net leases typically require the tenant to pay all expenses associated with the property (e.g., real estate taxes, insurance, maintenance and repairs, including roof, structure and parking lot). Double-net leases typically hold the landlord responsible for the capital expenditures for the roof and structure, while the tenant is responsible for all lease payments and remaining operating expenses associated with the property (e.g., real estate taxes, insurance and maintenance).
Overview
We are a monthly priced perpetual life non-exchange traded REIT that has acquired and operates a diversified portfolio primarily consisting of retail, office and industrial properties that are leased to creditworthy tenants under long-term net leases, and are strategically located throughout the United States. We commenced our principal operations on December 7, 2011, when we issued the initial $10.0 million in shares of our common stock in the Offering and acquired our first real estate property. We have no paid employees and are externally advised and managed by CIM Income NAV Management. CIM indirectly owns and/or controls CIM Income NAV Management; our dealer manager, CCO Capital; our property manager, CREI Advisors; and CCO Group.
As we acquire additional commercial real estate, we will be subject to changes in real estate prices and changes in interest rates on any current variable rate debt, refinancings or new indebtedness used to acquire the properties. We may manage our risk of changes in real estate prices on future property acquisitions, when applicable, by entering into purchase agreements and loan commitments simultaneously, or through loan assumptions, so that our operating yield is determinable at the time we enter into a purchase agreement, by contracting with developers for future delivery of properties, or by entering into sale-leaseback transactions. We manage our interest rate risk by monitoring the interest rate environment in connection with our future property acquisitions, when applicable, or upcoming debt maturities to determine the appropriate financing or refinancing terms, which may include fixed rate loans, variable rate loans or interest rate hedges. If we are unable to acquire suitable properties or obtain suitable financing terms for future acquisitions or refinancing, our results of operations may be adversely affected.
Our operating results and cash flows are primarily influenced by rental and other property income from our commercial properties, and interest expense on our property indebtedness and acquisition and operating expenses. As 95.8% of our rentable square feet was under lease as of September 30, 2020, with a weighted average remaining lease term of 9.9 years, we believe our exposure to changes in commercial rental rates on our portfolio is substantially mitigated, except for vacancies caused by tenant bankruptcies or other factors, including due to circumstances related to the COVID-19 pandemic. Our advisor regularly monitors the creditworthiness of our tenants by reviewing each tenant’s financial results, any available credit rating agency reports on the tenant or guarantor, the operating history of the property with such tenant, the tenant’s market share and track record within its industry segment, the general health and outlook of the tenant’s industry segment, and other information for changes and possible trends. If our advisor identifies significant changes or trends that may adversely affect the creditworthiness of a tenant, it will gather a more in-depth knowledge of the tenant’s financial condition and, if necessary, attempt to mitigate the tenant credit risk by evaluating the possible sale of the property or identifying a possible replacement tenant should the current tenant fail to perform on the lease.
Effective April 1, 2020, we modified our public offering and certain other features of our company from a daily to a monthly NAV REIT. We believe this change will result in greater access to capital to execute on our investment strategy, which will help us to better achieve our investment objectives by driving growth and diversification within the portfolio, creating a stronger balance sheet and enhancing liquidity for the benefit of all stockholders.
As part of the change from a daily to a monthly NAV REIT, our board of directors approved, among other things: (1) a change in the frequency of our NAV calculations from daily to monthly and certain other related changes to our valuation policies; and (2) adopted an amended share redemption program that provides for redemptions on a monthly basis. As a monthly NAV REIT, we expect that investors’ subscriptions will be accepted on the first day of each month and the purchase price of each class of shares would generally equal the prior month’s NAV for that class divided by the number of shares of such class outstanding, as determined monthly, plus applicable selling commissions and dealer manager fees.
COVID-19
The COVID-19 outbreak and the associated “shelter-in-place” or “stay-at-home” orders or other quarantine mandates or public health guidance issued by local, state or federal authorities has adversely affected a number of our tenants’ businesses. The extent to which the COVID-19 pandemic continues to impact our operations and those of our tenants will depend on future developments, which are highly uncertain and cannot be predicted with confidence, including the scope, severity and duration of the pandemic, the actions taken to contain the pandemic or mitigate its impact, and the direct and indirect economic effects of the pandemic and containment measures, among others.
During the three and nine months ended September 30, 2020, we provided lease concessions, either in the form of rent deferrals or abatements, to certain tenants in response to the impact of the COVID-19 pandemic on those tenants. As of September 30, 2020, we granted rent deferrals with an aggregate deferral amount of $526,000. Additionally, as of September 30, 2020, we granted rent abatements to tenants with an aggregate abatement amount of $34,000.
As of November 5, 2020, we have collected approximately 94% of rental payments billed to tenants during the three months ended September 30, 2020. Additionally, as of November 5, 2020, we have collected 98% of October 2020 rental payments billed to tenants.
We are actively managing our response to the COVID-19 pandemic in collaboration with our tenants and business partners and are assessing potential impacts to our financial position and operating results, as well as potential adverse developments in our business. In order to manage the financial health of the Company, our Board is making its determinations with respect to the declaration of distributions on a monthly, instead of quarterly basis and has approved and adopted an amended and restated share redemption program (the “Amended Share Redemption Program”) that, among other changes, provides that the Amended Share Redemption Program may be suspended at any time by majority vote of the Board without prior notice if the Board believes such action is in the best interest of the Company and its stockholders. Given the recent levels of investor subscriptions and increased redemption requests, which we believe has been exacerbated by the challenging economic environment caused by the COVID-19 pandemic, our stated objectives of maintaining target liquidity of 10% of the NAV up to $1 billion, and 5% of the NAV in excess of $1 billion (“Target Liquidity”) and satisfying the redemption plan limits are in conflict. As such, the Company is temporarily redeeming less than the Amended Share Redemption Program limits to maintain this Target Liquidity while the Company seeks to generate additional liquidity through investor subscriptions and execution of an in-process asset disposition program. On August 30, 2020, our Board determined that, effective immediately, monthly redemptions temporarily will be limited to shares whose aggregate value is no more than 0.8% of the aggregate NAV as of the last calendar day of the previous calendar month, and in any calendar quarter, redemptions will be limited to shares whose aggregate value is no more than 2.0% of the aggregate NAV as of the last calendar day of the previous calendar quarter. While no assurances can be made regarding the timing of a return to the redemption plan limits stated in the Company’s Amended Share Redemption Program, if at all, the Company is currently targeting the return to the limits under the Amended Share Redemption Program to occur in the second quarter of 2021. Further, in support of our efforts to achieve sustainable liquidity, our Board determined that 50% of the independent directors’ quarterly compensation payments for the third quarter of 2020 through the first quarter of 2021 will be paid in the form of D Shares based on the then current NAV per share at the time of issuance. In addition our Advisor agreed to take 50% of the monthly advisory fee payment from August 2020 through March 31, 2021 in I Shares based on the then current NAV per share of such shares at the time of issuance. During the nine months ended September 30, 2020 we borrowed $52.0 million on the Revolving Loans in order to increase liquidity during this period of economic uncertainty. See “— Liquidity and Capital Resources” for a more complete discussion of our financial resources.
We further engaged our independent valuation expert, pursuant to an agreement dated May 14, 2020, to provide valuation services on a monthly, instead of a rolling annual, basis, until such time that we had greater visibility into the impact of the COVID-19 pandemic on our properties’ valuations. Given the relative stability of the month-over-month valuation of our real estate assets, our liabilities and our rent collections our board of directors believes that it is in the best interests of us and our stockholders to cease incurring the additional costs associated with the monthly valuations and return to valuing our real estate portfolio on a rolling annual basis in accordance with our valuation policies effective September 30, 2020.
For further information regarding the impact of the COVID-19 pandemic on the Company, see Part II, Item 1A titled “Risk Factors.”

Operating Highlights and Key Performance Indicators
2020 Activity
•Disposed of two anchored shopping centers and one retail property for a gross sales price of $14.2 million.
•Increased total debt by $122.0 million to $473.0 million, with cash proceeds utilized primarily for investment and redemptions.
•Invested $50.0 million into partnership interests in CIM UII Onshore.
Portfolio Information
As of September 30, 2020, we owned 125 properties located in 34 states, comprising 5.3 million rentable square feet, which includes the rentable square feet of buildings on land subject to ground leases. As of September 30, 2020, no single tenant accounted for greater than 10% of our 2020 annualized rental income. As of September 30, 2020, we had certain geographic concentrations in our property holdings. In particular, as of September 30, 2020, 17 of our properties were located in Ohio and six of our properties were located in Arizona, accounting for 13% and 11%, respectively, of our 2020 annualized rental income. In addition, we had tenants in the manufacturing industry, which accounted for 17% of our 2020 annualized rental income. Our results of operations are influenced by the timing of acquisitions and the operating performance of our real estate assets. The following table shows the property statistics of our real estate assets as of September 30, 2020 and 2019:

	As of September 30,
	2020	2019
Number of commercial properties	125	132
Rentable square feet (in thousands) (1)	5,318	5,465
Percentage of rentable square feet leased	95.8%	98.6%
Percentage of investment-grade tenants (2)	29.9%	32.1%
______________________
(1)Includes square feet of buildings on land parcels that are subject to ground leases.
(2)Investment-grade tenants are those with a credit rating of BBB- or higher by Standard & Poor’s Financial Services LLC (“Standard & Poor’s”) or a credit rating of Baa3 or higher by Moody’s Investor Service, Inc. (“Moody’s”). The ratings may reflect those assigned by Standard & Poor’s or Moody’s to the lease guarantor or the parent company, as applicable. The weighted average credit rating is weighted based on annualized rental income, and is for only those tenants rated by Standard & Poor’s.
The following table summarizes our real estate acquisition activity during the three and nine months ended September 30, 2020 and 2019:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019
Commercial properties acquired	—	1	—	4
Purchase price of acquired properties (in thousands)	$—	$47,151	$—	$78,633
Rentable square feet of acquired properties (in thousands) (1)	—	137	—	305
______________________
(1)Includes square feet of buildings on land parcels subject to ground leases.
Results of Operations
Overview
We are not aware of any material trends or uncertainties, other than those listed in the risk factors set forth in our Annual Report on Form 10-K for the year ended December 31, 2019 and this Quarterly Report on Form 10-Q, the effects of the recent outbreak of COVID-19, and national economic conditions affecting real estate in general, that may reasonably be expected to have a material impact on our results from the acquisition, management and operation of properties. Currently, we are unable to predict the impact that the COVID-19 pandemic will have on our financial condition, results of operations and cash flows in future periods due to numerous uncertainties.

Same Store Analysis
Our results of operations are influenced by the timing of acquisitions and the operating performance of our real estate assets. We review our stabilized operating results, measured by net operating income (“NOI”), from properties that we owned for the entirety of both the current and prior year reporting periods, referred to as “same store” properties, and we believe that the presentation of operating results for same store properties provides useful information to stockholders. NOI is a supplemental non-GAAP financial measure of a real estate company’s operating performance. NOI is considered by management to be a helpful supplemental performance measure, as it enables management to evaluate the impact of occupancy, rents, leasing activity, and other controllable property operating results at our real estate properties, and it provides a consistent method for the comparison of our properties. We define NOI as operating revenues less operating expenses, which exclude (i) depreciation and amortization, (ii) interest expense and other non-property related revenue and expense items such as (a) general and administrative expenses, (b) advisory fees, (c) transaction-related expenses and (d) income from marketable securities. Our NOI may not be comparable to that of other REITs and should not be considered to be more relevant or accurate in evaluating our operating performance than the current GAAP methodology used in calculating net income. In determining the same store property pool, we include all properties that were owned for the entirety of both the current and prior reporting periods, except for properties during the current or prior year that were under development or redevelopment.
Comparison of the Three Months Ended September 30, 2020 and 2019
The following table reconciles net income, calculated in accordance with GAAP, to net operating income (dollar amounts in thousands):

	For the Three Months Ended September 30,
	2020	2019	Change
Net income	$1,729	$7,678	$(5,949)
Interest expense and other, net	4,511	3,444	1,067
Gain on investment in CIM UII Onshore	(70)	—	(70)
Operating income	6,170	11,122	(4,952)

Gain on disposition of real estate, net	(397)	(5,657)	5,260
Impairment	107	142	(35)
Depreciation and amortization	6,832	7,230	(398)
Transaction-related expenses	201	220	(19)
Advisory fees and expenses	1,634	1,982	(348)
General and administrative expenses	1,504	1,470	34
Interest income on marketable securities	(87)	(39)	(48)
Net operating income	$15,964	$16,470	$(506)
A total of 124 properties were acquired before July 1, 2019 and represent our “same store” properties during the three months ended September 30, 2020 and 2019. “Non-same store” properties, for purposes of the table below, includes properties acquired and disposed on or after July 1, 2019. The following table details the components of net operating income broken out between same store and non-same store properties (dollar amounts in thousands):

	Total			Same Store			Non-Same Store
	For the Three Months Ended September 30,			For the Three Months Ended September 30,			For the Three Months Ended September 30,
	2020	2019	Change	2020	2019	Change	2020	2019	Change
Rental and other property income	$18,788	$19,311	$(523)	$17,448	$17,755	$(307)	$1,340	$1,556	$(216)

Property operating expenses	1,411	1,578	(167)	1,161	1,357	(196)	250	221	29
Real estate tax expenses	1,413	1,263	150	1,288	1,198	90	125	65	60
Total property operating expenses	2,824	2,841	(17)	2,449	2,555	(106)	375	286	89

Net operating income	$15,964	$16,470	$(506)	$14,999	$15,200	$(201)	$965	$1,270	$(305)

Interest Expense and Other, Net
The increase in interest expense and other, net of $1.1 million during the three months ended September 30, 2020, as compared to the same period in 2019, was primarily due to an increase in our average outstanding debt balance to $473.0 million for the three months ended September 30, 2020, as compared to $355.3 million for the three months ended September 30, 2019.
Gain on investment in CIM UII Onshore
The increase in gain on investment in CIM UII Onshore of $70,000 during the three months ended September 30, 2020, as compared to the same period in 2019, was due to our investment in limited partnership interests in CIM UII Onshore, for which we recognized our share of CIM UII Onshore’s gain of $70,000 during the three months ended September 30, 2020. No such investments were made during the three months ended September 30, 2019.
Gain on Disposition of Real Estate, Net
The decrease in gain on disposition of real estate, net of $5.3 million during the three months ended September 30, 2020, as compared to the same period in 2019, was primarily due to the disposition of one property during the three months ended September 30, 2020, as compared to the disposition of 16 properties during the three months ended September 30, 2019.
Impairment
The decrease in impairment of $35,000 during the three months ended September 30, 2020, as compared to the same period in 2019, was primarily due to management identifying the carrying values of two retail properties to be greater than the estimated fair values of the properties, resulting in an impairment charge of $107,000 during the three months ended September 30, 2020, as compared to an impairment charge of $142,000 relating to one retail property during the three months ended September 30, 2019.
Depreciation and Amortization
The decrease in depreciation and amortization of $398,000 during the three months ended September 30, 2020, as compared to the same period in 2019, was primarily due to the disposition of seven properties subsequent to September 30, 2019, partially offset by recognizing a full period of depreciation and amortization on one property acquisition during the three months ended September 30, 2019.
Transaction-Related Expenses
We reimburse CIM Income NAV Management or its affiliates for transaction-related expenses incurred in the process of acquiring a property, disposing of a property, or the origination or acquisition of a loan, so long as the total expenses relating to the transaction do not exceed 6.0% of the contract purchase price, unless otherwise approved by a majority of our Board, including a majority of our independent directors, as commercially competitive, fair and reasonable to us. Our acquisitions qualify as asset acquisitions, and, as such, certain acquisition costs related to these asset acquisitions are capitalized.
Transaction-related expenses remained generally consistent during the three months ended September 30, 2020, as compared to the same period in 2019.
Advisory Fees and Expenses
The advisory fees and expenses that we pay to our advisor are based upon our NAV.
The decrease in advisory fees and expenses of $348,000 during the three months ended September 30, 2020, as compared to the same period in 2019, was primarily due to a decrease in the average total NAV for all share classes, which decreased $91.7 million for the three months ended September 30, 2020 compared to the three months ended September 30, 2019.
General and Administrative Expenses
The primary general and administrative expense items are platform fees, professional service fees, and Board costs.
General and administration expenses remained generally consistent during the three months ended September 30, 2020, as compared to the same period in 2019.

Net Operating Income
Same store net operating income decreased $201,000 during the three months ended September 30, 2020, as compared to the same period in 2019. The decrease was primarily due to a reduction in rental and other property income for amounts deemed not probable of collection due to three same store tenants declaring bankruptcy, as well as a decrease in occupancy from 98.6% on September 30, 2019 to 95.8% on September 30, 2020, offset by a lease termination fee received from one tenant.
Non-same store property net operating income decreased $305,000 during the three months ended September 30, 2020, as compared to the same period in 2019. The decrease is primarily due to the disposition of seven rental income-producing properties subsequent to September 30, 2019.
Comparison of the Nine Months Ended September 30, 2020 and 2019
The following table reconciles net income, calculated in accordance with GAAP, to net operating income (dollar amounts in thousands):

	For the Nine Months Ended September 30,
	2020	2019	Change
Net (loss) income	$(13,073)	$14,767	$(27,840)
Interest expense and other, net	12,623	10,803	1,820
Loss on investment in CIM UII Onshore	3,232	—	3,232
Operating income	2,782	25,570	(22,788)

Gain on disposition of real estate, net	(411)	(9,232)	8,821
Impairment	13,851	142	13,709
Depreciation and amortization	20,820	22,065	(1,245)
Transaction-related expenses	544	933	(389)
Advisory fees and expenses	5,018	5,862	(844)
General and administrative expenses	4,158	5,199	(1,041)
Interest income on marketable securities	(265)	(115)	(150)
Net operating income	$46,497	$50,424	$(3,927)
A total of 121 properties were acquired before January 1, 2019 and represent our “same store” properties during the nine months ended September 30, 2020 and 2019. “Non-same store” properties, for purposes of the table below, includes properties acquired and disposed on or after January 1, 2019. The following table details the components of net operating income broken out between same store and non-same store properties (dollar amounts in thousands):

	Total			Same Store			Non-Same Store (1)
	For the Nine Months Ended September 30,			For the Nine Months Ended September 30,			For the Nine Months Ended September 30,
	2020	2019	Change	2020	2019	Change	2020	2019	Change
Rental and other property income	$54,524	$58,064	$(3,540)	$48,343	$51,037	$(2,694)	$6,181	$7,027	$(846)

Property operating expenses	3,838	3,797	41	2,709	3,251	(542)	1,129	546	583
Real estate tax expenses	4,189	3,843	346	3,735	3,572	163	454	271	183
Total property operating expenses	8,027	7,640	387	6,444	6,823	(379)	1,583	817	766

Net operating income	$46,497	$50,424	$(3,927)	$41,899	$44,214	$(2,315)	$4,598	$6,210	$(1,612)
Interest Expense and Other, Net
The increase in interest expense and other, net of $1.8 million during the nine months ended September 30, 2020, as compared to the same period in 2019, was primarily due to an increase in our average outstanding debt balance to $441.5 million for the nine months ended September 30, 2020, as compared to $354.9 million for the nine months ended September 30, 2019, offset by a decrease in the weighted average interest rate from 3.97% as of September 30, 2019 to 3.52% as of September 30, 2020.

Loss on Investment in CIM UII Onshore
The increase in loss on investment in CIM UII Onshore of $3.2 million during the nine months ended September 30, 2020, as compared to the same period in 2019, was due to our investment in limited partnership interests in CIM UII Onshore, for which we recognized our share of CIM UII Onshore’s loss of $3.2 million during the nine months ended September 30, 2020. No such investments were made during the nine months ended September 30, 2019.
Gain on Disposition of Real Estate, Net
The decrease in gain on disposition of real estate, net of $8.8 million during the nine months ended September 30, 2020, as compared to the same period in 2019, was primarily due to the disposition of three properties during the nine months ended September 30, 2020, as compared to the disposition of 24 properties during the nine months ended September 30, 2019.
Impairment
The increase in impairment of $13.7 million during the nine months ended September 30, 2020, as compared to the same period in 2019, was primarily due to management identifying the carrying value of one anchored shopping center and one retail property to be greater than the estimated fair value of the properties, as well as bankruptcies at one anchored shopping center and three retail properties resulting in an impairment charge of $13.9 million during the nine months ended September 30, 2020, as compared to an impairment charge of $142,000 relating to one retail property during the nine months ended September 30, 2019.
Depreciation and Amortization
The decrease in depreciation and amortization of $1.2 million during the nine months ended September 30, 2020, as compared to the same period in 2019, was primarily due to the disposition of seven properties subsequent to September 30, 2019, partially offset by recognizing a full period of depreciation and amortization on four properties acquired during the nine months ended September 30, 2019.
Transaction-Related Expenses
The decrease in transaction-related expenses of $389,000 during the nine months ended September 30, 2020, as compared to the same period in 2019, was primarily due to a decrease in advisor reimbursement expenses related to lower acquisition and disposition activity during the nine months ended September 30, 2020.
Advisory Fees and Expenses
The advisory fees and expenses that we pay to our advisor are based upon our NAV.
The decrease in advisory fees and expenses of $844,000 during the nine months ended September 30, 2020, as compared to the same period in 2019, was primarily due to a decrease in the average total NAV for all share classes, which decreased $61.3 million for the nine months ended September 30, 2020 compared to the nine months ended September 30, 2019.
General and Administrative Expenses
The primary general and administrative expense items are platform fees, professional service fees, certain expense reimbursements to our advisor, and Board costs.
The decrease in general and administrative expenses of $1.0 million during the nine months ended September 30, 2020, as compared to the same period in 2019, was primarily due to a decrease in advisor reimbursements, offset by an increase in valuation servicing fees as a result of the temporary change to monthly valuations of our properties beginning April 2020 due to uncertainty surrounding the COVID-19 pandemic.
Net Operating Income
Same store net operating income decreased $2.3 million during the nine months ended September 30, 2020, as compared to the same period in 2019. The decrease was primarily due to a reduction in rental and other property income for amounts deemed not probable of collection due to three same store tenants declaring bankruptcy.
Non-same store property net operating income decreased $1.6 million during the nine months ended September 30, 2020, as compared to the same period in 2019. The decrease is primarily due to the disposition of seven rental income-producing properties subsequent to September 30, 2019, offset by recognizing a full period of net operating income for the four properties acquired during the nine months ended September 30, 2019.

Distributions
Prior to April 1, 2020, on a quarterly basis, our Board authorized a daily distribution for the succeeding quarter. Our Board authorized the following daily distribution amounts per share for the periods indicated below:

Period Commencing	Period Ending	Daily Distribution Amount (1)
December 8, 2011	December 31, 2011	$0.002260274
January 1, 2012	September 30, 2012	$0.002254099
October 1, 2012	December 31, 2012	$0.002383836
January 1, 2013	September 30, 2013	$0.002429042
October 1, 2013	March 31, 2014	$0.002563727
April 1, 2014	March 31, 2020	$0.002678083
______________________
(1)The daily distribution amount for each class of outstanding common stock is adjusted based on the relative NAV of the various classes each day so that, from day to day, distributions constitute a uniform percentage of the NAV per share of all classes. As a result, from day to day, the per share daily distribution for each outstanding class of common stock may be higher or lower than the daily distribution amount authorized by our Board based on the relative NAV of each class of common stock on that day.
On April 20, 2020, our Board decided to make a determination as to the amount and timing of distributions on a monthly, instead of a quarterly, basis until such time that we have greater visibility into the impact that the COVID-19 pandemic will have on our tenants’ ability to continue to pay rent on their leases on a timely basis or at all, the degree to which federal, state or local governmental authorities grant rent relief or other relief or amnesty programs applicable to our tenants, our ability to access the capital markets, and on the United States and worldwide financial markets and economy.
After April 1, 2020, our Board has authorized the following monthly distribution amounts per share for the periods indicated below:

Record Date	Distribution Amount (1)
April 30, 2020	$0.0400
May 31, 2020	$0.0400
June 30, 2020	$0.0777
July 30, 2020	$0.0777
August 28, 2020	$0.0777
September 29, 2020	$0.0777
October 29, 2020	$0.0777
November 27, 2020	$0.0777
______________________
(1)The distribution amount for each class of outstanding common stock is adjusted based on the relative NAV of the various classes so that distributions constitute a uniform percentage of the NAV per share of all classes for stockholders of record as of the last business day of the month for which the distribution rate applies.
On July 23, 2020, our Board authorized a Year-End Distribution of $0.0839 per share of our D Shares, T Shares, S Shares and I Shares, which amount will be adjusted based on the relative NAV of our D Shares, T Shares, S Shares and I Shares so that distributions constitute a uniform percentage of the NAV per share of all classes. The Year-End Distribution is payable to stockholders of record as of the close of business on December 30, 2020 and will be paid in January 2021 upon a determination by our chief financial officer that as of the payment date of the Year-End Distribution, we will be able to pay our debts as they become due in the usual course of business and our assets will not be less than the sum of our total liabilities. The Year-End Distribution will be paid in cash or reinvested in shares of our common stock for stockholders participating in our distribution reinvestment plan. The Year-End Distribution is expected to be paid in addition to any distribution to be considered for authorization by our Board for the month of December 2020.
As of September 30, 2020, we had distributions payable of $2.4 million, which is included in distributions and redemptions payable on the accompanying condensed consolidated balance sheets.

The following table presents distributions and the source of distributions for the periods indicated below (dollar amounts in thousands):

	Nine Months Ended September 30,
	2020		2019
	Amount	Percent	Amount		Percent
Distributions paid in cash	$10,760	52%	$12,608		51%
Distributions reinvested	9,890	48%	12,102		49%
Total distributions	$20,650	100%	$24,710		100%

Source of distributions:
Net cash provided by operating activities (1)	$20,650	100%	$24,710	(2)	100%
Total sources	$20,650	100%	$24,710		100%
______________________
(1)Net cash provided by operating activities for the nine months ended September 30, 2020 and 2019 was $23.6 million and $24.1 million, respectively.
(2)Our distributions for the nine months ended September 30, 2019 were fully covered by cash flows from operating activities, including cash flows from prior periods of $576,000.
Share Redemptions
Effective April 1, 2020, we have adopted the Amended Share Redemption Program to provide limited liquidity whereby, on a monthly basis, stockholders may request that we redeem all or any portion of their shares. Our Amended Share Redemption Program provides that, no later than on the second to last business day of a given month, stockholders may request that we redeem all or any portion of their shares, subject to a minimum redemption amount and certain short-term trading fees. The redemption price per share for each class will be our NAV per share for such class for that month, calculated by the independent fund accountant in accordance with our valuation policies. Prior to April 1, 2020, our share redemption plan provided limited liquidity whereby, on a daily basis, stockholders could request that we redeem all or any portion of their shares.
Our Amended Share Redemption Program includes certain redemption limits, including a quarterly limit and, in some cases, an individual stockholder limit. We received redemption requests of approximately 7.3 million shares for $121.9 million in excess of our redemption limit during the nine months ended September 30, 2020. During the nine months ended September 30, 2020, we received valid redemption requests under our Amended Share Redemption Program totaling approximately 12.2 million shares, of which we redeemed approximately 4.8 million shares as of September 30, 2020 for $83.2 million at an average redemption price of $17.39 per share and 139,000 shares subsequent to September 30, 2020 for $2.3 million at an average redemption price of $16.74. The remaining redemption requests relating to approximately 7.3 million shares went unfulfilled. A valid redemption request is one that complies with the applicable requirements and guidelines of our current share redemption program then in effect.
As of July 2020, the Board determined that monthly redemptions temporarily will be limited to shares whose aggregate value is no more than 0.8% of our aggregate NAV as of the last calendar day of the previous calendar month, and in any calendar quarter, redemptions will be limited to shares whose aggregate value is no more than 2.0% of our aggregate NAV as of the last calendar day of the previous calendar quarter. While no assurances can be made regarding the timing of a return to the Redemption Plan Limits stated in our existing share redemption plan, if at all, we are targeting the return to our limits under the Amended Share Redemption Program to occur in the second quarter of 2021.
We intend to fund share redemptions with available cash, proceeds from our liquid investments and proceeds from the sale of additional shares. We may, after taking the interests of our Company as a whole and the interests of our remaining stockholders into consideration, use proceeds from any available sources at our disposal to satisfy redemption requests, including, but not limited to, proceeds from sales of additional shares, excess cash flow from operations, sales of our liquid investments, incurrence of indebtedness and, if necessary, proceeds from the disposition of real estate properties or real estate related assets. In an effort to have adequate cash available to support our share redemption plan, CIM Income NAV Management may determine to reserve borrowing capacity under our line of credit. CIM Income NAV Management could then elect to borrow against our line of credit in part to redeem shares presented for redemption during periods when we do not have sufficient proceeds from the sale of shares in the Offering to fund all redemption requests.

Liquidity and Capital Resources
General
We are continuing to closely monitor the outbreak of COVID-19 and its impact on our business, tenants, operating partners and the economy as a whole. The COVID-19 pandemic has not had a material impact on our operations; however, we cannot estimate the ultimate magnitude and duration of the pandemic and its impact on our future operations and liquidity as of the filing date of our report. If the outbreak continues on its current trajectory, such impacts could be material.
Our Credit Facility with JPMorgan Chase Bank, N.A., as administrative agent, provides for borrowings up to $425.0 million, which is comprised of up to $212.5 million in unsecured revolving loans and $212.5 million in unsecured term loans. As of September 30, 2020, we had $90.5 million in unused capacity, subject to borrowing availability. We had no available borrowings as of September 30, 2020. As of September 30, 2020, we had cash and cash equivalents of $33.4 million and investments in marketable securities of $15.9 million.
Subject to potential credit losses in the remainder of 2020 due to tenants that default on their leases, file bankruptcy and/or otherwise experience significant financial difficulty as a result of the COVID-19 pandemic, we expect to meet our short-term liquidity requirements through available cash, cash provided by property operations, proceeds from the Offering and borrowings from the Credit Facility or other sources. During the nine months ended September 30, 2020, we borrowed $52.0 million on the Revolving Loans to increase cash liquidity. Additionally, given the impact of the COVID-19 pandemic, our Board has decided to make a determination as to the amount and timing of distributions on a monthly, instead of a quarterly, basis until such time that we have greater visibility into the impact that the COVID-19 pandemic will have on our tenants’ ability to continue to pay rent on their leases on a timely basis or at all, the degree to which federal, state or local governmental authorities grant rent relief or other relief or amnesty programs applicable to our tenants, our ability to access the capital markets, and on the United States and worldwide financial markets and economy. As of September 30, 2020, we believe we were in compliance with the financial covenants under our various fixed and variable rate debt agreements. As of September 30, 2020, the unsecured debt to unencumbered asset value ratio was 60.8%, which exceeded the 60% maximum permitted under the Second Amended Credit Agreement. Since September 30, 2020, we have taken action so that the unsecured debt to unencumbered asset value ratio was within the requirements of the Second Amended Credit Agreement. We have requested the applicable lenders to waive compliance with the affected financial covenant for the period ending September 30, 2020. While we have historically been successful in renegotiating with its lenders, there can be no assurance that we will be able to do so successfully in the future. We have not received a notice of default from the lenders. However, our continued compliance with these debt covenants depends on many factors, including current rent collections, which is impacted by the current and future economic conditions related to COVID-19.
We expect to continue to raise capital through the Offering and to utilize such funds and future proceeds from secured or unsecured financing to complete future property acquisitions, other permitted investments and for general corporate uses. The source of our operating cash flows is primarily the rental and other property income received from current and future leased properties. As of September 30, 2020, we had raised $873.3 million of gross proceeds from the Offering before organization and offering costs, upfront selling commissions, dealer manager fees and the current portion of stockholder servicing fees of $32.0 million. Refer to Item 1A - Risk Factors in our annual report on Form 10-K for the year ended December 31, 2019, for risks related to our ability to raise capital in the near term.
Our investment guidelines provide that we will seek to maintain our Target Liquidity in relatively liquid investments, such as U.S. government securities, agency securities, corporate debt, publicly traded debt and equity real estate-related securities, cash, cash equivalents and other short-term investments and, in CIM Income NAV Management’s discretion, lines of credit (collectively, the “Liquid Assets”). To the extent that CIM Income NAV Management determines that we should maintain borrowing capacity under lines of credit, the amount available under the lines of credit will be included in calculating the Liquid Assets under these guidelines. These are guidelines, and our stockholders should not expect that we will, at all times, hold liquid assets at or above the target levels or that all liquid assets will be available to satisfy redemption requests as we receive them. We anticipate that both our overall allocation to liquid assets as a percentage of our NAV and our allocation to different types of liquid assets will vary. In making these determinations, our advisor will consider our receipt of proceeds from sales of additional shares, our cash flow from operations, available borrowing capacity under lines of credit, if any, or from additional mortgages on our real estate, our receipt of proceeds from sales of assets, and the anticipated use of cash to fund redemptions, as well as the availability and pricing of different investments. The amount of the Liquid Assets is determined by our advisor, in its sole discretion, but is subject to review by our independent directors on a quarterly basis.
Given the recent levels of investor subscriptions and increased redemption requests, which we believe has been exacerbated by the challenging economic environment caused by the COVID-19 pandemic, our stated objectives of maintaining Target Liquidity and satisfying the redemption plan limits are in conflict. As such, we are temporarily redeeming less than the

Amended Share Redemption Program limits to maintain the Target Liquidity while we seek to generate additional liquidity through investor subscriptions and execution of an in-process asset disposition program. On August 30, 2020, our Board determined that, effective immediately, monthly redemptions temporarily will be limited to shares whose aggregate value is no more than 0.8% of the aggregate NAV as of the last calendar day of the previous calendar month, and in any calendar quarter, redemptions will be limited to shares whose aggregate value is no more than 2.0% of the aggregate NAV as of the last calendar day of the previous calendar quarter. While no assurances can be made regarding the timing of a return to the Redemption Pan Limits stated in our existing share redemption plan, if at all, we are targeting the return to our limits under the Amended Share Redemption Program to occur in the second quarter of 2021.
Further, in support of our efforts to achieve sustainable liquidity, our Board has further agreed to support our efforts towards achieving sustainable liquidity by agreeing to take 50% of their quarterly board of directors compensation in common stock, based on the then current NAV per share at the time of issuance, for the third quarter of 2020 through the first quarter of 2021. In addition, our Advisor has determined to take 50% of its monthly advisory fees in common stock, based on the then current NAV per share at the time of issuance, through March 31, 2021.

Short-term Liquidity and Capital Resources
On a short-term basis, our principal demands for funds will be for property acquisitions or other permitted investments, operating expenses, distributions and redemptions to stockholders and interest on our outstanding debt, including principal repayments of $131.3 million due within the next 12 months. We expect to meet our short-term liquidity requirements through available cash, cash provided by property operations, proceeds from the Offering and borrowings from the Credit Facility or other sources, such as proceeds from dispositions. We believe that the resources stated above will be sufficient to satisfy our operating requirements for the foreseeable future, and we do not anticipate a need to raise funds from sources other than those described above within the next 12 months.
Long-term Liquidity and Capital Resources
On a long-term basis, our principal demands for funds are for property acquisitions or other permitted investments and the payment of tenant improvements, operating expenses, including debt service payments on any outstanding indebtedness, and distributions and redemptions to our stockholders. We expect to meet our long-term liquidity requirements through proceeds from the Offering, secured or unsecured financings from banks and other lenders, any available capacity on the Credit Facility by the addition of properties to the borrowing base, proceeds from the sale of marketable securities, proceeds from dispositions and net cash flows provided by operations.
We expect that substantially all net cash flows from operations will be used to pay distributions to our stockholders after certain capital expenditures, including tenant improvements and leasing commissions, are paid; however, we have used, and may continue to use, other sources to fund distributions, as necessary, including proceeds from the Offering, borrowings on the Credit Facility and/or future borrowings on our unencumbered assets. To the extent that cash flows from operations are lower due to fewer properties being acquired or lower than expected returns on the properties, distributions paid to our stockholders may be lower. We expect that substantially all net cash flows from the Offering or debt financings will be used to fund acquisitions, certain capital expenditures, repayments of outstanding debt or distributions and redemptions to our stockholders.
Contractual Obligations
As of September 30, 2020, we had debt outstanding with a carrying value of $473.0 million and a weighted average interest rate of 3.52%. See Note 9 — Credit Facility And Notes Payable to our condensed consolidated financial statements in this Quarterly Report on Form 10-Q for a description of certain terms of the debt. Our contractual obligations as of September 30, 2020 were as follows (in thousands):

	Payments due by period (1)
	Total	Less Than 1 Year	1-3 Years	3-5 Years	More Than 5 Years
Principal payments – credit facility (2)	$334,500	$122,000	$212,500	$—	$—
Interest payments – credit facility (3)	19,170	11,054	8,116	—	—
Principal payments – fixed debt rate	138,459	9,274	112,235	16,950	—
Interest payments – fixed debt rate (4)	10,034	5,192	3,900	942	—
Total	$502,163	$147,520	$336,751	$17,892	$—
______________________

(1)The table does not include amounts due to our advisor or its affiliates pursuant to our Advisory Agreement because such amounts are not fixed and determinable.
(2)The table does not include the impact of any extension. We may elect to extend the maturity of the Revolving Loans to no later than September 6, 2022, subject to satisfying certain conditions contained in the Second Amended Credit Agreement or refinance the debt or enter into the new financing arrangement.
(3)As of September 30, 2020, the Term Loans outstanding totaled $212.5 million, all of which are subject to interest rate swap agreements. The weighted average all-in interest rate for the Swapped Term Loans was 4.10%. The remaining $122.0 million in Revolving Loans outstanding under the Credit Facility has a weighted average interest rate of 2.06% as of September 30, 2020.
(4)As of September 30, 2020, we had $78.2 million of variable rate mortgage notes effectively fixed through the use of interest rate swap agreements. We used the effective interest rates fixed under our interest rate swap agreements to calculate the debt payment obligations in future periods.
Our charter prohibits us from incurring debt that would cause our borrowings to exceed 75% of our gross assets, valued at the aggregate cost (before depreciation and other non-cash reserves), unless approved by a majority of our independent directors and disclosed to our stockholders in our next quarterly report. In addition to this limitation in our charter, our Board has adopted a policy to further limit our borrowings to 60% of the greater of cost (before depreciation or other non-cash reserves) or fair market value of our gross assets, unless excess borrowing is approved by a majority of our Board (including a majority of the independent directors) and disclosed to our stockholders in the next quarterly report along with a justification for such excess borrowing. As of September 30, 2020, our ratio of debt to total gross assets net of gross intangible lease liabilities was 51.9%, and our ratio of debt to the fair market value of our gross assets net of gross intangible lease liabilities was 53.3%. Fair market value is based on the estimated market value of our real estate assets as of September 30, 2020 used to determine our estimated NAV per share.
Our management reviews net debt as part of its management of our overall liquidity, financial flexibility, capital structure and leverage, and we therefore believe that the presentation of net debt provides useful information to stockholders. Net debt is a non-GAAP measure used to show our outstanding principal debt balance, excluding certain GAAP adjustments, such as financing and issuance costs and related accumulated amortization, less all cash and cash equivalents. As of September 30, 2020, our net debt leverage ratio, which is the ratio of net debt to total gross real estate assets net of gross intangible lease liabilities, was 48.2%.
The following table provides a reconciliation of the credit facility and notes payable, net balance, as reported on our condensed consolidated balance sheet, to net debt as of September 30, 2020 (dollar amounts in thousands):

Balance as of September 30, 2020
Credit facility and notes payable, net	$471,457
Deferred costs, net (1)	1,502
Less: Cash and cash equivalents	(33,449)
Net debt	$439,510
Gross real estate assets, net(2) and investment in CIM UII Onshore	$911,225
Net debt leverage ratio	48.2%
______________________
(1)Deferred costs relate to mortgage notes payable and the term portion of the Credit Facility.
(2)Net of gross intangible lease liabilities.
Cash Flow Analysis
Operating Activities. Net cash provided by operating activities decreased by $579,000 for the nine months ended September 30, 2020, as compared to the same period in 2019. The decrease was primarily due to the timing of receipts and payments for rent and tenant receivables, deferred rental income and amounts payable to affiliates during the nine months ended September 30, 2020. See “— Results of Operations” for a more complete discussion of the factors impacting our operating performance.
Investing Activities. Net cash used in investing activities increased $37.4 million for the nine months ended September 30, 2020, as compared to the same period in 2019, primarily due to our investment in CIM UII Onshore for $50.0 million, as well as an increase in net proceeds from real estate-related activity.

Financing Activities. Net cash provided by financing activities increased $42.4 million. The change was primarily due to an increase in net proceeds from borrowing facilities of $115.0 million, partially offset by a decrease in net proceeds from the issuance of common stock of $59.6 million and an increase in redemptions of common stock of $14.8 million.
Election as a REIT
We have elected to be taxed, and currently qualify, as a REIT under the Internal Revenue Code of 1986, as amended. To maintain our qualification as a REIT, we must continue to meet certain requirements relating to our organization, sources of income, nature of assets, distributions of income to our stockholders and recordkeeping. As a REIT, we generally are not subject to federal income tax on taxable income that we distribute to our stockholders so long as we distribute at least 90% of our annual taxable income (computed without regard to the dividends paid deduction and excluding certain non-cash items and net capital gains).
If we fail to maintain our qualification as a REIT for any reason in a taxable year and applicable relief provisions do not apply, we will be subject to tax on our taxable income at regular corporate rates. We will not be able to deduct distributions paid to our stockholders in any year in which we fail to maintain our qualification as a REIT. We also will be disqualified for the four taxable years following the year during which qualification was lost unless we are entitled to relief under specific statutory provisions. Such an event could materially adversely affect our net income and net cash available for distribution to stockholders. However, we believe that we are organized and operate in such a manner as to maintain our qualification as a REIT for federal income tax purposes. No provision for federal income taxes has been made in our accompanying condensed consolidated financial statements. We are subject to certain state and local taxes related to the operations of properties in certain locations, which, if applicable, have been provided for in our accompanying condensed consolidated financial statements.
Critical Accounting Policies and Estimates
Our accounting policies have been established to conform with GAAP. The preparation of financial statements in conformity with GAAP requires us to use judgment in the application of accounting policies, including making estimates and assumptions. These judgments affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the dates of the financial statements and the reported amounts of revenue and expenses during the reporting periods. Management believes that we have made these estimates and assumptions in an appropriate manner and in a way that accurately reflects our financial condition. We continually test and evaluate these estimates and assumptions using our historical knowledge of the business, as well as other factors, to ensure that they are reasonable for reporting purposes. However, actual results may differ from these estimates and assumptions. If our judgment or interpretation of the facts and circumstances relating to various transactions had been different, it is possible that different accounting policies would have been applied, thus resulting in a different presentation of the financial statements. Additionally, other companies may utilize different estimates that may impact comparability of our results of operations to those of companies in similar businesses. We believe the following critical accounting policies govern the significant judgments and estimates used in the preparation of our financial statements, which should be read in conjunction with the more complete discussion of our accounting policies and procedures included in Note 2 — Summary of Significant Accounting Policies to our audited consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2019. We consider our critical accounting policies to be the following:
•Recoverability of Real Estate Assets; and
•Allocation of Purchase Price of Real Estate Assets.
A complete description of such policies and our considerations is contained in our Annual Report on Form 10-K for the year ended December 31, 2019. The information included in this Quarterly Report on Form 10-Q should be read in conjunction with our audited consolidated financial statements as of and for the year ended December 31, 2019 and related notes thereto.
We continually monitor events and changes in circumstances that could indicate that the carrying amounts of our real estate assets may not be recoverable. Impairment indicators that we consider include, but are not limited to: bankruptcy or other credit concerns of a property’s major tenant, such as a history of late payments, lease concessions and other factors, all of which are heightened concerns as a result of the economic impact caused by the COVID-19 outbreak; a significant decrease in a property’s revenues due to lease terminations; vacancies; co-tenancy clauses; reduced lease rates; changes in anticipated holding periods; or other circumstances. We continue to evaluate our portfolio to determine if anticipated holding periods for certain properties may materially differ from the initial intended holding periods for such properties, which could result in an impairment charge in the future.

Related-Party Transactions and Agreements
We have entered into agreements with CIM Income NAV Management or its affiliates whereby we agree to pay certain fees, or reimburse certain expenses of, CIM Income NAV Management or its affiliates, primarily advisory and performance fees and expenses, organization and offering costs, sales commissions, dealer manager fees and expenses, ongoing stockholder servicing fees, and reimbursement of certain acquisition and operating costs. In addition, pursuant to the Subscription Agreement, the Company purchased $50.0 million of limited partnership interests of CIM UII Onshore, which is affiliated with CIM. See Note 12 — Related-Party Transactions and Agreements to our condensed consolidated financial statements in this Quarterly Report on Form 10-Q for a further explanation of the various related-party transactions, agreements and fees.
Conflicts of Interest
Richard S. Ressler, the chairman of our Board, chief executive officer and president, who is also a founder and principal of CIM and is an officer/director of certain of its affiliates, is the chairman of the board, chief executive officer and president of CMFT and CCIT III, a director of CCIT II and vice president of our advisor, CIM Income NAV Management. One of our directors, Avraham Shemesh, who is also a founder and principal of CIM and is an officer/director of certain of its affiliates, serves as a director of CCIT III and CMFT, is the chairman of the board, chief executive officer and president of CCIT II and CCPT V, and is president and treasurer of CIM Income NAV Management. One of our directors, Elaine Y. Wong, who is a principal of CIM, serves as a director of CCPT V, CCIT II and CMFT. One of our independent directors, W. Brian Kretzmer, also serves as an independent director of CMFT and CCIT III. Our chief financial officer and treasurer, Nathan D. DeBacker, who is also an officer of other real estate programs sponsored by CCO Group, is a vice president of CIM Income NAV Management and is an officer of certain of its affiliates. As such, there are conflicts of interest where CIM Income NAV Management or its affiliates, while serving in the capacity as sponsor, general partner, officer, director, key personnel and/or advisor for CIM or another real estate program sponsored or operated by CIM or CCO Group, including other real estate offerings in registration, may be in conflict with us in connection with providing services to other real estate related programs related to property acquisitions, property dispositions, and property management among others. The compensation arrangements between affiliates of CIM Income NAV Management and these other real estate programs sponsored or operated by CCO Group could influence the advice provided to us. See Part I, Item 1. Business — Conflicts of Interest in our Annual Report on Form 10-K for the year ended December 31, 2019.
Off-Balance Sheet Arrangements
As of September 30, 2020 and December 31, 2019, we had no material off-balance sheet arrangements that had or are reasonably likely to have a current or future effect on our financial condition, results of operations, liquidity or capital resources.
Item 3.Quantitative and Qualitative Disclosures About Market Risk
Market Risk
The market risk associated with financial instruments and derivative financial instruments is the risk of loss from adverse changes in market prices or interest rates. Our market risk arises primarily from interest rate risk relating to variable-rate borrowings. To meet our short and long-term liquidity requirements, we borrow funds at a combination of fixed and variable rates. Our interest rate risk management objectives are to limit the impact of interest rate changes on earnings and cash flows and to manage our overall borrowing costs. To achieve these objectives, from time to time, we may enter into interest rate hedge contracts such as swaps, collars and treasury lock agreements in order to mitigate our interest rate risk with respect to various debt instruments. We do not intend to hold or issue these derivative contracts for trading or speculative purposes. We do not have any foreign operations and thus we are not exposed to foreign currency fluctuations.
Interest Rate Risk
As of September 30, 2020, we had an aggregate balance of $122.0 million of variable rate debt outstanding under our Credit Facility, excluding any debt subject to interest rate swap agreements, and therefore, we are exposed to interest rate changes in LIBOR. As of September 30, 2020, an increase or decrease of 50 basis points in interest rates would result in an increase or decrease in interest expense of $610,000 per annum.
As of September 30, 2020, we had nine interest rate swap agreements outstanding, which mature on various dates from December 2020 to September 2022 with an aggregate notional amount of $290.7 million and an aggregate net fair value liability of $10.0 million. The fair value of these interest rate swap agreements is dependent upon existing market interest rates and swap spreads. As of September 30, 2020, an increase of 50 basis points in interest rates would result in a derivative liability of $7.8 million, representing a $2.2 million net change to the fair value of the net derivative liability. A decrease of 50 basis points would result in a derivative liability of $12.2 million, representing a $2.2 million net change to the fair value of the net derivative liability. See Note 8 — Derivative Instruments and Hedging Activities to our condensed consolidated financial statements in this Quarterly Report on Form 10-Q for more detailed discussion about our derivative instruments.
As the information presented above includes only those exposures that existed as of September 30, 2020, it does not consider exposures or positions arising after that date. The information presented herein has limited predictive value. Future actual realized gains or losses with respect to interest rate fluctuations will depend on cumulative exposures, hedging strategies employed and the magnitude of the fluctuations.
These amounts were determined by considering the impact of hypothetical interest rate changes on our borrowing costs and assume no other changes in our capital structure.
In July 2017, the Financial Conduct Authority (“FCA”) that regulates LIBOR announced it intends to stop compelling banks to submit rates for the calculation of LIBOR after 2021. As a result, the Federal Reserve Board and the Federal Reserve Bank of New York organized the Alternative Reference Rates Committee (“ARRC”) which identified the Secured Overnight Financing Rate (“SOFR”) as its preferred alternative to U.S. dollar LIBOR in derivatives and other financial contracts. We are not able to predict when LIBOR will cease to be available or when there will be sufficient liquidity in the SOFR markets. Any changes adopted by FCA or other governing bodies in the method used for determining LIBOR may result in a sudden or prolonged increase or decrease in reported LIBOR. If that were to occur, our interest payments could change. In addition, uncertainty about the extent and manner of future changes may result in interest rates and/or payments that are higher or lower than if LIBOR were to remain available in its current form.
We have the ability to borrow variable rate debt under our Credit Facility and interest rate swap agreements maturing on various dates from December 2020 to September 2022, as further discussed above, that are indexed to LIBOR. As such, we are monitoring and evaluating the related risks, which include interest on loans, amount paid on securities, or amounts received and paid on derivative instruments. These risks arise in connection with transitioning contracts to a new alternative rate, including any resulting value transfer that may occur. The value of loans, securities, or derivative instruments tied to LIBOR could also be impacted if LIBOR is limited or discontinued. For some instruments, the method of transitioning to an alternative rate may be challenging, as they may require negotiation with the respective counterparty.
If a contract is not transitioned to an alternative rate and LIBOR is discontinued, the impact on our contracts is likely to vary by contract. If LIBOR is discontinued or if the methods of calculating LIBOR change from their current form, interest rates on our current or future indebtedness may be adversely affected. While we expect LIBOR to be available in substantially its current form until the end of 2021, it is possible that LIBOR will become unavailable prior to that point. This could result, for example, if sufficient banks decline to make submissions to the LIBOR administrator. In that case, the risks associated with the transition to an alternative reference rate will be accelerated and magnified.
Credit Risk
Concentrations of credit risk arise when a number of tenants are engaged in similar business activities, or activities in the same geographic region, or have similar economic features that would cause their ability to meet contractual obligations, including those to us, to be similarly affected by changes in economic conditions. We are subject to tenant, geographic and industry concentrations. Any downturn of the economic conditions in one or more of these tenants, states or industries could result in a material reduction of our cash flows or material losses to us.
The factors considered in determining the credit risk of our tenants include, but are not limited to: payment history; credit status and change in status including the impact of the COVID-19 pandemic (credit ratings for public companies are used as a primary metric); change in tenant space needs (i.e., expansion/downsize); tenant financial performance; economic conditions in a specific geographic region; and industry specific credit considerations. We believe that the credit risk of our portfolio is reduced by the high quality of our existing tenant base, reviews of prospective tenants’ risk profiles prior to lease execution and consistent monitoring of our portfolio to identify potential problem tenants and mitigation options.

Item 4.Controls and Procedures
Evaluation of Disclosure Controls and Procedures
We maintain disclosure controls and procedures that are designed to provide reasonable assurance that information required to be disclosed in our reports under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms, and that such information is accumulated and communicated to us, including our chief executive officer and chief financial officer, as appropriate, to allow timely decisions regarding required disclosure. In designing and evaluating the disclosure controls and procedures, we recognize that no controls and procedures, no matter how well designed and operated, can provide absolute assurance of achieving the desired control objectives.
As required by Rules 13a-15(b) and 15d-15(b) of the Exchange Act, an evaluation as of September 30, 2020 was conducted under the supervision and with the participation of our management, including our chief executive officer and chief financial officer, of the effectiveness of our disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act). Based on this evaluation, our chief executive officer and chief financial officer concluded that our disclosure controls and procedures, as of September 30, 2020, were effective at a reasonable assurance level.
Changes in Internal Control Over Financial Reporting
No change occurred in our internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) during the three months ended September 30, 2020 that has materially affected, or is reasonably likely to materially affect, our internal control over financial reporting.

PART II — OTHER INFORMATION
Item 1.Legal Proceedings
In the ordinary course of business, we may become subject to litigation or claims. We are not aware of any material pending legal proceedings, other than ordinary routine litigation incidental to our business, to which we are a party or to which our properties are the subject.
Item 1A.Risk Factors
Except as set forth below, there have been no material changes from the risk factors set forth in our Annual Report on Form 10-K for the year ended December 31, 2019.
Risks Related to Our Business
The purchase and redemption of our shares is based on our NAV per share for each class, and the monthly determination of our NAV per share is based upon subjective judgments, assumptions and opinions about future events that may or may not turn out to be correct. As a result, our monthly NAV per share may not reflect the precise amount that might be paid to stockholders for their shares in a market transaction.
The purchase and redemption price for shares of our common stock is based on our NAV per share for each class as determined each month, which requires an estimate of the value of our assets and liabilities – consisting principally of illiquid commercial real estate and illiquid commercial real estate mortgages. Although periodic valuations of each of our commercial real estate assets, related liabilities and notes receivable secured by real estate are performed by our independent valuation expert, our advisor also monitors our commercial real estate assets for events that may be expected to have a material impact on the most recent estimated values provided by our independent valuation expert. The valuation methodologies used to estimate the value of our commercial real estate assets, related liabilities, notes receivable secured by real estate, and certain other assets and liabilities, involve subjective judgments, assumptions and opinions about future events, which may or may not turn out to be correct. Any resulting potential disparity in our NAV per share may be in favor of either stockholders who redeem their shares, or stockholders who buy new shares, or existing stockholders.
It may be difficult to reflect, fully and accurately, material events that may impact our monthly NAV between valuations.
Since our independent fund accountant’s determination of our monthly NAV per share for each class is based in part on annual (or more frequent, in the discretion of the Board) estimates of the values of each of our commercial real estate assets, and quarterly estimated values of related liabilities and notes receivable secured by real estate provided periodically by the independent valuation expert in individual appraisal reports in accordance with valuation policies approved by our Board, our published NAV per share on any given day may not fully reflect any or all changes in value that may have occurred since the most recent valuation. Our advisor reviews appraisal reports and monitors our commercial real estate assets, limited partnership units and notes receivable assets, notes receivable secured by real estate and related real estate liabilities, but it may be difficult to reflect fully and accurately rapidly changing market conditions or material events that may impact the value of our commercial real estate assets, limited partnership units and notes receivable secured by real estate or related real estate liabilities between periodic valuations, or to quickly obtain complete information regarding any such events. For example, an unexpected termination or renewal of a material lease, a material change in vacancies or an unanticipated structural or environmental event at a property may cause the value of a commercial real estate asset to change materially, yet obtaining sufficient relevant information after the occurrence has come to light and/or analyzing fully the financial impact of such an event may be difficult to do and may require some time. Additionally, the impact of the outbreak of COVID-19 on commercial real estate values may be significant and will largely depend on future developments, which are highly uncertain and cannot be predicted, including new information which may emerge concerning the severity of the COVID-19 outbreak, the success of actions taken to contain or treat the outbreak, and reactions by consumers, companies, governmental entities and capital markets. As a result, the NAV per share may not reflect a material event until such time as sufficient information is made available and can be analyzed, and the financial impact is fully evaluated, such that our NAV may be appropriately adjusted in accordance with our valuation policies. Any resulting disparity may be to the detriment of a purchaser of our shares or a stockholder selling shares pursuant to our share redemption plan.
NAV calculations are not governed by governmental or independent securities, financial or accounting rules or standards.
The method for calculating our NAV, including the components that are used in calculating our NAV, is not prescribed by rules of the SEC or any state securities regulatory agency. Further, there are no accounting rules or standards that prescribe which components should be used in calculating NAV, and our NAV is not audited by our independent registered public accounting firm. We calculate and publish NAV solely for purposes of establishing the monthly price at which we will sell and redeem classes of shares of our common stock and our stockholders should not view our NAV as a measure of our historical or future financial condition or performance. The components and methodology that are used by our independent fund accountant in calculating our NAV may differ from those used by other companies now or in the future. In addition, our NAV calculations, to the extent that they incorporate valuations of our assets and liabilities, are not prepared in accordance with GAAP. These valuations, which are based on market values that assume a willing buyer and seller, may differ from liquidation values that could be realized in the event that we were forced to sell assets.
Our advisor and its affiliates, including our dealer manager, face conflicts of interest caused by their compensation arrangements with us, which could result in actions that are not in the long-term best interests of our stockholders.
Our advisor and its affiliates, including our dealer manager, are entitled to substantial fees from us under the terms of the Advisory Agreement and the dealer manager agreement. These fees could influence the judgment of our advisor and its affiliates in performing services for us. Among other matters, these compensation arrangements could affect their judgment with respect to:
•the continuation, renewal or enforcement of our agreements with our advisor and its affiliates, including the Advisory Agreement and the dealer manager agreement;
•the advisor’s role in estimating accruals of expenses for our independent fund accountant’s calculation of our monthly NAV, as the fees of our advisor and its affiliates are based on our NAV; however, any intentionally inaccurate estimation of our daily net operating revenues, expenses and fees by our advisor could constitute a breach of its fiduciary duty to us and our stockholders, and may subject our advisor to significant liability; and
•the amount of fees paid to our advisor and its affiliates. While the fees must be approved on an annual basis by our independent directors, the approval process may be constrained, to some extent, because the independent directors are likely to consider, among other factors, our stockholders’ expectation that affiliates of CIM Income NAV Management will serve in management roles at our advisor and our dealer manager.
Our advisor is responsible for estimating amounts of certain liabilities that will affect the calculation of our NAV.
Our advisor is responsible for estimating the amounts of certain liabilities that are used by our independent fund accountant to determine our monthly NAV per share. These estimated amounts will include estimates of accrued fees and expenses attributable to the Offering, accrued operating fees and expenses and accrued distributions. To the extent that these liabilities are based on estimates, this could lead to conflicts of interest with our advisor because the advisor’s fee is based on a percentage of our NAV, although any intentionally inaccurate estimation of our daily net operating revenues, expenses and fees by our advisor could constitute a breach of its fiduciary duty to us and our stockholders, and may subject our advisor to significant liability.
Our stockholders’ interest in us will be diluted if we issue additional shares.
Our stockholders will not have preemptive rights to any shares we issue in the future. Our charter authorizes us to issue up to 500,000,000 shares of capital stock. Of the total number of shares of capital stock authorized, (a) 490,000,000 shares are designated as common stock, 122,500,000 of which are classified as D Shares, 122,500,000 of which are classified as T Shares, 122,500,000 of which are classified as S Shares and 122,500,000 of which are classified as I Shares, and (b) 10,000,000 shares are designated as preferred stock. Our Board may amend the charter from time to time to increase or decrease the aggregate number of authorized shares of capital stock or the number of authorized shares of capital stock of any class or series without stockholder approval. After our stockholders purchase shares of our common stock, our Board may elect, without stockholder approval, to: (1) sell additional shares of these classes of shares, or future classes of shares in our current or future public offerings; (2) issue equity interests in private offerings; (3) issue shares upon the exercise of the options we may grant to our independent directors or future employees; (4) issue shares to our advisor, its successors or assigns, in payment of an outstanding fee obligation; or (5) issue shares to sellers of properties we acquire in connection with an exchange of limited partnership interests of our operating partnership. To the extent we issue additional shares after a stockholder’s purchase, such stockholder will not experience dilution in the value of their shares given that each class of our common stock is valued monthly based on our NAV. However, to the extent we issue additional shares after a stockholder’s purchase, such stockholder’s percentage ownership interest will be diluted.
Pandemics or other health crises may adversely affect our business and/or operations, our tenants’ financial condition and the profitability of our properties.
Our business and/or operations and the businesses of our tenants could be materially and adversely affected by the risks, or the public perception of the risks, related to a pandemic or other health crisis, such as the recent outbreak of COVID-19.

The COVID-19 outbreak and the associated “shelter-in-place” or “stay-at-home” orders or other quarantine mandates or public health guidance issued by local, state or federal authorities has adversely affected a number of our tenants’ businesses.
The extent to which the COVID-19 pandemic will impact our operations and those of our tenants will depend on future developments, which are highly uncertain and cannot be predicted with confidence, including the scope, severity and duration of the COVID-19 pandemic , the actions taken to contain the COVID-19 pandemic or mitigate its impact, and the direct and indirect economic effects of the COVID-19 pandemic and the related containment measures. Management is evaluating rent relief requests on a case-by-case basis and not all requests for rent relief may be granted. To the extent we grant additional requests for rent relief, either in the form of rent deferral or abatement, or to the extent our tenants default on their lease obligations, it may have a negative impact on our rental revenue and net income. Management will continue to monitor the impact to our business, financial condition, results of operations, cash flow, and occupancy. Accordingly, we cannot predict the significance, extent or duration of any adverse impact of the COVID-19 pandemic on our business, financial condition, results of operations or cash flows for the fiscal year ending December 31, 2020. Moreover, certain risk factors set forth in our Annual Report on Form 10-K for the year ended December 31, 2019 should be interpreted as heightened risks as a result of the impact of the COVID-19 pandemic.
The declaration, amount and payment of future cash distributions on our common stock are subject to uncertainty due to current market conditions.
All distributions will be declared at the discretion of our Board and will depend on our earnings, our financial condition, REIT distribution requirements, and other factors as our Board may deem relevant from time to time. The economic impacts resulting from the COVID-19 pandemic could adversely affect our ability to pay distributions. Our Board is under no obligation or requirement to declare future distributions and will continue to assess our common stock distribution rate on an ongoing basis, as market conditions and our financial position continue to evolve. We cannot assure you that we will achieve results that will allow us to pay distributions on our common stock or that the level of distributions will be maintained or increased.
We have paid, and may continue to pay, some or all of our distributions, and fund some or all redemptions, from sources other than cash flows from operations, including borrowings, proceeds from asset sales or the sale of securities, which may reduce the amount of capital we ultimately deploy in our real estate operations and may negatively impact the value of our common stock.
To the extent that cash flows from operations is insufficient to pay distributions or to fund redemptions, we may pay all or some of our distributions and fund all or some of our redemptions from borrowings by the REIT, proceeds from asset sales or the sale of our securities. We have no limits on the amounts we may use to pay distributions from sources other than cash flows from operations. The payment of distributions and redemptions from sources other than cash flows from operations may reduce the amount of proceeds available for acquisitions, negatively impact the value of our common stock and reduce the overall return. We expect that, from time to time, we may declare distributions and/or fund redemptions that exceed our cash flows from operations and in anticipation of future cash flows.
The following table presents distributions and source of distributions for the periods indicated below (dollar amounts in thousands):

	Nine Months Ended September 30, 2020		Year Ended December 31, 2019
	Amount	Percent	Amount		Percent
Distributions paid in cash	$10,760	52%	$16,816		51%
Distributions reinvested	9,890	48%	16,201		49%
Total distributions	$20,650	100%	$33,017		100%

Source of distributions:
Net cash provided by operating activities (1)	$20,650	100%	$33,017	(2)	100%
Total sources	$20,650	100%	$33,017		100%
______________________
(1)Net cash provided by operating activities for the nine months ended September 30, 2020 and the year ended December 31, 2019 was $23.6 million and $32.5 million, respectively.
(2)Our distributions for the year ended December 31, 2019 were fully covered by cash flows from operating activities, including cash flows from prior periods of $471,000.

An inability to restore selected dealer agreements with key broker-dealers would impact our ability to raise capital in the near term.
In the wake of the economic disruption caused by the COVID-19 pandemic, our dealer manager was advised by several of the broker-dealers participating in our Offering that they would suspend their selected dealer agreements with our dealer manager with respect to such Offering until such time as the impacts from the COVID-19 pandemic on our real estate values and liquidity, including our ability to redeem shares, are better known. These suspensions were implemented by certain broker-dealers across all non-traded REIT and interval fund programs, and we are actively working to respond to their concerns, including by announcing a plan to maintain our liquidity position and redeem our shares in accordance with the limits set forth in our share redemption program by selling assets in addition to raising capital. The suspension of selected dealer agreements by broker-dealers participating in our Offering has had a negative impact on our ability to raise capital. If our efforts are not successful and broker-dealers do not reinstate their selected dealer agreements with our dealer manager, we may not be able to raise a substantial amount of additional capital. If we are not able to raise a substantial amount of capital, we may have difficulty in identifying and purchasing additional suitable properties on attractive terms in order to meet our investment objectives and may be unable to reduce our leverage profile. Additionally, this could impact our ability to obtain financing. This could also adversely affect our ability to pay regular distributions from cash flow from operations to investors, and could impact our ability to redeem shares pursuant to our share redemption program.

The financial performance of equity method investments that we acquire could adversely impact our results of operations.
For real estate-related investments that we account for under the equity method of accounting, we report our proportionate share of the net earnings or losses of our equity affiliates in our consolidated statement of operations. If the earnings or losses of our equity investments are material in any year, those earnings or losses may have a material effect on our net income and financial condition and liquidity. We do not control the day-to-day operations of our equity method investments or have the ability to cause them to pay dividends or make other payments or advances to their stockholders, including us, and thus the management of these businesses could impact our results of operations. Additionally, these businesses are subject to laws, regulations, market conditions and other risks inherent in their operations. Any of these factors could adversely impact our results of operations and the value of our investment.
Risks Associated with Debt Financing
Changes in banks’ inter-bank lending rate reporting practices or the method pursuant to which LIBOR is determined may adversely affect the value of the financial obligations to be held or issued by us that are linked to LIBOR.
LIBOR and other indices which are deemed “benchmarks” are the subject of recent national, international, and other regulatory guidance and proposals for reform. Some of these reforms are already effective while others are still to be implemented. These reforms may cause such benchmarks to perform differently than in the past, or have other consequences which cannot be predicted. It currently appears that, over time, U.S. Dollar LIBOR may be replaced by the SOFR published by the Federal Reserve Bank of New York. However, the manner and timing of this shift is currently unknown. Market participants are still considering how various types of financial instruments and securitization vehicles would react to a discontinuation of LIBOR. It is possible that not all of our assets and liabilities will transition away from LIBOR at the same time, and it is possible that not all of our assets and liabilities will transition to the same alternative reference rate, in each case increasing the difficulty of hedging. For example, switching existing financial instruments and hedging transactions from LIBOR to SOFR requires calculations of a spread. Industry organizations are attempting to structure the spread calculation in a manner that minimizes the possibility of value transfer between counterparties, borrowers, and lenders by virtue of the transition, but there is no assurance that the calculated spread will be fair and accurate or that all asset types and all types of securitization vehicles will use the same spread. The Company and other market participants have less experience understanding and modeling SOFR-based assets and liabilities than LIBOR-based assets and liabilities, increasing the difficulty of investing, hedging, and risk management. The process of transition involves operational risks. It is also possible that no transition will occur for many financial instruments. At this time, it is not possible to predict the effect of any such changes, any establishment of alternative reference rates or any other reforms to LIBOR that may be implemented. Uncertainty as to the nature of such potential changes, alternative reference rates or other reforms may adversely affect the market for or value of any securities on which the interest or dividend is determined by reference to LIBOR, loans, derivatives and other financial obligations or on our overall financial condition or results of operations. More generally, any of the above changes or any other consequential changes to LIBOR or any other “benchmark” as a result of international, national or other proposals for reform or other initiatives, or any further uncertainty in relation to the timing and manner of implementation of such changes, could have a material adverse effect on the value of and return on any securities based on or linked to a “benchmark.”

Item 2.Unregistered Sales of Equity Securities and Use of Proceeds
On December 6, 2011, the Initial Offering of up to $4.0 billion in shares of common stock was declared effective under the Securities Act. On August 26, 2013, the First Follow-on Offering was declared effective under the Securities Act; we designated the existing shares of our common stock that were sold prior to such date to be W Shares and registered two new classes of our common stock, A Shares and I Shares. On February 10, 2017, we commenced the Second Follow-on Offering. As a result of the Share Modifications, commencing November 27, 2018, we began offering and selling D Shares, T Shares, S Shares and I Shares in our offering, rather than W Shares, A Shares and I Shares. On August 7, 2020, we commenced the Third Follow-on Offering. We are offering to sell any combination of D Shares, T Shares, S Shares and I Shares with a dollar value up to the maximum offering amount of up to $4.0 billion, consisting of up to $3.5 billion in shares in the Primary Offering and up to $500.0 million in shares pursuant to the DRIP. Additionally, as of September 30, 2020, we were authorized to issue 10.0 million shares of preferred stock, but had none issued or outstanding.
As of September 30, 2020, we had issued approximately 48.5 million shares in the Offering, including shares issued pursuant to our DRIP, for gross proceeds of $873.3 million, out of which we recorded $25.5 million in upfront selling commissions, dealer manager fees and the current portion of stockholder servicing fees and $6.5 million in organization and offering costs. With the net offering proceeds of $841.3 million and the borrowings from our credit facility, we have acquired $1.1 billion in real estate assets, inclusive of capitalized acquisition costs, and incurred $12.5 million of acquisition-related expenses, as well as invested $49.7 million of capital in CIM UII Onshore.
As of November 5, 2020, we have sold the following common shares and raised the following proceeds in connection with the Offering (dollar amounts in thousands):

	D Shares	T Shares	S Shares	I Shares	Total
Primary Offering
Shares	26,175,740	17,239,259	6,976	1,611,242	45,033,217
Proceeds	$464,234	$318,654	$122	$29,123	$812,132
Distribution Reinvestment Plan
Shares	2,148,277	1,354,297	389	130,507	3,633,470
Proceeds	$38,425	$23,796	$7	$2,361	$64,588
Prior to April 1, 2020, we had adopted a share redemption plan to provide limited liquidity whereby, on a daily basis, stockholders could request that we redeem all or any portion of their shares. The redemption price per share for each class on any business day was equal to our NAV per share for such class for that day, calculated by the independent fund accountant after the close of business on the redemption request day, without giving effect to any share purchases or redemptions to be effected on such day. Subject to limited exceptions, stockholders who redeemed their shares of our common stock within the first 365 days from the date of purchase were subject to a short-term trading fee of 5% of the aggregate NAV per share of the shares of common stock received. In each calendar quarter, net redemptions were limited under our share redemption plan to 5% of our total NAV as of the end of the immediately preceding quarter, plus any unused percentage carried over to the next quarter, but the maximum carryover percentage could never exceed 15% in the aggregate, and net redemptions in any quarter could never exceed 10% of the prior quarter’s NAV.
Effective April 1, 2020, to the extent the Company redeems shares in any particular month, the Company will only redeem shares as of the opening of the last calendar day of that month (the “Redemption Date”). The redemption price per share for each class is equal to the NAV per share for such class on the Redemption Date. The Company may redeem fewer shares than have been requested in any particular month to be redeemed, or none at all, in its discretion at any time. The Company is also limited, in any calendar month, to shares whose aggregate value (based on the redemption price per share on the Redemption Date) is no more than 2% of the Company’s aggregate NAV as of the last calendar day of the previous calendar month and, in any calendar quarter, to shares whose aggregate value is no more than 5% of the Company’s aggregate NAV as of the last calendar day of the previous calendar quarter. In the event that the Company determines to redeem some but not all of the shares submitted for redemption during any month, shares submitted for redemption during such month will be redeemed on a pro rata basis. Stockholders who redeem their shares of the Company’s common stock within the first year of the date of purchase will be subject to a short-term trading fee of 5% of the aggregate NAV of the applicable class of shares of common stock redeemed. The Company may choose to redeem fewer shares in any particular month than have been requested to be redeemed, or none at all. As of July 2020, the Board determined that monthly redemptions temporarily will be limited to shares whose aggregate value is no more than 0.8% of our aggregate NAV as of the last calendar day of the previous calendar month, and in any calendar quarter, redemptions will be limited to shares whose aggregate value is no more than 2.0% of our aggregate NAV as of the last calendar day of the previous calendar quarter. While no assurances can be made regarding the timing of a return to the redemption plan limits stated in our existing share redemption plan, if at all, we are targeting the return to our redemption plan limits to occur in the second quarter of 2021.
We received redemption requests of approximately 4.5 million shares for $75.7 million in excess of our redemption limit during the three months ended September 30, 2020. Management, in its discretion, limited the amount of shares redeemed for the three months ended September 30, 2020, to an amount representing the remaining redemption capacity of the temporarily reduced quarterly redemption limit of 2% of our total NAV as of June 30, 2020.
During the three months ended September 30, 2020, we redeemed shares as follows:

Period	Total Number of Shares Redeemed	Average Price Paid per Share	Total Number of Shares Purchased as Part of Publicly Announced Plans or Programs	Maximum Number of Shares that May Yet Be Purchased Under the Plans or Programs
July 1, 2020 — July 31, 2020
D Shares	147,297	$16.98	147,297	(1)
T Shares	93,589	$16.55	93,589	(1)
S Shares	—	$—	—	(1)
I Shares	—	$—	—	(1)
August 1, 2020 — August 31, 2020
D Shares	161,660	$16.89	161,660	(1)
T Shares	80,219	$16.48	80,219	(1)
S Shares	—	$—	—	(1)
I Shares	2,007	$17.17	2,007	(1)
September 1, 2020 — September 30, 2020
D Shares	89,049	$16.87	89,049	(1)
T Shares	49,343	$16.47	49,343	(1)
S Shares	—	$—	—	(1)
I Shares	1,037	$17.16	1,037	(1)
Total	624,201		624,201
____________________________________
(1)A description of the maximum number of shares that may be purchased under our share redemption program and the amount of shares approved under our share redemption program is included in the narrative preceding this table. We announced the share redemption program in our initial registration statement and the amendments thereto in the multi-class registration statement.
Unregistered Sales of Equity Securities
None.
Item 3.Defaults Upon Senior Securities
None.
Item 4.Mine Safety Disclosures
Not applicable.
Item 5.Other Information
None.

Item 6.Exhibits
The following exhibits are included, or incorporated by reference, in this Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2020 (and are numbered in accordance with Item 601 of Regulation S-K).

Exhibit No.	Description

3.1
Second Articles of Amendment and Restatement of CIM Income NAV, Inc. (f/k/a Cole Real Estate Income Strategy (Daily NAV), Inc.), dated as of August 26, 2013 (Incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K (File No. 333-169535), filed August 26, 2013).

3.2
Articles of Amendment to the Articles of Amendment and Restatement of Cole Real Estate Income Strategy (Daily NAV), Inc. dated August 2, 2017 (Incorporated by reference to Exhibit 3.4 to the Company’s Post-effective Amendment No. 3 to the Company’s Registration Statement on Form S-11 (File No. 333-213271), filed August 2, 2017).

3.3
Second Articles of Amendment to the Second Articles of Amendment and Restatement of CIM Income NAV, Inc., dated November 27, 2018 (Incorporated by reference to Exhibit 3.3 of the Company’s Post-effective Amendment No. 9 to the Company’s Registration Statement on Form S-11 (File No. 333-213271), filed November 27, 2018).

3.4
Articles Supplementary to the Second Articles of Amendment and Restatement of CIM Income NAV, Inc., dated as of November 27, 2018 (Incorporated by reference to Exhibit 3.4 of the Company’s Post-effective Amendment No. 9 to the Company’s Registration Statement on Form S-11 (File No. 333-213271), filed November 27, 2018).

3.5
Bylaws of CIM Income NAV, Inc. (f/k/a Cole Real Estate Income Strategy (Daily NAV), Inc.) effective September 28, 2011 (Incorporated by reference to Exhibit 3.2 to the Company’s Pre-effective Amendment No. 4 to the Company’s Registration Statement on Form S-11 (File No. 333-169535), filed November 3, 2011).

3.6	First Amendment of Bylaws effective June 14, 2012 (Incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K (File No. 333-169535), filed June 19, 2012).
3.7
Second Amendment of Bylaws effective November 27, 2018 (Incorporated by reference to Exhibit 3.7 of the Company’s Post-effective Amendment No. 9 to the Company’s Registration Statement on Form S-11 (File No. 333-213271), filed November 27, 2018).

4.1
Second Amended and Restated Distribution Reinvestment Plan, effective November 27, 2018 (Incorporated by reference to Appendix D to the Company’s Prospectus filed pursuant to Rule 424(b)(3) (File No. 333-236339), filed August 10, 2020).

4.2
Second Amended and Restated Multiple Class Plan of CIM Income NAV, Inc., effective February 28, 2020 (Incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K (File No. 000-55187), filed February 28, 2020).

4.3	Form of Initial Subscription Agreement (Incorporated by reference to Appendix A to the Company’s Prospectus filed pursuant to Rule 424(b)(3) (File No. 333-236339), filed August 10, 2020).
4.4	Form of Additional Subscription Agreement (Incorporated by reference to Appendix B to the Company’s Prospectus filed pursuant to Rule 424(b)(3) (File No. 333-236339), filed August 10, 2020).
31.1*	Certifications of the Principal Executive Officer of the Company pursuant to Exchange Act Rule 13a-14(a) or 15d-14(a), as adopted pursuant to Section 302 of the Sarbanes-Oxley Act of 2002.
31.2*	Certifications of the Principal Financial Officer of the Company pursuant to Exchange Act Rule 13a-14(a) or 15d-14(a), as adopted pursuant to Section 302 of the Sarbanes-Oxley Act of 2002.
32.1**
Certifications of the Principal Executive Officer and Principal Financial Officer of the Company pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002.

101.INS*	XBRL Instance Document
101.SCH*	XBRL Taxonomy Extension Schema Document
101.CAL*	XBRL Taxonomy Extension Calculation Linkbase Document
101.DEF*	XBRL Taxonomy Extension Definition Linkbase Document
101.LAB*	XBRL Taxonomy Extension Label Linkbase Document
101.PRE*	XBRL Taxonomy Extension Presentation Linkbase Document

*	Filed herewith.
**	In accordance with Item 601(b)(32) of Regulation S-K, this Exhibit is not deemed “filed” for purposes of Section 18 of the Exchange Act or otherwise subject to the liabilities of that section. Such certifications will not be deemed incorporated by reference into any filing under the Securities Act or the Exchange Act, except to the extent that the registrant specifically incorporates it by reference.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

CIM Income NAV, Inc. (Registrant)

By:	/s/ Nathan D. DeBacker
Name:	Nathan D. DeBacker
Title:	Chief Financial Officer and Treasurer (Principal Financial Officer)
Date: November 13, 2020

INAV-SUP-6L